Prospectus

                                U.S. ENERGY CORP.

                  OFFER TO EXCHANGE SHARES OF U.S. ENERGY CORP.
                     FOR SHARES OF YELLOW STONE FUELS CORP.
 -------------------------------------------------------------------------------


        U.S. Energy Corp. ("USE") offers to issue shares of USE Common Stock in exchange for the shares of Common Stock of Yellow Stone Fuels Corp. ("YSFC") owned by persons who bought YSFC shares through American Fronteer Financial Corporation ("AFFC", formerly RAF Financial Corporation). The persons who so invested in YSFC are referred to in this Prospectus as the "shareholders." AFFC acted as the placement agent for YSFC in a private placement financing in late 1997 and early 1998. USE also offers to issue Warrants to Purchase Common Stock of USE ("USE Warrants") in exchange for the Warrants to Purchase Common Shares of YSFC ("YSFC Warrants") which were issued to AFFC as partial compensation for its placement agent services. YSFC shareholders (including holders of YSFC Warrants who have exercised their Warrants for YSFC shares) may exchange all or part of their YSFC shares for USE shares. Holders of unexercised YSFC Warrants may exchange all or some of their Warrants for USE Warrants. Shareholders of YSFC who did not invest in YSFC through AFFC cannot participate in this Exchange Offer.

        This Exchange Offer is made pursuant to the September 17, 1997 Exchange Rights Agreement between YSFC, USE and AFFC. There are no underwriting arrangements known to USE in connection with this Exchange Offer. Any selling discounts or commissions due on sale of the USE shares or USE Warrants acquired pursuant to this Exchange Offer will be paid by the sellers.

        The number of USE shares  offered to each YSFC  shareholder  is equal to
(x) the original  investment amount plus 10 percent annual interest,  divided by
(y) the average of the closing Nasdaq NMS bid prices for a share of USE Common Stock for the five trading days before USE receives the Notice of Election to Exchange from each YSFC shareholder and each holder of YSFC Warrants. The average price for USE Common Stock, as so determined from time to time, is referred to in this Prospectus as the "USE share value." The number of USE Warrants offered to each holder of YSFC Warrants is equal to (x) the number of YSFC shares underlying the holder's YSFC Warrants multiplied by $2.00, divided by (y) the USE share value. The USE Warrants will be exercisable until September 19, 2002 (the original term of the YSFC Warrants) at an exercise price per USE share which is equal to the USE share value. For information on how to exchange YSFC shares or YSFC Warrants, please see "Terms of the Exchange." The Exchange Offer will expire on September 13, 1999. No meeting of the YSFC shareholders will be held in connection with this Exchange Offer. On March 3, 1999 the USE share value was $3.88.


                     These are Speculative Securities which
                         Involve a High Degree of Risk.
                     See "Risk Factors" starting on page 8.

             These Securities Have Not Been Approved Or Disapproved
 By The Securities And Exchange Commission, Or Any State Securities Commission,
     Nor Has The Commission, Or Any State Securities Commission, Passed Upon
                The Accuracy Or Adequacy Of This Prospectus. Any
              Representation To The Contrary Is A Criminal Offense.
          -------------------------------------------------------------
        This Exchange Offer Expires at 5:00 pm MDT on September 13, 1999.

                  The date of this Prospectus is March 5, 1999

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

             HOW TO OBTAIN ADDITIONAL INFORMATION ABOUT USE AND YSFC

        USE is a public corporation and is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Therefore, USE files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's public reference facilities at Commission regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, or they may be obtained on the Internet at www.sec.gov.

        YSFC is a private corporation, and is not subject to the information requirements of the Exchange Act.

        This Prospectus incorporates important business and financial information about USE and YSFC that is not included in or delivered with this Prospectus. This information is available without charge to YSFC shareholders. Direct your oral or written request for information to Steven Richmond, Office Manager of USE or Mark Larsen, President of YSFC, at 877 North 8th West, Riverton, Wyoming 82501. USE's and YSFC's telephone number is 307.856.9271; USE's and YSFC's fax number is 307.857.3050. In order to ensure timely delivery of the documents, any request should be made as soon as possible. There is no meeting of the YSFC shareholders, and the Exchange Offer will not expire until September 13, 1999. The deadline for requesting information is August 31, 1999.

                 FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

        This Prospectus includes "forward-looking statements" within the meaning of Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including without limitation the statements under Management's Discussion and Analysis of Financial Condition and Results of Operations, the disclosures about the Green Mountain Mining Venture development schedule for the Wyoming properties, the projected operating status of Plateau Resources Limited's Shootaring Canyon uranium mill in Utah, future market prices for uranium oxide, possible utility contracts for uranium oxide, and the plan of operations for Yellow Stone Fuels Corp. and Sutter Gold Mining Company, are forward-looking statements. In addition, when words like "expect," "anticipate" or "believe" are used, we are making forward-looking statements.

        Although we believe that our expectations reflected in such forward-looking statements are reasonable, our expectations may not prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this Prospectus. See "Risk Factors." Other factors which are relevant to assessing the forward-looking statements are contained throughout this Prospectus. You should carefully consider the forward-looking statements in the context of all the information in this Prospectus.

                             SUMMARY OF THE OFFERING

        U.S. Energy Corp. U.S. Energy Corp. ("USE") is in the business of acquiring, exploring, developing and/or selling or leasing mineral properties, and the mining and marketing of minerals. USE is now engaged in two principal mineral sectors, uranium and gold; both sectors are in the development stage. The most significant uranium properties are located on Green Mountain and Sheep Mountain in Wyoming, and in southeast Utah. The gold property is located in Sutter Creek, California, east of Sacramento. Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. USE also carries on small oil and gas operations in Montana and Wyoming. Other USE business segments are commercial operations (real estate and general aviation) and construction operations. USE has a May 31 fiscal year.

        USE was incorporated in Wyoming in 1966. USE and Crested Corp. ("Crested") originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans). In 1980, USE and Crested formed a joint venture to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of the debts by Crested issuing common stock to USE, Crested became a majority-owned subsidiary of USE in fiscal 1993. All of USE's (and Crested's) operations are in the United States. Principal executive offices are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone 307.856.9271.

        Most of USE operations are conducted through a joint venture with Crested and various jointly-owned subsidiaries of USE and Crested. The joint venture with Crested is referred to in this Prospectus as "USECC". Gold operations are conducted through Sutter Gold Mining Company, a jointly-owned subsidiary. Construction operations are carried on primarily through USE's subsidiary Four Nines Gold, Inc. ("FNG").

        In fiscal 1998, USE and USECC signed an agreement with Kennecott Uranium Company ("Kennecott"), for the purchase of Kennecott's interest in the Wyoming uranium project held by the Green Mountain Mining Venture ("GMMV"). This agreement expired on October 30, 1998. Please see "Information About USE - Business and Properties - Minerals- Uranium-The Green Mountain Mining Project - Amendment to GMMV."

        In fiscal 1998, USE and Crested continued the development of the GMMV's Jackpot uranium mine and the upgrade of the GMMV's Sweetwater uranium mill and the Shootaring Canyon uranium mill in southeast Utah (owned by Plateau Resources Ltd., a wholly-owned USE subsidiary).

        For fiscal 1999 and 2000, USE seeks the financing necessary to continue development work at the Jackpot Mine. In late July 1998, USE, Crested and Kennecott made a business decision to temporarily cease development work at the Jackpot Mine; this decision was based upon the expected negative impact on uranium prices from the uranium inventory which USEC Inc. announced was held in its inventory and could be sold into the uranium market. USEC Inc. originally was the United States Enrichment Corporation, which was created in 1992 to hold the uranium enrichment facilities of the United States Department of Energy. USEC Inc. is not affiliated with USE or USECC. However, other factors are affecting the global uranium market (reductions in current and planned production). These other factors may justify the resumption of development work and putting the Utah uranium properties into production in the near-term may be warranted. See "Information About USE - Business and Properties - Uranium Market Information." USE is in discussions with various sources of capital to fund its uranium projects in Utah and Wyoming, but no funding agreements have been reached as of the date of this Prospectus. Kennecott has recently "fully impaired" its investment in the GMMV. See the GMMV Financial Statements in this Prospectus. For a discussion of this matter, see "Information About USE - Business and Properties - Minerals - Uranium - The Green Mountain Mining Venture."

        USE also is refining plans to build a mine and mill for the Sutter Gold Mine Project in California (held by Sutter Gold Mining Company), with the objective of continuing mine development, building a gold mill and producing gold, possibly in fiscal 2000. Permitting and some capital costs will be funded internally by Sutter Gold Mining Company. Additional funding will be needed to build the mine and mill, however, there are no funding agreements as of the date of this Prospectus. See "Information About USE - Gold."

        Yellow Stone Fuels Corp. Yellow Stone Fuels Corp. ("YSFC") is a corporation organized under the laws of Ontario, Canada. All operations are conducted through Yellow Stone Fuels, Inc., a Wyoming corporation which is wholly-owned by YSFC. Through its subsidiary, YSFC holds (through lease or ownership) approximately 9,480 acres of properties in Wyoming and New Mexico. The properties are believed to be suitable for uranium production using the in situ leach ("ISL") process. ISL mining pumps fortified water through underground uranium deposits to dissolve uranium, then pumps the pregnant solution back to the surface for processing to remove and concentrate the uranium. None of YSFC's properties are in production. YSFC will require significant amounts of capital to start any mining operations, but YSFC does not have such capital. YSFC's business of acquiring uranium properties will not be affected by the Exchange Offer.

        USE and Crested own a total of 3,000,000 (25.6%) of the issued and outstanding shares of YSFC Common Stock. Employees and affiliates of USE and Crested own an additional 7,495,000 shares (64.0%) of YSFC. The YSFC shareholders own 1,219,000 shares (10.4%) of YSFC.

The Exchange Offer

Securities Offered                     1,462,804 Shares of USE Common Stock (1)

                                       Warrants to Purchase 121,900 Shares
                                       of USE Common Stock (2)

USE Common Stock Outstanding Before
Exchange Offer                         7,906,526 Shares

USE Common Stock Outstanding After
Exchange Offer                         9,490,330 Shares (1)(2)(3)

Nasdaq NMS Symbol                      "USEG"
----------------------------
(1) Assumes that (i) the USE share value is $2.00 on the last day of the Exchange Offer period; and (ii) all the YSFC shares are exchanged on the last day of the Exchange Offer. To the extent the USE share value goes down or up from $2.00, and/or YSFC shares are exchanged before the last day of the Exchange Offer, then more or less USE shares and USE Warrants will be issued in the exchange.

(2) Assumes that (i) the USE share value is $2.00 for all USE Warrants; and (ii) that all YSFC Warrants are exchanged for USE Warrants.

(3) Assumes that all USE Warrants are exercised to purchase shares of USE Common Stock. See "Description of USE Securities."

        No meeting of the YSFC shareholders will be held in connection with this Exchange Offer. If all of the YSFC shareholders exchange all of their YSFC shares, USE will own 4,219,000 shares (36.0%) of YSFC (including the YSFC shares currently held by Crested). YSFC will not be merged into USE in connection with this Exchange Offer, and it is not presently anticipated that such a merger will be effected in the future. For additional information on this Exchange Offer, please see "Terms of the Exchange" below.

                             SELECTED FINANCIAL DATA

        The following tables shows certain selected historical financial data for USE for the five years ended May 31, 1998, and for YSFC for the two years ended May 31, 1998. Unaudited historical financial data for the six month periods ended November 30, 1998 and 1997, for both companies, also is shown. The selected data is derived from and should be read with the Financial Statements for USE and YSFC included in this Prospectus.

        In the opinion of each of USE and YSFC management, the unaudited financial data of each company have been prepared on a basis which is consistent with the audited financial data, and the interim financial data include all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of interim results.

U.S. Energy Corp.                                           May 31,
                             ---------------------------------------------------------------------
                                 1998         1997           1996          1995          1994
                                 ----         ----           ----          ----          ----

Current assets             $  14,301,000   $ 4,400,900   $  2,912,400   $ 3,390,100   $  3,866,600
Current liabilities            6,062,100     1,393,900      2,031,200     3,368,200      1,291,700
Working capital                8,238,900     3,007,000        881,200        21,900      2,574,900
Total assets                  45,019,100    30,387,100     34,793,300    33,384,500     33,090,300
Long-term obligations(1)      14,468,600    14,377,200     15,020,700    15,769,600     16,612,500
Shareholders' equity          17,453,500    12,723,600     14,617,000    12,168,400     12,559,100


(1)Includes  $8,778,800,  $8,751,800,  $3,978,800,  $3,951,800 and $3,951,800 of
accrued reclamation costs on mining properties at May 31, 1998, 1997, 1996, 1995 and 1994, respectively. See Note K of Notes to USE Consolidated Financial Statements.

                          November 30, 1998
                             (unaudited)
                             -----------

Current assets             $  10,050,000
Current liabilities            5,423,500
Working capital                4,626,500
Total assets                  40,299,800
Long-term obligations(2)      14,192,700
Shareholders' equity          14,085,000

(2)Includes $8,860,900 accrued reclamation costs at November 30, 1998.

                                                    For Years Ended May 31,
                             -----------------------------------------------------------------------
                                 1998          1997           1996           1995           1994
                                 ----          ----           ----           ----           ----

Revenues                     $11,558,500    $ 5,790,200    $ 9,632,200   $ 4,600,600     $ 8,776,300
Income (loss) before
   minority interest
   and equity in loss
   of affiliates, and
   income taxes                 365,000      (3,706,000)    (2,524,100)   (2,577,700)     (3,587,900)

Equity in loss of
   affiliates                  (575,700)       (690,800)      (418,500)     (442,300)       (531,200)

Net income (loss)              (983,200)     (3,724,500)       270,700    (2,070,600)     (3,370,800)

Loss per share               $     (.15)    $      (.58)   $      (.39)  $      (.48)    $      (.73)

Loss per share
   before cumulative effect
   of accounting change            (.15)           (.58)          (.39)         (.48)           (.73)
Income from discontinued
   operations                      --              --              .05           .06             .03
Gain on disposal of
   subsidiary operations in
   discontinued segment            --              --              .38         --              --
Cumulative effect at
   June 1, 1993 of income
   tax accounting change           --              --            --            --               (.06)
                             ----------     -----------     ----------   -----------     -----------
Net income (loss)
   per share, basic
   and diluted               $     (.15)    $      (.58)   $       .04   $      (.42)    $      (.76)
                             ==========     ===========    ===========   ===========     ===========

Cash dividends per share     $     -0-      $    -0-       $     -0-     $     -0-       $     -0-
                             ==========     ===========    ===========   ===========     ===========


                                       For Six Months Ended November 30,
                                    --------------------------------------
                                        1998                    1997
                                        ----                    ----

Revenues                            $ 3,012,600               $ 4,163,800
(Loss) income before
   minority interest
   and equity in loss
   of affiliates                     (3,506,100)                  294,900


Equity in loss of
   affiliates                       $   (43,600)              $  (406,300)

Net loss                             (3,244,700)                 (174,000)

Net loss per share
   basic and diluted                $     (0.42)              $    (0.03)
                                    ===========               ==========

Cash dividends per share            $     -0-                 $    -0-
                                    ===========               ==========


Yellow Stone Fuels Corp.                   May 31,                          November 30,
------------------------         ----------------------------      ----------------------------
                                    1998               1997            1998            1997
                                    ----               ----            ----            ----
                                                                    (unaudited)     (unaudited)

Current assets                   $1,718,400        $   23,300      $1,410,250        $1,276,100
Current liabilities                 605,700(1)          2,500         557,802(1)         54,900
Working capital                   1,112,700            20,800         852,448         1,221,200
Total assets                      1,996,400           218,400       1,801,611         1,534,100
Notes payable to affiliates            --             400,300            --              400,00
Shareholders' equity (deficit)    1,390,700          (184,400)      1,243,809         1,071,800

(1) Includes notes payable to affiliates USE and Crested of $400,000.


                                             For the Period
                                             from Inception
                              For Year       (June 3, 1996)                   November 30,
                               Ended            through           -----------------------------
                            May 31, 1998      May 31, 1997            1998              1997
                            ------------      ------------            ----              ----
                                                                   (unaudited)       (unaudited)

Revenues                     $  49,300        $     --             $   40,730         $   6,400

Net loss                      (546,000)         (395,300)            (160,595)         (222,200)

Net loss per share,
  basic and diluted          $   (0.05)       $    (0.04)          $   (0.01)         $    (.02)
                             =========        ==========           =========          =========

Cash dividends per share     $    -0-         $     -0-            $     -0-          $     -0-
                             =========        ==========           ==========         =========

      Selected Historical and Unaudited Pro Forma Per Share Financial Data

        The following sets forth selected historical and unaudited pro forma per share data of USE, and historical and equivalent unaudited pro forma per share data for YSFC, as if the Exchange Offer had been consummated for all the eligible YSFC shares, as of May 31 and November 30, 1998 and the one year and six month periods then ended, and as if (i) the USE share value was $2.00 and
(ii) the value of all such YSFC shares included 24 months of interest at 10 percent annually. The unaudited pro forma data are derived from the unaudited financial data for each company included in this Prospectus. The unaudited pro forma financial data are not necessarily indicative of the future results of operations or future financial positions of USE or YSFC. See "Terms of the Exchange Offer - Accounting Treatment of the Exchange Offer."

                 At May 31, 1998   At November 30, 1998                Pro Forma
                 ---------------   --------------------     --------------------------------
                                        (unaudited)         May 31, 1998       Nov. 30, 1998
                                                            ------------       -------------

Net loss          $ 983,200             $3,244,700          $1,039,460 (1)      $3,261,714 (1)

Book value
per share         $    2.32             $     1.87          $     2.27 (2)      $     1.89 (2)

Loss per
share basic
and diluted       $   (0.15)            $    (0.42)         $    (0.13)(3)      $    (0.35)(3)

Cash dividends
declared                -0-                    -0-                  -0-                 -0-

(1) Amounts represent the historical loss of USE and gives the effect of the additional 10.4% equity in loss of YSFC as if the additional interest was acquired at the beginning of the respective periods.

(2) Amount is calculated by dividing pro forma stockholders' equity by the proforma total outstanding shares of USE after the acquisition of the additional interest in YSFC.

(3) Amount is calculated by dividing the pro forma net loss by the pro forma weighted average shares outstanding as if the acquisition of the additional interest occurred at the beginning of the respective period.

        Comparative Market Value of the Securities of USE and YSFC. The Exchange Rights Agreement was signed on September 17, 1997. On September 16, 1997 the closing bid price of USE Common Stock was $10.125. On that date, there was no market for YSFC Common Stock and YSFC remains a private company as of the date of this Prospectus. However, as of September 16, 1997, AFFC and YSFC had signed an Agency Agreement for AFFC to sell shares of YSFC Common Stock in a private placement at a price of $2.00 per share. Therefore, $2.00 should be regarded as the historical per share price for YSFC as of September 16, 1997. Because the Exchange Rights Agreement was intended to make the dollar investment in YSFC shares equal to the dollar value of USE shares (except for the 10% interest factor), the shares of YSFC will be worth the same dollar amount of USE shares when an exchange is made, compared to the dollar investment on September 16, 1997.

                                                          Equivalent YSFC Market
 USE Market Value per      YSFC Market Value per Share      Value per Share at
Share at Sept. 16, 1997      Share at Sept. 16, 1997         Sept. 16, 1997(1)
-----------------------      -----------------------         -----------------
        $10.125                       $2.00                        $2.00

        (1) Equal to (i) the original amount invested by the YSFC shareholder, divided by (ii) the USE share value on September 16, 1997, then (iii) multiplied by the USE share value on September 16, 1997.

        Comparison of the Percentage of Outstanding Shares of USE and YSFC Held by Affiliates. No Voting Is Required.

        As of the date of this Prospectus, the officers, directors and affiliates of USE own (or control the voting of) 21% of the issued and outstanding shares of USE Common Stock (not including unexercised options to buy USE Common Stock). The officers, directors and affiliates of YSFC, including USE and Crested, own (or control the voting of) 70% of the issued and outstanding shares of YSFC Common Stock. See "Voting and Management Information."

        No approval by the shareholders of either USE or YSFC is required in connection with this Exchange Offer.

        No Regulatory Approvals Required. No Dissenters' Rights of Appraisal Apply. No approval from any federal or state regulatory agency will be required to be obtained in connection with this Exchange Offer. No dissenters' rights of appraisal are available to the YSFC shareholders in connection with this Exchange Offer, which means that YSFC shareholders may exchange all or part of their YSFC shares, but they do not have the right to sell back their YSFC shares to YSFC for cash equal to the "fair value" of the YSFC shares. See "Voting and Management Information."

        Tax Consequences. YSFC shareholders who elect to participate in this Exchange Offer may realize income in the form of capital gain when they sell their USE shares in the future. However, the participating YSFC shareholders will realize ordinary income equal to 10 percent annual interest on their original investment in YSFC. See "Terms of the Exchange Offer."

                                  RISK FACTORS

        The YSFC shareholders and the holders of the YSFC Warrants should note that the business of USE is subject to certain risks, including the following:

        1. Limited Development Capital. USE's expected cash requirements for the balance of fiscal 1999 and fiscal 2000 are the funding of on-going general and administrative expenses; mine and mill development and holding costs of the Sutter gold property; holding (standby) costs for the uranium mills in Wyoming and southeastern Utah; SMP and GMMV mine care and maintenance costs; and costs to acquire uranium oxide under the supply contract which USE and Crested hold.

        As of the date of this Prospectus, USE does not have enough capital or credit resources to put its uranium and/or gold properties into production, and has limited capital to start construction work on the gold property. It is possible, furthermore, that Kennecott will not fund any more development of the GMMV's Jackpot Mine. Therefore, USE will need substantial capital to prepare its properties for production and mine and mill uranium and/or gold from these properties.
USE may not obtain the necessary capital.

        See "Information About USE - USE's Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on working capital requirements and capital resources. See also Risk Factors 2 and 3 below.

        2. Sutter Gold - No Current Mining Operations or Gold Production. USE and Crested have invested substantial funds in capitalized costs and additional funds for operating expenses to acquire, permit and develop a gold property in California which is held through Sutter Gold Mining Company ("SGMC"). This investment represents a significant portion of USE's consolidated assets. Although SGMC completed private financings in fiscal 1997 for a total of $7,115,100, additional financing will be required to put the property into full production and build a mill on the property. If third-party financing cannot be obtained and USE is unable to fund SGMC's development and production costs from internally generated funds, USE may be adversely affected. In fiscal 1998, USE recorded an impairment of $1.5 million on its investment in SGMC; further impairments may have to be recorded during the remainder of fiscal 1999. See "Information About USE - Business and Properties - Gold - Lincoln Project (California)".

        3. Additional Shares to Market; Possible Dilution. USE may issue additional common stock in a private placement or a public offering if needed for development capital (see Risk Factor 1 above).

        In addition, USE and Crested may finance the development of the uranium assets through a new entity. The new entity would hold the principal uranium assets of USE and Crested, and USE and Crested would be the principal shareholders of the new entity. The impact of such a restructuring on the shareholders of USE and Crested will not be known until terms of the transaction have been finalized.

        4. Variable Revenues and Recent Losses. Due to the nature of USE's business, there are from time to time major changes in revenues from sale of mineral properties or otherwise. During fiscal 1991, $7,193,600 was recognized from sale of a partial interest in a uranium property to Kennecott Uranium Company (a GMMV partner). No similar revenues were recognized from fiscal 1992 through fiscal 1995. USE realized net income in fiscal 1992 of $613,000, but net losses were realized from fiscal 1993 through fiscal 1995 (in the respective amounts of $221,900, $3,370,800 and $2,070,600). Revenues in fiscal 1997 were
$5,790,200, compared to $9,632,200 in 1996. The decrease was primarily due to no revenues being recognized from mineral sales in 1997. In 1996, USE had a net profit of $270,700, but realized a net loss in 1997 of $3,724,500. In 1998, revenues were $11,558,500 but USE lost $983,200.

        5. Limited Number of Customers for Uranium. The worldwide market for uranium is marked by few buyers, aside from governments which buy uranium oxide for navy vessels and weapons manufacture, and an immaterial amount consumed by the medical sector. There are approximately 18 electric utilities in the United States (and 97 more in the rest of the world), which operate nuclear reactors (108 reactors in the United States, 331 in the rest of the world). Therefore, the number of potential customers for USE's uranium at any one time is likely to be very limited.

        6. Public Resistance to Nuclear Energy. In the late 1970s, a safety system failure at a nuclear reactor located at the Three Mile Island, Pennsylvania generating station resulted in an incident which decreased public acceptance of nuclear-powered electricity. Because of this incident, the Nuclear Regulatory Commission ("NRC") adopted and imposed new safety regulations on electric utilities which used nuclear power. A number of reactors which then were in the planning or construction phases were canceled by the domestic utility industry. Another nuclear reactor safety incident could again adversely affect public acceptance of nuclear power in the United States, and result in more regulations, which might cause some utilities to cut back on their plans to continue operating nuclear reactors or cancel plans to build new reactors. Any decrease in the number of operating and/or planned reactors might decrease future demand and prices for uranium oxide. See "Information About USE - Business and Properties - Uranium Market Information."

        7. Project Delay. USE's minerals business is subject to the risk of unanticipated delays in developing and permitting its uranium and gold projects. Such delays may be caused by fluctuations in commodity prices (see Risk Factor
9), mining risks (see Risk Factor 12), difficulty in arranging needed financing, unanticipated permitting requirements, or legal obstruction in the permitting process by project opponents. In addition to increasing project capital costs (and possibly operating costs), extended delays could result in a write off of all or a portion of USE's investment in the delayed project, and/or could trigger certain reclamation obligations sooner than planned.

        8. Debt. At May 31, 1998 USE had $278,200 of long-term debt ($503,900 including the current portion of $225,700), and a $1,000,000 secured line of credit from a commercial bank (with interest at the bank's prime rate plus .5%). The $1,000,000 line of credit has expired, but USE presently is negotiating to obtain a new bank line of credit for $2,500,000. At November 30, 1998, USE had $203,700 of long-term debt ($544,200 including the current portion of $340,500). The amount of debt is small relative to USE's financial condition. However, because of estimated reclamation obligations and standby costs of $13,055,600 (at May 31, 1998), USE may have a limited borrowing base and therefore could be unable to borrow significant amounts of money if the need arises. For information on the reclamation obligations and standby costs, see Risk Factor 14 and "Note K to the USE Consolidated Financial Statements."

        9. Commodity Price Fluctuations. The ability of USE to develop and operate its uranium and gold projects profitably will be significantly affected by changes in the market price of uranium and gold. From 1988 until mid- 1996, the spot market price for uranium concentrates (U3O8) was depressed and had been below $8.00 per pound as recently as 1992. See "Information About USE - Business and Properties - Uranium - Uranium Market Information." Uranium prices are subject to a number of factors beyond the control of USE including imports of uranium from Russia and other countries in the Commonwealth of Independent States ("CIS"), the amount of uranium produced and sold from the blending of highly enriched uranium recovered from U. S. and Russian nuclear weapons to produce lower enriched uranium for nuclear fuel, the build up by utilities of uranium fuel inventories and the sale of excess inventories into the market, the rate of uranium production in the United States, Canada, Australia and elsewhere by other producers and the rate of new construction of nuclear generating facilities, versus the rate of shutdown and decommissioning of older nuclear generating facilities, particularly in the United States.

        Market prices for uranium concentrates U3O8 in the United States recovered to between $16.25 and $16.50 per pound as of May 31, 1996, however, prices were between $10.30 and $14.80 per pound in fiscal 1997. The market price at January 19, 1999 was $10.00 per pound. USE believes that if the price increases substantially, more utilities will seek long term price stabilizing uranium supply contracts. If USE is able to obtain long term uranium supply contracts with assured prices exceeding its cost of production, then Plateau's and GMMV's properties will be profitable. USE estimates that its production costs will be comparable to the production costs of the more efficient uranium mines and mills now in operation, primarily because the mine and mill capital costs have been paid for by others. USE would be adversely affected if the United States utilities with nuclear power plants do not seek more long term uranium supply contracts by the end of calendar 2000. Although the extent of such adverse impact cannot be predicted, if uranium prices remained so depressed through calendar 2000 that USE's properties and facilities were not put into operation, the economic value of such assets might decrease.

        The market price of gold has fluctuated widely and is affected by numerous factors beyond USE's control, including international economic trends, currency exchange fluctuations, the extent of forward sales of gold by producers, consumption patterns (gold jewelry and gold coins), purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers and global or regional political events. Gold market prices are also affected by worldwide production levels, which increased in recent years, but currently are decreasing. The aggregate effect of these factors is impossible to predict at any one time. As of February 12, 1999, the Comex spot price of gold was $290.50 per ounce, compared to $373 per ounce on November 24, 1996.

        10. Proposed Federal Legislation. In recent years, the U.S. Congress has considered several proposals for major revisions of the General Mining Law of 1872, which governs mining claims and related activities on federal public lands. If any of the proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether Congress will pass such legislation. The effect of any revision of the General Mining Law of 1872 on USE's operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of the uranium properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects.

        11. Exploration Risks. Mineral exploration, particularly for gold, involves many risks and frequently is nonproductive. Efforts at the Sutter Gold Mine to identify additional gold ore reserves may not be successful. Moreover, substantial expenditures are required to establish additional ore reserves through drilling and build mining and processing facilities. During the time required to establish additional reserves and construct facilities, the economic feasibility of production may change because of fluctuating gold prices (see Risk Factor 9).

        12. Mining Risks and Insurance. The business of uranium and gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents, explosions and rock falls, earthquakes, flooding, interruptions due to weather conditions and other acts of God. Such risks could result in damage to or destruction of USE's mineral properties and production facilities, as well as to properties of others in the area, personal injury, environmental damage and process and production delays, causing monetary losses and possible legal liability. While USE maintains, and intends to continue to maintain, liability, property damage and other insurance consistent with industry practice, no assurance can be given that adequate insurance will continue to be available.

        USE carries property damage insurance with claim limits of $10,000,000.

        13. Title to Properties. Nearly all the uranium mining properties held by USE, GMMV and Plateau are on federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedures established by the General Mining Law of 1872. Title to such properties can be challenged. Although there now are no challenges to USE's title rights, such challenges in the future could jeopardize title and possibly cause delays in operations on the affected properties. See "Information About USE - Business and Properties - Mining Claim Holdings."

        14. Reclamation and Environmental Liabilities. USE's projects and operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation Liability Act. With respect to mining operations conducted in Wyoming, the mine permitting statutes, the Abandoned Mine Reclamation Act and industrial development and siting laws and regulations will impact USE. Similar laws in California affect SGMC operations and in Utah will affect Plateau's operations. In addition, USE's uranium mill in Utah and the GMMV mill in Wyoming are subject to jurisdiction of the Nuclear Regulatory Commission ("NRC").

        To the knowledge of USE, it is in compliance in all material respects with current environmental regulations. To the extent that production by GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy present or any future laws or regulations which relate to environmental protection, future USE earnings could be adversely affected. For additional information concerning the effect such environmental laws and regulations have on USE's capital expenditures, see "Information About USE - Business and Properties - Environmental" and "Notes F and K to USE's Consolidated Financial Statements."

        15. Possible Losses on Uranium Contracts. USE holds a contract for delivery of U3O8 to a domestic utility through 2000, exclusive of the utility's rights to increase or decrease delivery amounts by 10 to 30 percent. Profit or loss on the deliveries will depend on the cost of inventory.

        As of the date of this Prospectus, the prices under the contract exceed the current market price, however, there can be no assurance this situation will not change in the future. Increases in the spot market price would increase USE's and Crested's cost of delivering on the contract prior to the time that their uranium properties are in production, thus reducing potential profits or possibly producing losses.

        16. Competition. There is keen competition in the domestic minerals industry for properties and capital. USE's competitors include a number of major mining companies, most of which are larger than USE in all respects. In the production and marketing of uranium concentrates there are more than 10 major international entities (some of which are government controlled) that are significantly larger and better capitalized than USE.

        The location and composition of mineral ore bodies are of great importance to the competitive position of a mining company. Producers of high-grade ore with readily extractable minerals are in an advantageous position. Producers of one mineral may be able to efficiently recover other minerals as by-products, with significant competitive impact on primary producers. Substantial capital costs for equipment and mine-works are often needed. As a result, owners of producing properties, particularly if purchase contracts for the production are in place, generally enjoy substantial competitive advantages over organizations that propose to develop non-producing properties. Competition is also keen in the search for mineral properties and prospects and in the employment and retention of qualified personnel.

        USE expects competition from larger producers in Canada, Australia and Africa, as well as from U.S. in situ producers of uranium and other producers that recover uranium as a byproduct of other mineral recovery processes. There also is competition from uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of U.S. and Russian nuclear weapons and sold in the market by USEC Inc. and/or the United States Department of Energy, as well as from imports to the United States of uranium from the Commonwealth of Independent States (formerly the Soviet Union). See "Information About USE- Business and Properties - Uranium - Uranium Market Information" and "NUEXCO Exchange Value".

        17. Estimates of Mineralized Materials. The estimates of mineralized resources at the GMMV's Round Park uranium ore deposit in Wyoming and SGMC's gold property in California have been reviewed by independent consultants. However, such estimates are necessarily imprecise and depend to some extent on statistical inferences from limited sampling results which may, on occasion, prove unreliable. Should USE encounter mineralization or formations at any of its mines or projects different from those predicted by drilling and similar examinations, those estimates may have to be adjusted and mining plans may have to be altered in a way that could adversely affect USE's operations.

        18. Bullfrog Litigation. USE and Crested are defendants and counter- or cross-claimants in certain litigation in the District Court of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") in July 1991. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims.

        If USE's and Crested's position concerning extralateral rights is ultimately sustained, substantial additional revenues and income may be received from royalties on the gold produced from the Bullfrog Mine. If, however, the final decision in this litigation is adverse to USE and Crested, USE and Crested could be adversely affected. See "Information About USE - Legal Proceedings."

        19. Potential Issuance of Preferred Stock. Under the USE Restated Articles of Incorporation, as amended ("Restated Articles") and as permitted by the Wyoming Business Corporation Act ("WBCA"), the Board of Directors of USE has authority to create one or more series of preferred stock and to issue shares thereof, without the approval of any USE shareholders. The creation and issue of USE preferred stock with dividend rights senior to USE's Common Stock could adversely affect common stockholder participation in future earnings through dividends that otherwise would be available for distribution to holders of the Common Stock.

        Such preferred stock also could inhibit a takeover of USE. Under the WBCA, separate voting approval by classes of stock is required for certain substantive corporate transactions. If the interests of preferred stockholders is perceived to be different from those of the common stockholders, the preferred stockholders could withhold approval of the transactions needed to effect the takeover.

        20. Potential Anti-Takeover Effects of Staggered Board. USE's Board of Directors is presently divided into classes. Pursuant to the Restated Articles and as permitted by the WBCA, the directors in each class serve a three year term, and only those directors in one class are reelected each year. This board classification could stall a takeover of USE, even if a majority of the Common Stock were to be held by persons desiring a change in control of the Board. See "Description of Securities."

                           TERMS OF THE EXCHANGE OFFER

        General. This Exchange Offer is made pursuant to the September 17, 1997 Exchange Rights Agreement between USE, YSFC and AFFC. This Exchange Offer is made by USE to each of the YSFC shareholders who invested in YSFC through AFFC in late 1997 and early 1998. Each such YSFC shareholder may exchange some or all the YSFC shares owned for shares of USE Common Stock until the expiration of this Exchange Offer at 5:00 pm MDT on September 13, 1999. This Exchange Offer also is made by USE to each holder of the YSFC Warrants, who may exchange some or all of the YSFC Warrants for USE Warrants. Shareholders of YSFC who did not invest in YSFC through AFFC cannot participate in this Exchange Offer.

        The Exchange Rights Agreement was intended to provide liquidity to the YSFC shareholders (and the holders of the YSFC Warrants), by allowing them the opportunity to exchange their securities in a private company (YSFC) for securities in a Nasdaq NMS public company (USE). The Exchange Rights Agreement was negotiated at arms' length between YSFC, USE (which had founded and organized YSFC and owns a substantial number of YSFC shares), and AFFC (as YSFC's placement agent in the private offering of YSFC restricted shares). Under the Exchange Rights Agreement, if YSFC were not listed on Nasdaq NMS by the eighteenth month anniversary of the Exchange Rights Agreement, USE would be required at that time to make an offer to the YSFC shareholders to exchange free trading shares of USE Common Stock for their restricted shares of YSFC. An initial listing on Nasdaq NMS would require YSFC to meet several conditions, including having minimum net tangible assets of $6,000,000 and at least 400 shareholders. YSFC does not meet these conditions to listing (and does not anticipate meeting these conditions in 1999 or 2000). Therefore, this Exchange Offer is being made to the YSFC shareholders and holders of the YSFC Warrants pursuant to the Exchange Rights Agreement.

        The basic terms of the Exchange Rights Agreement were approved by the USE board of directors at a special meeting of the directors of USE and Crested on August 19, 1997. At that meeting, the directors of USE and Crested discussed the various basic terms of the Exchange Rights Agreement as proposed by AFFC, the funding of YSFC through that date by USE and Crested and other factors including USE share value in August 1997. The directors of USE and Crested discussed the difficulties which had been encountered in trying to obtain funding for YSFC before, and they discussed the amount of funding to be raised for YSFC by AFFC. At that meeting USE and Crested authorized John L. Larsen and Max T. Evans, directors of USE and Crested, respectively, and Daniel P. Svilar (general counsel to both companies) and R. Scott Lorimer (chief financial officer for both companies) to negotiate with AFFC to include a cost sharing provision in the Exchange Rights Agreement, and to execute such Agreement on behalf of USE and Crested. AFFC did not agree to the cost sharing proposal (ie. to pay any of the costs of this Prospectus). The Exchange Rights Agreement was executed by all parties on September 17, 1997.

        Exchange Ratio - Shares. The Exchange Ratio for shares is based upon (x) the original investment amount paid by the YSFC shareholder plus 10 percent simple annual interest, divided by (y) the average of the closing Nasdaq NMS bid prices for a share of USE Common Stock for the five trading days before USE receives the Notice of Election to Exchange from each YSFC shareholder. The average price for USE Common Stock is referred to in this Prospectus as the "USE share value." No fractional USE shares will be issued; any fractional shares will be rounded up to the next full USE share.

        As an example of how the Exchange Offer to YSFC shareholders might be applied, USE would issue 5,813 shares to a YSFC shareholder who bought 5,000 shares of YSFC on October 16, 1997, and through this Exchange Offer, elected to exchange all of his or her YSFC shares for USE shares and sent the Notice of Election to Exchange to USE on June 1, 1999 when the USE share value is assumed to be $2.00.

           Example of How the Exchange Ratio for Shares Is Calculated

                          Total                USE               Number of USE
 Invested Amount       Interest(1)         Share Value         Shares Exchanged
 ---------------       -----------         -----------         ----------------

   $10,000.00          $1,624.94             $2.00              5,813 Shares

        (1) Interest is calculated at $83.33 per month for this example (based on 10 percent per year on the $10,000.00 investment, divided by 12 months); interest accrues for the 19.5 months from October 16, 1997 to June 1, 1999.

        Exchange  Ratio - Warrants.  The Exchange Ratio for warrants is based on
(x) the number of YSFC shares underlying the holder's YSFC Warrants multiplied by $2.00, divided by (y) the USE share value. The USE Warrants will be exercisable until September 19, 2002 (the original term of the YSFC Warrants) at an exercise price per USE share which is equal to the USE share value. See "Description of USE Securities."

        As an example of how the Exchange Offer to holders of YSFC Warrants might be applied, USE would issue USE Warrants to purchase 16,254 USE shares to a holder of YSFC Warrants who elected to exchange YSFC Warrants when the USE share value is assumed to be $2.00.

          Example of How the Exchange Ratio for Warrants Is Calculated

 Number of YSFC Shares     YSFC Shares x           USE              USE Shares
  Under YSFC Warrant         By $2.00           Share Value       Under Warrant
  ------------------         --------           -----------       -------------
        16,254                $32,508              $2.00          16,254 Shares

        USE will pay all of the costs of the Exchange Offer (legal and accounting fees, and printing and mailing costs), which are related to this Prospectus and the registration statement which includes this Prospectus. USE will not pay any commissions on resale of the USE shares or USE Warrants acquired by YSFC shareholders or holders of YSFC Warrants under the Exchange Offer.

Plan of Distribution.

        The USE shares will be offered for sale by the holders of the USE shares and Warrants acquired in this Exchange Offer at market prices from time to time. Selling commissions will be paid by such persons. No sales proceeds will be paid to USE or any subsidiary of USE.

        The USE shares and Warrants may be offered from time to time (i) in transactions in the Nasdaq NMS over-the-counter market, in negotiated transactions or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such persons may effect such transactions directly with the broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers for who they may act as agents or the persons to who they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Sales of the securities may be made pursuant to this Prospectus or pursuant to Rule 144 adopted under the 1933 Act.

        No underwriting arrangements exist as of the date of this Prospectus. Upon being advised of any underwriting arrangements that may be entered into by the holders of the USE shares or Warrants after the date of this Prospectus, USE will prepare and file a post-effective amendment to this Registration Statement including a supplement to this Prospectus to disclose the name of such underwriters and such arrangements.

        USE is paying the expenses estimated at $10,000 for registering the USE securities under the 1933 Act.

        How to Participate in the Exchange Offer. If you want to participate in the Exchange Offer, you must complete and sign the Notice of Election to Exchange (included with this Prospectus), and send it to USE together with your certificates for YSFC shares (and a signed stock power) or your YSFC Warrants. Your stock power must be stamped guaranteed by a bank or brokerage firm which participates in the Medallion stamp program.

        Your Notice of Election to Exchange will be irrevocable once received and accepted by USE. You are entitled to only one election; however, you may exchange some or all of your YSFC securities at that time. USE will issue shares of Common Stock and YSFC Warrants to the participating YSFC shareholders and holders of the YSFC Warrants, based on the USE share value in effect when your Notice of Election to Exchange is received, and, in the case of YSFC shares, the amount of interest which has accrued. Please allow up to 15 days for processing and mailing certificates for USE shares to you. Along with your certificates, you will receive a computation of the Exchange Ratio which was applied to your YSFC securities.

        The Notice of Election to Exchange and other documents must be received at USE on or before September 13, 1999. No Notice of Election to Exchange will be accepted after September 13, 1999.

        The Exchange Rights Agreement is included in this Prospectus.

Federal Income Tax Consequences of the Exchange Offer.

        The Exchange Offer is not a "tax free" transaction. The following summary is intended to highlight the most important federal income tax consequences of the Exchange Offer for participating YSFC shareholders. It should be noted that USE has not obtained any legal opinion concerning the federal income tax consequences of the Exchange Offer for YSFC shareholders who participate in the Exchange Offer. In addition, the summary does not discuss the tax consequences for holders of YSFC Warrants who participate in the Exchange Offer. YSFC shareholders and the holders of YSFC Warrants should consult their own tax advisors to determine the federal (and state) income tax consequences of participating in the Exchange Offer.

        In general, a participating YSFC shareholder will acquire most of his or her USE shares with a basis (for income tax purposes) equal to the original investment in YSFC shares ($2.00 per share). If a participating YSFC shareholder holds the USE shares received in the Exchange Offer for more than 12 months, any gain or loss realized on sale thereafter will be treated as capital gains or losses under the Internal Revenue Code of 1986, as amended (the "IRC"), using a basis of $2.00 per USE share.

        In addition, the USE shares received in payment of the accrued 10 percent annual interest on the original investment in YSFC shares will constitute ordinary income under the IRC; the income will be deemed earned in the calendar year of receipt, and the tax will be due in the following year. The amount of income will be equal to the market value of the USE shares representing payment of that interest amount.

                          DESCRIPTION OF USE SECURITIES

        The USE Restated Articles of Incorporation authorize issuance of 20,000,000 shares of Common Stock, $.01 par value, and 100,000 shares of preferred stock, $.01 par value.

        Common Stock. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

        Holders of Common Stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors to the USE Board of Directors. Cumulation is effected by multiplication of shares held by the number of director nominees, and voting is by casting the product as desired among the nominees; directors are elected by a plurality of votes cast.

        Pursuant to the Restated Articles of Incorporation and the Wyoming Management Stability Act, shares of USE Common Stock held by affiliated companies (Crested, Plateau and SGMC) may be voted by such affiliated companies in elections of USE directors, so long as USE conducts substantial business in Wyoming and is "qualified" under such Act as having assets in excess of $10,000,000, with a class of stock listed on Nasdaq or on a principal exchange.

        In the event of dissolution, liquidation or winding up of USE, holders of Common Stock are entitled to share ratably in assets remaining after creditors (including holders of any preferred stock, as to liquidation preferences) have been paid.

        All outstanding shares of Common Stock and the shares of USE Common Stock to be issued in the Exchange Offer will be, when issued, fully paid and nonassessable.

        Preferred Stock. The USE Board of Directors is authorized to issue shares of preferred stock in one or more series, with such rights to redemption, liquidation preference, dividends, voting and other matters as determined by the

Board of Directors, without authorization from the USE stockholders. Accordingly, the USE Board of Directors could issue preferred shares with dividend rights senior to the Common Stock. Under the Wyoming Business Corporation Act, separate classes of stock are entitled to vote separately on certain substantive transactions (e.g., a merger or sale of most of the USE assets), with approval of the transaction subject to approval by each class.

        No shares of USE preferred stock have been issued, and no series thereof has been established to date.

        Warrant to Shamrock Partners, Ltd. On January 20, 1998 USE entered into a nonexclusive one year Investment Banking Consulting Agreement with Shamrock Partners, Ltd. ("SPL"), 111 Veterans Square, Media, Pennsylvania, under which SPL is to provide financial consulting services and advice concerning financing, merger and acquisition proposals, and to assist USE in arranging meetings between representatives of USE and financial institutions in the investment community (including broker-dealer firms, security analysts, and portfolio managers). For SPL's services, as of December 5, 1997 USE authorized the issuance to SPL a Warrant to Purchase 200,000 shares of Common Stock of USE at a price of $6.00 cash per share; the Warrant is exercisable through January 20, 2000. The Holder (or substitute Holders) of the Warrants are not entitled to any rights of a shareholder in USE by virtue of holding the Warrants.

        The Warrant carries certain rights of registration with the Commission under the 1933 Act as more specifically described in the Warrant. If the Company so registers the Warrants solely to accommodate the registration for public sale of the underlying 200,000 Warrant Shares, the Holder or Holders of the Warrants may not sell or otherwise transfer the Warrants for a period of 24 months after the effective date of such registration statement, which period prevents sale or transfer of the Warrants prior to their Expiration Date.

        As of the date of this Prospectus, SPL has not exercised the Warrant, and USE has not filed a registration statement for SPL in connection with the Warrant. This Prospectus does not include such Warrant or any shares of Common Stock issuable on its exercise.

        Warrant to Sunrise Financial Group, Inc. As of December 1, 1997, USE retained Sunrise Financial Group, Inc. ("Sunrise") to serve as a financial consultant and advisor on a nonexclusive basis until December 1, 1998. Sunrise provided a limited amount of services and advice pertaining to USE's business. As compensation for Sunrise's services, in December 1997, USE issued to Sunrise a Warrant to Purchase 225,000 shares of Common Stock; the Warrant is exercisable until December 1, 2000 at $10.50 per share. Sunrise has the right to demand that USE register the purchased shares for sale to the public through filing a registration statement with the Commission. As of the date of this Prospectus, Sunrise has not exercised the Warrant. This Prospectus does not include such Warrant or any shares of Common Stock issuable on exercise of such Warrant.

        Share Option to R.J. Falkner & Company. In February 1999, USE retained R.J. Falkner & Company ("RJF") for shareholder relations and stock brokerage communication services for one year. USE will pay RJF $2,000 per month, plus expenses, and will grant a three year option to R. Jerry Falkner, an affiliate of RJF, to purchase 20,000 shares of restricted USE shares of Common Stock at $2.62 per share until February 1, 2002. USE will register the exercise of the options and resale of the USE shares purchased on exercise with the Commission, by including the securities in another registration statement filed by USE, or at Mr. Falkner's request, made at any time before February 1, 2001.

        USE Warrants. On September 19, 1997, YSFC issued YSFC Warrants to AFFC and three individuals associated with AFFC, pursuant to the Agency Agreement between AFFC and YSFC by which AFFC, acting as YSFC's placement agent, sold shares of restricted Common Stock of YSFC to customers of AFFC. The YSFC Warrants are exercisable at any time during the four years ending September 19, 2002, to purchase an aggregate of 121,900 shares of restricted Common Stock of YSFC at a price of $2.00 per share. Pursuant to the terms of the YSFC Warrants, YSFC shares may be purchased for cash, or in a cashless transaction by YSFC issuing YSFC shares in number equal to result of dividing (x) the market value of the underlying shares less $2.00, by (y) the market value of the underlying share, then (z) multiplying the resulting fraction by the number of YSFC shares issuable on exercise of the holder's YSFC Warrant. The cashless exercise method would reduce the number of shares issuable on exercise of the YSFC Warrants, but would not result in any cash proceeds being received by YSFC.

        The YSFC Warrants contain anti-dilution provisions which would adjust the exercise price of the Warrants in the event YSFC were to issue shares for consideration which is less than the $2.00 exercise price of the Warrants. These provisions will continue to be available to holders of YSFC Warrants who participate in this Exchange Offer. The USE Warrants issued to participating holders of the YSFC Warrants will contain similar anti-dilution provisions, which would adjust the exercise price of the USE Warrants as necessary after the holder's Notice of Election to Exchange is received by USE.

        USE Warrants issued to the holders of YSFC Warrants who elect to participate in this Exchange Offer will have terms identical to the terms of the YSFC Warrants, except that the exercise price for the USE Warrants will be equal to the USE share value determined on the date the holder's Notice of Election to Exchange is received by USE.

        Comparison of the Rights of Holders of Securities of YSFC and USE. There are no material differences between the rights of holders of Common Stock of YSFC, and the rights of holders of Common Stock of USE or between the rights of holders of YSFC Warrants and the rights under the USE Warrants.

        Accounting Treatment of the Exchange Offer. Assuming all of the YSFC shares and YSFC Warrants are exchanged for USE shares and USE Warrants pursuant to this Exchange Offer, the accounting treatment of the Exchange Offer by USE will be as follows:

        If all of the YSFC shares are exchanged for USE shares, USE's percentage ownership of YSFC will increase from its current 25.6 percent to 36.0 percent (38 percent if YSFC converts the debt owed to USE and Crested to YSFC shares, see "Information About YSFC"). As a result of USE's increased ownership in YSFC, a greater percentage of the equity in YSFC's operating results will be included in USE's operating results, and reflected in the USE financial statements on a quarterly and annual basis. In addition, as a result of the shares exchanged under this Exchange Offer, a greater number of USE shares will be stated as outstanding on the USE balance sheets. However, USE will not own a majority of the YSFC shares, and therefore YSFC's financial statements will not be consolidated into the USE financial statements.

        Except for summary information, this Prospectus does not include pro forma financial information (which would show financial information about USE as if the Exchange Offer were completed as of May 31, 1998, the 12 months then ended, and the six months ended November 30, 1998), because after the Exchange Offer (i) YSFC will remain a minority subsidiary of USE, and (ii) the increase in equity ownership by USE in YSFC as a result of the Exchange Offer would not have materially affected USE's operating results on a pro forma basis. See "Summary of the Offering - Selected Financial Data - Selected Historical and Unaudited Pro Forma Per Share Financial Data" above.

        The Exchange Offer will effect a percentage dilution to the ownership of USE by its current shareholders. If the USE share value in effect at the date of this Prospectus remains at $2.00 throughout the Exchange Offer, the YSFC shareholders could acquire up to 15.85 percent of USE. This percentage will decrease or increase depending on (i) the number of YSFC shares actually exchanged, and (ii) USE share values in effect from time to time during the Exchange Offer. In addition, there will be dilution in the per share net tangible book value of the USE shares presently outstanding ($1.87 at November 30, 1998 before the Exchange Offer, $1.89 at November 30, 1998 on a pro forma basis assuming the Exchange Offer were consummated for all YSFC shares as of that date and a USE share value of $2.00).

                    Information About the Holders of Warrants

        The number of YSFC Warrants, and the number of USE shares owned by the holders of the YSFC Warrants after the Exchange Offering shown in the table below. None of the holders has had any position or served as an officer or director of YSFC or USE or any other company affiliated with USE. American Fronteer Financial Corporation acted as placement agent for a private financing of YSFC in 1997. The individual holders Robert L. Long, John P. Kanouff and Robert H. Taggart, Jr. still are associated with AFFC.

                                Number of               Number of        USE Warrants or
Name of Holder                YSFC Warrants           USE Warrants        Shares Offered
--------------                -------------           ------------        --------------
American Fronteer
  Financial Corporation           48,760                 48,760                48,760
Robert L. Long                    30,475                 30,475                30,475
John P. Kanouff                   30,475                 30,475                30,475
Robert H. Taggart, Jr.            12,190                 12,190                12,190
                                --------               --------              --------
                                 121,900                121,900  (1)          121,900

(1) Assumes that the USE share value is $2.00 on the date(s) when all the YSFC Warrants are exchanged for USE Warrants and that all YSFC Warrants are exchanged for USE Warrants. To the extent the USE share value goes down or up from $2.00, then more or less USE Warrants will be issued in the Exchange Offer.

                              INFORMATION ABOUT USE

BUSINESS AND PROPERTIES

Minerals - Uranium

        General. USE has interests in several uranium-bearing properties in Wyoming and Utah and in uranium processing mills in Sweetwater County, Wyoming (the "Sweetwater Mill") and in southeastern Garfield County, Utah (the "Shootaring Mill"). All the uranium-bearing properties are in areas which produced significant amounts of uranium in the 1970s and 1980s. USE plans to develop and operate these properties (directly or through a subsidiary company or a joint venture) to produce uranium concentrates ("U3O8") for sale to public utilities that operate nuclear powered electricity generating plants. In addition, other uranium-bearing properties in New Mexico and Wyoming are held by Yellow Stone Fuels Corp. (a minority joint subsidiary of USE and Crested).

        The property interests of USE in Wyoming are:

        Green Mountain
        --------------

        521 unpatented lode mining claims (the "Green Mountain Claims") on Green Mountain in Fremont County, Wyoming, including 105 claims on which the Round Park (Jackpot) uranium deposit is located, and the Sweetwater Mill, (approximately 23 miles south of the proposed Jackpot Mine). These assets are held by the Green Mountain Mining Venture ("GMMV"), owned 50 percent by USE and USECC (the "USE Parties"), and 50 percent by Kennecott Uranium Company ("KUC" or "Kennecott"), a subsidiary of Kennecott Energy and Coal Company of Gillette, WY. Kennecott Energy and Coal Company is a subsidiary of Rio Tinto plc, formerly RTZ plc of London. Rio Tinto plc is one of the world's leading natural resource companies and owns 69% of Rossing Uranium Corp.'s operations in Namibia in southwest Africa. Rossing currently produces about 6,000,000 lbs. of U3O8 of its 10,000,000 lb. annual capacity. Rio Tinto has delayed indefinitely the construction of its 4,000,000 lb. U3O8 per year Kintyre uranium project in Western Australia.

        All of the GMMV mining claims are accessible by county, private and/or United States Bureau of Land Management ("BLM") access roads. Exploration and delineation of the principal uranium resources in the proposed Jackpot Mine have been substantially completed. The BLM has signed a Record of Decision approving the Jackpot Mine Plan of Operations following preparation of a final Environmental Impact Statement ("EIS") for the proposed mine, and on June 25, 1996, the Wyoming Department of Environmental Quality ("WDEQ") issued Mine Permit No. 660 that is required for GMMV to develop the underground Jackpot Mine and mine the uranium deposits. The proposed mine has had no previous operators, and will be a new mine when opened. The Big Eagle Mine and related claim groups (which are near the proposed Jackpot Mine and are part of the Green Mountain Claims held by the GMMV), are accessible by county and private roads. The Big Eagle Mine was first operated by Pathfinder Mines Corporation ("PMC") starting in the late 1970s.

        Sheep Mountain
        --------------

        Unpatented lode mining claims, underground and open pit uranium mines and mining equipment in the Crooks Gap area are located on Sheep Mountain in Fremont County, Wyoming and are adjacent to and west of the GMMV mining claims. From 1988 to June 1, 1998, these assets were held by Sheep Mountain Partners ("SMP"). On June 1, 1998, USECC received back from SMP all of the Sheep Mountain mineral properties and equipment, in partial settlement of disputes with Nukem, Inc. ("Nukem") and its subsidiary Cycle Resource Investment Corp. ("CRIC"). The disposition of SMP cash and the CIS uranium supply contracts, remain in dispute. See "Legal Proceedings." The Sheep Mountain Mines 1 and 2 are accessible by county and private roads and were first operated by Western Nuclear, Inc., a subsidiary of Phelps Dodge Corporation, in the late 1970s.

        Yellow Stone Fuels Corp.
        ------------------------

        Approximately 9,480 acres of properties are held by 282 unpatented lode mining claims which have been staked by YSFC, plus four state leases held by YSFC. The properties are located in Wyoming and New Mexico, and are believed to be prospective of uranium and suitable for in-situ leaching.

        The property interests of USE in Utah through Plateau Resources Limited are:

        The Tony M Mine and the Frank M properties, underground uranium deposits in San Juan County, Utah located partially on Utah State mining leases. These properties are accessible by county roads.

        Plateau is the lessee of the Tony M Mine and portions of the Frank M properties and has posted a bond securing Plateau's obligations to reclaim these properties. The Tony M mine was originally developed by Plateau at the time Plateau was owned by Consumers Power Company ("CPC"), a Michigan public utility. Significant areas of uranium mineralization have been accessed and delineated by the prior owner's underground workings. When the Tony M Mine was in production (while Plateau was owned by CPC), it produced ore containing from three to eight pounds of uranium concentrates per ton. Some of this ore was processed at the Shootaring Mill. In addition, low grade uranium ore was stockpiled at the Tony M Mine and at the Shootaring Mill.

        Plateau also acquired the Velvet Mine and the nearby Woods Complex in the Lisbon Valley area in southeastern Utah. The Velvet Mine was fully developed and permitted by its prior owner and is located approximately 178 miles by road from the Shootaring Mill. The Woods Complex was formerly an operating uranium mine with a remaining undeveloped resource. Access to this resource would be by extending a drift approximately 2,500 feet from the former Wood Mine. The Woods Mine property is not permitted, but USE does not expect difficulty in obtaining a new permit because the surface facilities would occupy the site that has been disturbed from previous operations.

        Plateau Resources Limited is a wholly-owned subsidiary of USE, however, Crested will have an interest in Plateau. See "Plateau Shootaring Canyon Mill" below.

THE GREEN MOUNTAIN MINING VENTURE ("GMMV") PROJECT

        GMMV. In fiscal 1998, USE and USECC signed the Acquisition Agreement to acquire Kennecott Uranium Company's interest in the GMMV. The following is a description of the formation of GMMV and certain of its terms, which have been modified as a result of the Acquisition Agreement and related transactions, as set forth under the "Amendment to GMMV" below.

        In fiscal 1991, USE and USECC entered into an agreement to sell 50 percent of their interests in the Green Mountain uranium claims, and certain other rights, to Kennecott for $15,000,000 (USE's share of the proceeds was $12,600,000, and the balance was Crested's) and a commitment by Kennecott to fund the first $50,000,000 of GMMV expenditures pursuant to Management Committee budgets. At the same time, USE and USECC ("USE Parties") and Kennecott formed the GMMV and entered into a joint venture agreement (the "GMMV Agreement") with the USE Parties to develop, mine and mill uranium ore from the Green Mountain Claims, and market U3O8.

        After the first $50,000,000 of GMMV expenditures advanced by Kennecott is spent (which has been completed, see "Properties and Mine Plan" below), the GMMV expenses are to be shared by the parties generally in accordance with their participating interests (50 percent Kennecott, 50 percent USE Parties). The agreement also provides that Kennecott will pay a disproportionate share (up to an additional $45,000,000) of GMMV operating expenses, but only out of cash operating margins from sales of processed uranium at more than $24.00/lb (for $30,000,000 of such operating expenses), and from sales of processed uranium at more than $27.00/lb (for the next $15,000,000 of such operating expenses).

        Pursuant to the GMMV Agreement, each party's participation interest in the GMMV is subject to reduction for voluntary or involuntary failure to pay its share of expenses as required in approved budgets (including Kennecott's commitment to fund the initial $50,000,000 of the GMMV expenditures), so that in effect, the interest held by each party collateralizes its performance. However, a defaulting party would remain liable for third party liabilities incurred during the GMMV operations, proportionate to its interest before reduction.

        The GMMV cash flows will be shared between Kennecott and the USE Parties according to their participation interests. However, 105 of the Green Mountain Claims, which cover the Round Park (Jackpot) uranium deposit, currently believed to be the most significant mineralized resource on Green Mountain, were formerly owned solely by USE. Pursuant to an agreement between USE and Crested, cash flow from production of uranium out of these 105 Green Mountain Claims will be distributed only to USE and Kennecott, and GMMV expenditures on such properties will be shared 50 percent by USE and 50 percent by Kennecott. Milling costs will be paid by USE and Kennecott as operating costs.

        The USE Parties' share of GMMV cash flow resulting from the balance of the properties (outside the 105 claims), which were previously owned by USE and Crested together, will be shared equally by USE and Crested. GMMV expenditures from such properties will be shared 25 percent each by USE and Crested, and 50 percent by Kennecott. Such latter properties are expected to be developed after the Round Park (Jackpot) deposit is placed into production and the uranium deposits on these properties may be accessed through the proposed tunnels at the Jackpot Mine. Development work at the Jackpot Mine was temporarily halted in late July 1998, see "USEC Inc." below.

        The GMMV Management Committee has three Kennecott representatives and two USECC representatives, acts by majority vote, and appoints and supervises the project manager. In fiscal 1993, Kennecott became the GMMV project manager and has continued as project manager through the date of this Prospectus. USECC has continued work on a contract basis at Kennecott's request.

        Activities on the GMMV properties have included environmental and mining equipment studies, mine permitting and planning work, property maintenance, setting up a uranium marketing program, acquisition and monitoring of the Sweetwater Mill and preparation of an application to the U. S. Nuclear Regulatory Commission ("NRC") to convert the Sweetwater Mill license from standby to an operating license. USE has completed the construction of additional mining support facilities at the Jackpot Mine including; the installation of natural gas lines and phone services; construction of a new shop building containing offices, a dry-change room, emergency generators, air compressors and mechanical repair base; upgrading the ore haul road; and installation of a conveyor and stacker and other incidental mine activities, while maintaining all permits and licenses at the Jackpot Mine and Sweetwater Mill. For underground mine development work, as of the date of this Prospectus, the GMMV has driven twin decline tunnels 18 feet wide and 12 feet high on a -17 percent grade approximately 2,000 feet each into Green Mountain with 1,000 feet of cross cuts between the declines. All of these development costs in fiscal 1998 and to date in fiscal 1999 have been funded through approximately $14,000,000 advanced to the GMMV in connection with Kennecott's $50,000,000 work commitment (for its 50 percent interest).

AMENDMENT TO GMMV

        On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott, for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. This Agreement was not closed by the October 30, 1998 deadline because of difficulties in trying to raise the financing in light of current prices in the uranium oxide market. Kennecott paid USE and USECC $4,000,000 as a purchase option, and committed to provide the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational. See "USE Management's Discussion and Analysis - Liquidity and Capital Resources - May 31, 1998." The work was performed by USECC as lessee of all the GMMV mineral properties under a Mineral Lease Agreement between the GMMV and USECC (the "Mineral Lease"), and as an independent contractor under a Contract Services Agreement (the "Mill Contract") between Kennecott (as manager of the GMMV) and USECC. Both the Mineral Lease and the Mill Contract, as well as a Fourth Amendment to the GMMV Mining Venture Agreement among Kennecott, USE and USECC (the "Fourth Amendment to the GMMV Agreement"), were executed simultaneously with the Acquisition Agreement. Under the Fourth Amendment to the GMMV Agreement, Kennecott received a credit against its original $50,000,000 commitment to fund the GMMV. See "Properties and Mine Plan" below.

        The funding was advanced to Kennecott by an affiliate, Kennecott Energy Company ("KEC") under a secured recourse Promissory Note (the "Note") bearing interest at 10.5% per annum starting in April 1999 until paid in full. As of the date of this Prospectus, approximately $12,900,000 of the $16,000,000 has been provided to the GMMV. The Acquisition Agreement was not closed, and therefore the Note remains an obligation of Kennecott alone. The Note is secured by a first mortgage lien against Kennecott's 50% interest in the GMMV pursuant to a Mortgage granted by Kennecott to KEC.

        Because the Acquisition Agreement was not closed, the Mineral Lease and Mill Contract were terminated, and all operations on the GMMV project are now conducted pursuant to the amended GMMV Agreement. USE and USECC, and Kennecott retain their respective 50% interests in the GMMV, and Kennecott's obligation to repay the money loaned by KEC remains Kennecott's obligation, without any adverse effect on the 50% interest in the GMMV held by USE and USECC. However, the Jackpot Mine development work and Sweetwater Mill upgrade work funded by $12,900,000 advanced (out of the $16,000,000 loan) has benefitted all parties. The GMMV parties will remain in the GMMV, and the development, mining and milling costs will be paid for by such parties. If one of the parties does not pay its share, its percentage in the GMMV is reduced if the other party pays instead. Kennecott may not wish to participate further in the project. If USE has the funding to pay for all costs to continue the development of the Jackpot Mine and the upgrade work at the Sweetwater Mill, and USE makes the decision to continue the project, then Kennecott's interest would be reduced.

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



Thus, it is possible that USE could indirectly purchase Kennecott's interest through funding the project through the GMMV. USE does not presently have the financial resources to fund the GMMV by itself.

        The USE Parties and Kennecott have not agreed upon the GMMV budget for the three month period ended February 28, 1999, and the USE Parties will not be paying for their share of that budget of expenditures. Therefore, the USE Parties' 50% interest in the GMMV will be reduced by a small amount. However, the GMMV will not be affected otherwise.

        Kennecott, which is one-half owner of the GMMV, has determined that its investment in the GMMV is "fully impaired." Kennecott has more than $52 million invested in the GMMV (including the $15 million paid to USE when the GMMV was formed in 1991), compared to USE/Crested's investment of approximately $950,000. Therefore, even though Kennecott, and USE/Crested, are one-half owners in the GMMV, Kennecott would have to realize significantly greater cash flows than USE/Crested out of GMMV operations to recover its investment. See GMMV Audited Financial Statements included in this Prospectus.

        USE believes the decisions to finish the Jackpot Mine development work, get the Sweetwater mill licensed for operation and start mining operations should be based on careful analysis of all of the project mining and milling costs, and that pricing models for long term contracts to supply uranium oxide to utilities should be taken into account. See "Uranium Market Information" below.

        USE will continue to evaluate project mining and milling costs, and the uranium oxide market in terms of both spot market prices and potential demand from utilities for long term supply contracts. It is possible that no impairment of USE's investments in its uranium properties (including the Utah properties and the properties held by YSFC) will be necessary. However, it is also possible that an impairment, or reduction in the carrying value of the uranium property investments, will be necessary in the future. Any impairment would be recorded as an expense on USE's consolidated statement of operations, and a reduction in total assets on its balance sheet.

        USEC Inc. In 1992, Congress enacted the "Energy Policy Act of 1992" creating the U.S. Enrichment Corporation ("USEC") to operate the U.S. Department of Energy's ("DOE") uranium enrichment program. Congress later enacted the "USEC Privatization Act of 1996" to privatize USEC and allowed the DOE to transfer various forms of uranium to USEC. The DOE has transferred approximately 75 million pounds of uranium and uranium equivalents to USEC. On July 22, 1998, USEC changed its name to USEC Inc. and became a publicly traded company. Because of the anticipated negative impact of USEC Inc.'s sales of new uranium inventory in the market (see "Marketing - U.S. Enrichment Corporation" below) on uranium oxide prices, on July 31, 1998, Kennecott and USE and Crested made a business decision to temporarily place the Jackpot Mine on standby, which resulted in the lay off of approximately 47 employees. Resumption of development work by the GMMV will depend on resolution of the USEC Inc. uranium inventory sales issue (see "U.S. Enrichment Corporation" below and "Legal Proceedings") and improved uranium prices, and USE's ability to raise the funds to pay its share of GMMV costs. USE believes the GMMV's decision to place the development of the Jackpot Mine on standby, should be viewed as an interim event, because anticipated improved uranium prices based on supply and demand projections, or even continued level prices, could lead to a decision to resume development work on the Jackpot Mine. See "Uranium Market Information" below.

PROPERTIES AND MINE PLAN

        The GMMV owns a total of 521 claims on Green Mountain, including the 105 claims on which the Round Park (Jackpot) uranium deposit is located. Surface rights are owned by the United States Government under management by the BLM. In addition, other uranium mineralization has been delineated in the Phase 2 and Whiskey Peak deposits on these claims, which formerly belonged to USE and Crested. These deposits are undeveloped. "Mineral Deposit" or "mineralized material" is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility. Roads and utilities have been put in place, which are satisfactory to support mine development.

        The GMMV also owns the Big Eagle Properties on Green Mountain, which contain substantial uranium mineralization, and are adjacent to the other GMMV mining claims. The Big Eagle Properties contain two open-pit mines, as well as related roads, utilities, buildings, structures, equipment and a stockpile of 500,000 tons of uranium material with a grade of approximately one pound of U3O8 per ton of mineralized material. The assets include two buildings (38,000 square feet and 8,000 square feet) formerly used by Pathfinder Mines Corporation ("PMC") in mining operations. Also included are three ore-hauling vehicles, each having a 100-ton capacity. Permits transferred to the GMMV for the properties include: a permit to mine, an air quality permit, and water discharge and water quality permits. The GMMV owns the mineral rights to the underlying unpatented lode mining claims.

        The Round Park (Jackpot) mining claims contain deposits of uranium which have been estimated to contain 52,000,000 pounds of U3O8; the grade averages 4.6 pounds of U3O8 per ton of mineralized material. The GMMV plans to mine this mineralized material from two decline tunnels (-17 percent slope) in the Jackpot Mine, which will be continued underground from the south side of Green Mountain when operations resume. The first of several mineralized horizons is about 2,300 feet vertically down from the top of Green Mountain.

        The declines will ultimately extend up to 12,300 feet in length to access the different zones of the deposit; one decline will be used for ventilation and transportation of personnel, and the other will convey ore, rock and waste out of the mine. The mine plan estimates that the Jackpot Mine will produce about 3,000 tons of uranium ore per day and will have an expected mine life of 13 to 22 years. The Big Eagle Mine facilities located about three miles west of the Jackpot Mine site will be utilized. As many as 250 workers may be required during full mining operations. To the date of this Prospectus, USE has run approximately 2,000 feet of tunnel in each decline.

        The USE Parties expect the Jackpot Mine development costs will not exceed an additional $10,000,000 to reach the "B" zone to continue the development in the ore at the Round Park deposit. However, cost estimates may change as the development progresses. Pursuant to the GMMV Agreement, Kennecott agreed to fund the initial $50,000,000 in development costs including reclamation costs. To April 30, 1997, such expenditures totaled approximately $20,355,142. In fiscal 1998, approximately $10,160,896 of additional GMMV costs had been funded by advances to the GMMV out of the $16,000,000 loan to Kennecott. With the 2 for 1 credit provision in the Acquisition Agreement which also applied to the $4,000,000 purchase option payment, Kennecott had completed its $50,000,000 commitment. Since June 1997, Kennecott has advanced approximately $14,000,000 of the $16,000,000 to the GMMV, leaving a balance of $2,000,000. Whether this $2,000,000 will be made available by Kennecott for the GMMV to keep the Jackpot Mine on standby status has not been determined as of the date of this Prospectus.

        Sweetwater Mill. In fiscal 1993, the GMMV acquired the Sweetwater uranium processing mill and associated properties located in Sweetwater County, Wyoming, approximately 23 miles south of the proposed Jackpot Mine, from a subsidiary of Union Oil Company of California ("UNOCAL"), primarily in consideration of Kennecott and the GMMV assuming environmental liabilities, and decommissioning and reclamation obligations.

        Kennecott is manager and operator of the Sweetwater Mill and, as such, will be compensated by the GMMV out of production. Payments for pre-operating management will be based on a sliding scale percentage of mill cash operating costs prior to mill operation; payments for operating management will be based on 13 percent of mill cash operating costs when processing ore. Mill holding costs have been paid by the GMMV and funded by Kennecott as part of its (now completed) $50,000,000 funding commitment.

        The Sweetwater Mill includes buildings, milling and related equipment, real estate improvements, mining and mill site claims and other real property interests, personal property and intangible property (including government permits relating to operation of those properties). The major assets are the mill buildings and equipment located on approximately 92 acres.

        The mill was designed as a 3,000 ton per day ("tpd") facility. UNOCAL's subsidiary, Minerals Exploration Company, reportedly processed in excess of 4,200 tpd for sustained periods. The mill is one of the newest uranium milling facilities in the United States, and has been maintained in good condition. UNOCAL has reported that the mill buildings and equipment have historical costs of $10,500,000 and $26,900,000, respectively.

        As consideration for the Sweetwater Mill, GMMV agreed to indemnify UNOCAL against certain reclamation and environmental liabilities, which indemnification obligations are guaranteed by Kennecott Energy and Coal Company (parent of Kennecott Uranium Company). GMMV has agreed to be responsible for compliance with mill decommissioning and land reclamation laws, for which the environmental and reclamation bonding requirements are approximately $24,330,000, which includes a $4,560,000 bond required by the NRC. None of the GMMV future reclamation and closure costs are reflected in the Consolidated Financial Statements (see "Notes F and K to USE Consolidated Financial Statements").

        The reclamation and environmental liabilities assumed by the GMMV consist of two categories: (1) cleanup of the inactive open pit mine site near the mill (the source of ore feedstock for the mill when operating under UNOCAL), including water (heavy metals and other contaminants) and tailings (heavy metals dust and other contaminants requiring abatement and erosion control) associated with the pit; and (2) decontamination and cleanup and disposal of the mill building, equipment and tailings cells after mill decommissioning. On June 18, 1996, Kennecott established an irrevocable Letter of Credit through Morgan Guaranty Trust Company of New York City in the amount of $19,767,079 in favor of the Wyoming Department of Environmental Quality ("WDEQ") for reclamation requirements of the GMMV. The Letter of Credit was increased by $10,000 on August 26, 1996 to cover off-permit wetland enhancement. The WDEQ exercises delegated jurisdiction from the United States Environmental Protection Agency ("EPA") to administer the Clean Water Act and the Clean Air Act, and directly administers Wyoming statutes on mined land reclamation. The Sweetwater Mill is also regulated by the NRC for tailings cells and mill decontamination and cleanup. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act, pertaining to any hazardous materials which may be on site when cleanup work is started.

        Although the GMMV is liable for all reclamation and environmental compliance costs associated with mill and site maintenance, as well as mill decontamination and cleanup and site reclamation and cleanup after the mill is decommissioned, USECC believes it is unlikely USECC would have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), such costs covered by the letters of credit or other surety appear to be within the $24,330,000 of reclamation bonds posted by Kennecott for GMMV. These costs are not expected to increase materially if the mill is not put into operation. Second, UNOCAL has agreed that if the GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or February 1, 2001, (which liabilities are not due solely to the operations of GMMV), then UNOCAL will loan the GMMV the first $8,000,000 (escalated according to the Consumer Price Index to current dollars, from 1993) of such expenditures. Any reimbursement for the loan may only be recovered by UNOCAL from 20% of future cash flows from sale of uranium concentrates processed through the Sweetwater Mill. Third, payment of reclamation and environmental liabilities related to the Mill is guaranteed by Kennecott. Last, the GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities when mining and milling operations are finally shut down.

        Kennecott will be entitled to contribution from the USE Parties in proportion to their participating interests in the GMMV, if Kennecott is required to pay mill cleanup costs directly pursuant to its guarantee. Such contributions would be required only if the liabilities cannot be satisfied by Kennecott within the balance of any development commitment as provided by the Acquisition Agreement, after the credits provided by the Fourth Amendment to the GMMV Agreement (see "Amendment to GMMV" above). In addition, if and to the extent such liabilities resulted from UNOCAL's mill operations, and payment of the liabilities was required before February 1, 2001 and before mill production resumes, then up to $8,000,000 (escalated) of that amount would be paid by UNOCAL, before Kennecott would be required to pay on its guarantee. However, notwithstanding the preceding, the extent of any ultimate USECC liability for contribution to mill cleanup costs cannot be predicted.

        Permitting and Activities. The WDEQ issued a mine permit for the Jackpot Mine on June 26, 1996. This Permit allows the GMMV to proceed with construction of mine surface facilities, further underground mine development and eventual mining of the Round Park (Jackpot) Deposit.

        The Jackpot Mine Plan of Operations and a combination of the alternatives analyzed in the EIS will allow for the disposal of mine waste rock in the Big Eagle Mine pits some three miles from the Jackpot declines, the upgrading of existing roads, and the construction of new haul road segments to transport ore to the Sweetwater Mill. These roads will be subject to modification in alignment necessary to minimize or avoid adverse impacts to riparian and cultural resources.

        Kennecott has initiated discussions and made filings with the NRC regarding amendments to the Source Material License to resume ore processing at the Sweetwater Mill. The NRC advised that the Operating Permit would be issued in October or November 1998, however, as of the date of this Prospectus the Operating Permit has not been issued.

        USE believes all of the uranium operations in which it owns an interest are in compliance with these rules. There ultimately will be an effect on the earnings of USE and Crested from environmental compliance expenditures by the GMMV, since the GMMV operations are accounted for by the equity method. GMMV's expenses for compliance with environmental laws (as well as other matters) are not expected to materially affect the cash flow of USE and Crested during the next two years.

PLATEAU'S SHOOTARING CANYON MILL

        Acquisition of Plateau Resources Limited ("Plateau"). In August 1993, USE purchased from Consumers Power Company ("CPC"), all of the outstanding stock of Plateau which owns the Shootaring Canyon uranium processing mill and support facilities in southeastern Utah (the "Shootaring Mill") for a nominal cash consideration. The Shootaring Mill holds a source materials license from the NRC. USE agreed:

        (a) to perform all studies, remedial or other response actions or other activities necessary from time to time for Plateau to comply with environmental monitoring and other provisions of (i) federal and state environmental laws relating to hazardous or toxic substances, and (ii) the Uranium Mill Tailings Radiation Control Act, the Atomic Energy Act of 1954, and administrative orders and licenses relating to nuclear or radioactive substances or materials on the property of, or produced or released by, Plateau; and

        (b) to indemnify CPC from all liabilities and costs related to the presence of hazardous substances or radioactive materials on Plateau property, and to any future violation of laws and administrative orders and licenses relating to the environment or to nuclear or radioactive substances.

        Plateau transferred $2,500,000 cash to fund the "NRC Surety Trust Agreement" with a commercial bank as trustee. The trustee is to pay future decommissioning costs of Shootaring Mill as directed by the NRC. The amount transferred to the trust is the minimum amount now required by the NRC as financial assurance reclamation of the Shootaring Mill.

        Plateau transferred $4,800,000 cash to fund the "Agency Agreement" with a commercial bank. These funds will be available to indemnify CPC against possible claims related to environmental or nuclear matters as described above, and against third-party claims related to an agreement between Plateau and the third-party (see "Note K to the USE Consolidated Financial Statements for fiscal year ended May 31, 1998").

        There are no present claims against funds held under either the Trust Agreement or Agency Agreement. Funds (including accrued interest) not disbursed under the Trust and Agency Agreements will be paid over to Plateau upon termination of such Agreements with NRC concurrence.

        Subsequent to closing, USE and Crested agreed that after Plateau's unencumbered cash has been depleted, USE and Crested each will assume one-half of Plateau's obligations, and share equally in Plateau's operating cash flows, pursuant to the USECC Joint Venture.

        Shootaring Mill and Facilities. The Shootaring Mill is located in southeastern Utah and occupies 19 acres of a 265 acre plant site. The mill was designed to process 750 tpd, but only operated on a trial basis for two months in midsummer 1982. In 1984, Plateau put the mill on standby because of the depressed U3O8 market.

        Plateau also owns approximately 90,000 tons of uranium mineralized material stockpiled at the mill site and approximately 172,000 tons of mineralized material stockpiled at the Tony M Mine. Included with mill assets are tailings cells, laboratory facilities, equipment shop and inventory. The NRC issued a license to Plateau authorizing production of uranium concentrates, however, since the mill was shut down, only maintenance and required safety and environmental inspection activities were performed and the source materials license with the NRC was for standby operations only. Plateau applied to the NRC to convert the source materials license from standby to operational and upon increasing the reclamation bond to $6,700,000, the NRC issued the new license on May 2, 1997. Plateau has an additional $1,600,000 of government securities available for further bonding needs.

        In fiscal 1998, in anticipation of resuming milling operations, Plateau has significantly performed a reactivation and rehabilitation program at the Mill. Plateau is awaiting approval of the ground water discharge permit for the tailings facility from the State of Utah Water Control Division.

TICABOO TOWNSITE

        Plateau owns all of the outstanding stock of Canyon Homesteads, Inc. ("Canyon"), a Utah corporation, which developed the Ticaboo, Utah townsite 3.5 miles south of the Shootaring Mill. The Ticaboo site includes a motel, restaurant, lounge, convenience store and single family, mobile home and recreational vehicle sites (all with utility access). The townsite is located on a State of Utah lease near Lake Powell and is being operated as a commercial enterprise. An amendment was entered into on April 1, 1997 on the Utah State lease covering the Ticaboo townsite whereby the State deeded portions of the Townsite to Canyon on a sliding scale basis. USE and Crested are developing the townsite and are selling home and mobile home sites.

SHEEP MOUNTAIN PARTNERS ("SMP")

        Partnership. In February 1988, USE and Crested acquired uranium mines, mining equipment and mineralized properties (Sheep Mountain Mines) at Crooks Gap in south-central Fremont County, Wyoming, from Western Nuclear, Inc. These Crooks Gap mining properties are adjacent to the Green Mountain uranium properties. SMP mined and sold uranium ore from one of the underground Sheep Mines during fiscal 1988 and 1989. Production ceased in fiscal 1989, because uranium could be purchased from the spot market at prices below the mining and milling costs of SMP. In December 1988, USE and Crested sold 50 percent of their interests in the Crooks Gap properties to Nukem's subsidiary CRIC for cash. The parties thereafter contributed the properties to and formed Sheep Mountain Partners ("SMP"), in which USECC received an undivided 50 percent interest. SMP is a Colorado general partnership formed on December 21, 1988, between USECC and Nukem, Inc. of Stamford, CT ("Nukem") through its wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC"). Nukem is a uranium brokerage and trading concern. Each group provided one-half of $315,000 to purchase equipment from Western Nuclear, Inc.; USE and Crested also contributed their interests in three uranium supply contracts to SMP and agreed to be responsible for property reclamation obligations. The SMP Partnership agreement provided that each partner generally had a 50 percent interest in SMP net profits, and an obligation to contribute 50 percent of funds needed for partnership programs or discharge of liabilities. Capital needs were to have been met by loans, credit lines and contributions.

        SMP was directed by a management committee, with three members appointed by USECC, and three members appointed by Nukem/CRIC. The committee has not met since 1991 as a result of the SMP arbitration/litigation. During fiscal 1991, certain disputes arose between the partners of SMP. These disputes resulted in arbitration/litigation and subsequent consensual arbitration from which an Order and Award was issued on April 18, 1996. USE and Crested filed petitions for confirmation of the Order and Award with the U.S. District Court of Colorado and the Court has entered a Second Amended Judgment confirming the monetary and equitable provisions of the Order and Award. Some of the claims have been resolved by settlement between the parties and the rest have been determined by the 10th Circuit Court of Appeals ("CCA") (see "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation").

        Properties. Until June 1, 1998, SMP owned 80 unpatented lode mining claims on the Crooks Gap properties, including two open-pit and five underground uranium mines and an inventory of uranium ore. In connection with a partial settlement of litigation/arbitration between USE/Crested and Nukem/CRIC, SMP conveyed these mineral properties and equipment to USECC. Production from the properties is subject to sliding-scale royalties payable to Western Nuclear, Inc., with rates ranging from one to four percent on recovered uranium concentrates. As of October 30, 1998, SMP and/or USE and USECC owned 98 unpatented lode mining claims and a 644 acre Wyoming State Mineral Lease in the Crooks Gap area.

        Various structures and equipment are located on the properties including three operating and three non-operating mine headframes with hoists, maintenance shops, offices, and other buildings, equipment and supplies. An ion-exchange plant is located on the properties.

        Of the claims, which contain a previously-mined open-pit uranium mine and three underground mines, Pathfinder Mines Corporation ("PMC") had the right to mine a portion (the Congo area), by open-pit or in-situ techniques to certain depths, without royalty or other obligations to USECC. On October 30, 1998, PMC transferred all its interest in the Congo area back to USECC.

        The ion exchange plant on the properties was used to remove natural soluble uranium from mine water. USE, on behalf of USECC, has submitted a plan to the NRC to decommission this facility and obtained a three year extension for timeliness of decommissioning. Management is reviewing the economics of relicensing this facility as part of a potential in-situ leach uranium mining operation.

        Property Maintenance. As operating manager for SMP, USECC was responsible for exploration, mining, and care and maintenance of the SMP mineral properties. USECC was to have been reimbursed by SMP for certain expenditures on the properties. During the SMP arbitration/litigation, Nukem/CRIC refused to allow SMP to pay USECC for care and maintenance and other work performed on the properties since the spring of 1991. As part of the Order and Award made on April 18, 1996, the Arbitration Panel awarded USECC $2,065,989 for Nukem/CRIC's 50% share of care and maintenance expenses for the SMP properties plus interest of $446,834 to March 31, 1996 and per diem cost of $616 thereafter. See "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation - Stipulated Arbitration." Currently, USECC has a maintenance staff on site to care for and maintain the mines and pump mine water to prevent flooding of the mines, which could destroy equipment and the concrete lined vertical shafts accessing the various levels of uranium mineralization.

        SMP Marketing. Nukem, Inc. was engaged by SMP to provide SMP with financial expertise and marketing services. SMP entered into a marketing agreement with CRIC, which was concurrently assigned to and assumed by Nukem.
Nukem was to provide marketing and trading services for SMP, which included acquiring uranium for SMP by purchasing or borrowing. Nukem was to be reimbursed at its direct costs for acquiring such uranium for SMP. USECC, SMP and Nukem had seven long-term contracts plus an additional long-term contract with a domestic utility that was awarded to SMP by the Arbitration Panel (three of these contracts remained in SMP until the partial settlement on June 1, 1998). The contracts all were for sales of uranium originally to eight domestic utilities. SMP's uranium supply contracts were either base-price escalated or market-related (referring to how price is determined for uranium to be delivered at a future date). Base-price escalated contracts set a floor price which is escalated over the term of the contract to reflect changes in the GNP price deflator. Two of the base priced contracts have been fulfilled and the third base-price escalated contract of SMP required a delivery of 130,000 pounds of uranium concentrates on May 15, 1997 which was made, completing that contract. The fourth contract of SMP (which has been transferred to USECC) is a market-related contract, and calls for delivery of unspecified quantities of U3O8 totaling approximately 1,000,000 lbs. U3O8 (depending on the number of reactors this utility is operating and their consumption levels). This contract may be completed in calendar 2000.

        Under the market-related contracts, the purchaser's cost depends on quoted market prices based on estimated prices at which a willing seller would sell its U3O8 during specified periods before delivery.

        Through fiscal 1997 and for prior years, USECC and its affiliates have satisfied most of these contracts with uranium concentrates previously produced by SMP, borrowed from others, or purchased on the open market. In fiscal 1998, $858,000 in revenues was received representing USE's portion of revenues for a delivery made (apparently in late fiscal 1997) by Nukem. See "Legal Proceedings
- Sheep Mountain Partners Arbitration/Litigation."

        Permits. Permits to operate existing mines on the Crooks Gap properties have been issued by the State of Wyoming. Amendments are needed to open new mines within the permit area. As a condition to issuance of the permits, a NPDES water discharge permit under the Clean Water Act has been obtained. Monitoring and treatment of water removed from the mines and discharged in nearby Crooks Creek is generally required. During the past two years, SMP did not discharge wastewater into Crooks Creek, and the mine water is presently being discharged into the McIntosh Pit.


URANIUM MARKET INFORMATION.

        There are currently nine producers of uranium in the United States, which collectively produced 5,800,000 pounds of U3O8 during calendar 1997 and produced approximately 6,300,000 pounds in calendar 1996. Production in the U.S. for 1998 is estimated at 5,000,000 pounds. In addition, there are several major producers in Canada (Cameco, Cogema Canada, Ltd., Rio Algom and Uranerz);
Australia (Energy Resources of Australia and Pancontinental Mining, Ltd.); Africa (Cogema and Rio Tinto's Rossing unit), and Europe, which collectively produced about 78,000,000 pounds of U3O8 during calendar year 1997 and produced approximately the same amount in calendar 1998. Several members of the Commonwealth of Independent States ("CIS") also export uranium into the western markets although the amount of such exports to the United States and European markets are currently limited.

        Uranium is primarily used in nuclear reactors to heat water which drive turbines to generate electricity. According to the Uranium Institute based in London, England, nuclear plants generated approximately 17% of the world's electricity in 1996, up from less than 2% in 1970. According to the Uranium Institute, through the year 2000, nuclear generating capacity is expected to grow at 1 % per annum primarily as a result of new reactor construction outside the United States and increased efficiencies of existing reactors.

        In 1997, 440 nuclear power plants were operating and 28 were under construction worldwide, according to the Uranium Institute. Uranium consumption by world commercial reactors has increased from about 60,000,000 pounds in 1981 to approximately 165,000,000 pounds in 1997.

SUPPLY AND DEMAND

        From the early 1970s through 1980, the Western World uranium industry was characterized by increasing uranium production fueled by overly optimistic projections of nuclear power growth. From 1970 to 1985, production exceeded consumption by approximately 500,000,000 pounds U3O8. By the end of 1985, enough inventory had been amassed to fuel Western World reactor needs for over five years. In response, sales of excess inventory followed and prices plummeted from highs above $40 per pound in 1979 to below $8 per pound U3O8 in 1992. As prices fell, Western World production declined dramatically from a high of 115,000,000 pounds in 1980 to a low of 57,000,000 pounds by 1994. Since 1985, uranium demand in the Western World has exceeded Western World production by over 400,000,000 pounds. In 1995, uranium demand in the Western World was 129,000,000 pounds, nearly double the production of 66,000,000 pounds by Western World producers. In 1997, total world demand rose to an estimated 165,000,000 pounds, while world mine supply increased only to an estimated 93,000,000 pounds (including the 78,000,000 pounds produced in North America, Australia, Africa and Europe, see above). Accordingly, by the end of 1997, excess inventory levels in the Western World (inventory in excess of preferred levels) had been reduced to less than
1.5 years of forward reactor requirements, and the excess inventories in the U.S. had been reduced to less than one year of projected forward requirements. This trend is expected to continue in calendar 1999.

        Countering the drawdown of Western World inventories and contributing directly to the downturn of market prices was the importation of uranium from the CIS republics, and to a lesser extent, from Eastern Europe and mainland China starting in 1989. As the result of an anti-dumping suit filed in the U.S. ("CIS Anti-dumping Suit") in 1991 against republics of the CIS, suspension agreements were signed by six CIS republics (Russia, Ukraine, Kazakhstan, Uzbekistan, Kyrgyzstan and Tajikistan) in 1992. These Suspension Agreements applied price related volume quotas to CIS uranium permitted to be imported into the U.S., so that to rectify prior damage to domestic United States uranium producers from dumping sales of U3O8, all spot sales of U3O8 delivered into the U.S. now reflect quota restrictions on U3O8 imports from the CIS. Exceptions are allowed by provisions which allow CIS uranium to be imported for certain long-term uranium sales contracts entered into with domestic utilities prior to March 5, 1992 ("grandfathered contracts").

        The Suspension Agreement with Russia was amended in March 1994 allowing for up to 43,000,000 pounds of Russian uranium to be imported into the U.S. over the 10 years beginning March 1994, but only if it is matched with an equal volume of new U.S. production. Based on U.S. consumption for the 1994-2003 period (as reported or projected by the Department of Energy), the matched volumes could account for up to 18% of the supply to the U.S. market during this period.

        In 1995, the Republics of Kazakhstan and Uzbekistan concluded negotiations with the U.S. DOC to amend their respective Suspension Agreements. Both amendments lowered initial prices relating to their respective import quotas allowing imports to occur. Additionally, the amendments require that uranium mined in those Republics and enriched in another country for importation in the U.S. will count against their respective quotas. The Uzbekistan amendment replaces the price-tied quota system with one based upon U.S. production rates after October 1997. As U.S. production rates increase, additional imports from Uzbekistan are allowed. Recently, Kazakhstan has terminated its Suspension Agreement.

        Although these amendments to three of the Suspension Agreements may increase the supply of uranium to the U.S. market, they also provide increased predictability concerning CIS imports into the U.S. Due to declining production levels in the CIS republics, uranium from these sources has recently been difficult to obtain. Consequently, the market impact of CIS primary production may be diminishing.

        In January 1994, the U.S. and Russia entered into an agreement (the "Russian HEU Agreement") to convert highly enriched uranium ("HEU"), derived from dismantling nuclear weapons, to low enriched uranium ("LEU") suitable for use in nuclear power plants. At a projected maximum conversion rate for HEU to LEU, approximately 24,000,000 pounds of U3O8 per year will be available to Western World markets.

        In 1996, the U.S. Congress passed legislation in compliance with the Suspension Agreements, which allows the converted Russian HEU material to be sold in the U.S. market at an annual rate not to exceed 2,000,000 pounds in 1998, increasing gradually to 20,000,000 pounds in 2009. At this maximum rate, HEU material could supply approximately 40% of annual U.S. reactor requirements projected for 2009. However, the Russians may require much of the material for its own internal use and the amounts which may be imported into the U.S. cannot be predicted. In addition, an uncertain amount of HEU material is allowed to be used in the U.S. for overfeeding of enrichment facilities and as a source of Russian uranium for matching sales.

        Industry analysts expect annual Western World consumption to be at levels between 135,000,000 and 165,000,000 pounds U3O8 through 2001. USE management estimates that between 30,000,000 and 40,000,000 pounds U3O8 of this demand could be filled by a combination of government stockpiles (including converted Russian and U.S. HEU) and imports from CIS republics and former Eastern Bloc countries. To achieve market equilibrium by 2001, primary production in the Western World will need to supply between 95,000,000 and 120,000,000 pounds U3O8 on an annual basis subject to some adjustment for any remaining inventory drawdown and limited uranium reprocessing. Production from existing facilities in the Western World, however, is projected to decline from current levels (78,000,000 pounds in 1998) to approximately 57,000,000 pounds U3O8 by 2001 as reserves are depleted. New production therefore will have to be brought on line to fill a potential annual gap of between 38,000,000 and 63,000,000 pounds U3O8. While current price levels may sustain 1998 production levels, USE believes that higher prices will be needed to support the required investment by other uranium producers in new higher cost production facilities as lower cost production reserves are depleted.

        Overall, USE believes that adequate supply of U3O8 material to meet firm demand (i.e. to supply future long term contracts with utilities) cannot be sustained at spot price levels below $15.00 per pound. And, while production remains at levels just above 50% of consumption in the Western World, existing and planned new production combined will not equal consumption even if the new production comes on stream as planned.

        Published reports indicate that approximately 31 percent of the worldwide nuclear-powered electrical generating capacity is in the U.S., 49 percent is in Western Europe, and 14 percent is in the Far East. Although the reactors in Western Europe have a greater aggregate generating capacity and fuel usage, the supply of uranium for those reactors has been secured for relatively long periods. The market requiring the greatest supply of uranium for the next few years is believed to be the United States. The Asia Pacific region is also developing into a significant uranium consumer, due to announced plans for rapid expansion of nuclear power programs in Japan, Korea, Taiwan and the Russian Federation. This region accounts for most of the 98 power plants which are ordered or under construction.

        USEC INC. The United States Enrichment Corporation ("USEC") was created by the United States Congress as part of the Energy Policy Act of 1992. USEC began operations in July 1993 when the United States Department of Energy ("DOE") transferred the DOE's uranium enrichment facilities to USEC. USEC enriches uranium at two gaseous diffusion process plants (at Paducah, Kentucky and near Portsmouth, Ohio) as part of the process to transform natural uranium into fuel for commercial power plants. USEC has a substantial share of the world market for enrichment services, and dominates the North American market for enrichment services. In 1996, Congress enacted the "USEC Privatization Act of 1996" to privatize USEC and allowed the DOE to transfer certain amounts of various forms of uranium to USEC.

        In July 1998, USEC became a wholly-owned subsidiary of USEC Inc. when it completed its privatization through a $1.4 billion public offering by USEC Inc. USEC Inc. represented in filings with the Securities and Exchange Commission that it now holds or intends to acquire 95 metric tons enriched uranium (50 tons highly enriched, 45 tons low enriched) and 10,800 tons of natural uranium (uranium oxide as produced from uranium milling, prior to concentration). USEC Inc. has represented its intention to supplement uranium enrichment services revenues through sales of natural uranium.

        Based upon the amounts of uranium USEC Inc. purportedly has, or will be acquiring in shipments from DOE, USEC Inc. may be seeking to sell up to 75 million pounds of uranium or uranium equivalents through the year 2005. On an annual basis, such sales would adversely impact the domestic uranium market for producers such as USE and Crested, because USEC Inc.'s sales would amount to more on an annual basis than all domestic producers (including USE and Crested) will produce and plan to sell combined.

        USE and Crested believe that a substantial portion of the uranium (45 metric tons of low enriched uranium and 7,000 tons of natural uranium) which USEC Inc. has acquired and will acquire from the DOE, in fact was transferred and will be transferred by DOE in violation of the USEC Privatization Act of 1996. USE and Crested have joined with other uranium producers and the Uranium Producers of America ("UPA") in the filing of a lawsuit for declaratory judgment and injunctive relief against the Department of Energy, with respect to the excess transfers, in an attempt to prevent USEC Inc. from enjoying a market advantage over the domestic uranium producers which is prohibited by law. See "Legal Proceedings" below.

        Market Summary - Implications for Future Uranium Prices. With the privatization of USEC and the prospect of natural uranium coming to the market from USEC Inc. inventories, uranium prices may not rise significantly over the next 12 months, as previously had been anticipated in reports by industry analysts and by USE management. Nevertheless, USE believes that uranium prices eventually will be determined and moved up significantly by the fundamentals of the market, because all excess inventories built up in the 1980s will eventually be consumed. In addition, USEC Inc. has stated that USEC Inc. would sell its uranium in a rational and responsible manner indicating (in the opinion of USE management) that USEC Inc. may keep its market sales at levels which would not drive down uranium prices.

        As detailed below, many projects have been delayed or postponed since mid-1997 for various reasons, which will have a significant impact on future supply/demand fundamentals. If, as it appears to be the case, the possible introduction of the new USEC Inc. inventories currently has a depressing effect on the price of uranium concentrates, then new planned uranium production will be curtailed more than indicated below.


                                                                             Delay/Loss of Annual
                                                                            Production Potential
    Date                               The Events Reported                      lbs. of U3O8
    ----                               -------------------                      ------------

July 1997             Former Soviet Union production declines 27%                 5 million
                      (1992-1996)

July 28, 1997         Russia announces it may require 30-50% of                 6-10 million
                      the HEU feed for internal use

August 11, 1997       Kazakhs annul World Wide Contract at                       1-2 million
                      Tselinney Project, Kazakhstan

September 1, 1997     Rio Tinto suspends development at Kintyre                  3-4 million

September 1, 1997     McClean Lake, Can., schedule slips                          6 million
                      from 1997 to 1998

November 3, 1997      Rio Algom begins production at Smith Ranch                 1-2 million
                      Wyo. behind schedule

November 10, 1997     Midwest and Cigar Lake, Can., timing delayed               18 million
                      from 1999 to 2001

November 24, 1997     Aborigines veto ERA's plan to truckore                      6 million
                      to Ranger Mill, Aust.

July 1998             U.S. Energy/Crested Corp. suspend operations               2-4 million
                      at Green Mountain, Wyoming

August 1998           World Wide Minerals puts the Dornod project in             1-2 million
                      Mongolia on standby citing market conditions

August 1998           Cogema will put Cluff Lake, Can., Mine on                  2-3 million
                      standby on Dec. 31, 2000.                                 -------------

                                                                             Total 51-62 million


        With these delays, postponements, and possible further delays or cancellations of planned uranium production projects, USE believes that it is possible that the market price for uranium may increase substantially in mid - to late 1999, in spite of possible sales from the USEC inventory. The fundamentals for higher uranium prices are ascertainable. Currently, all nuclear reactors worldwide consume approximately 160 million lbs. of natural uranium per year and by most estimates, will continue at that rate for at least the next 20 years. Total world production for 1997 was approximately 90 million lbs. Over the next four years, three mines located in Canada (Key Lake, Cluff Lake and Rabbit Lake) will have exhausted their reserves and will be shut down. Three new Canadian mines (McArthur River, McClean Lake/Midwest and Cigar Lake) are scheduled to produce approximately 40 million lbs. of U3O8 annually when they are in full production.

        USE management believes that other delays and cancellations of projects may be imminent and that eventually all inventories (government and public) will be consumed. New significant production will be needed to fuel existing and planned reactors into the 21st century. USE management believes that prices must rise significantly from current levels of $10.50/lb., and possibly up to the $18.00/lb. range over the next 2-3 years, to motivate existing and new mines to move forward as planned. In addition, no new mine/mill construction would be justifiable for selling into only the spot market. At least 80 percent of a uranium producer's production has to be sold to long term contracts, because only with long term contracts can the mine/ mill process over the life of the mine be planned and financed.

        In contrast to finding, developing and mining new properties and building new mills, USE's uranium properties are believed to contain well defined uranium deposits delineated by others which do not require further exploration work prior to beginning production. Development work is significantly advanced at both the principal Wyoming site (the Jackpot Mine) and the Utah mines. The uranium mills in Wyoming and Utah were acquired fully built at no cost to USE and Crested, and the remaining work required to put the mills into operating status will not consume significant amounts of capital. For these reasons, USE believes that its uranium properties will be low cost uranium producers compared to some of the other uranium mines now in operation, and also compared to the costs to develop new properties and build new uranium mills.

        Nonetheless the decision by USE to put any mine into production, and the commitment of funds necessary to implement that commitment, must be made well in advance of the time when revenues from the mined resource are received. Price fluctuations between the time the production commitment is made, and the time when production and sales occur, can significantly impact the economics of the mine. If the sales revenues fall below production costs for a substantial period of time, it is possible that USE could determine that it is not then economically feasible to continue production operations. Taking into account all of the relevant factors discussed above, USE intends throughout fiscal 1999 to seek the financing to put the uranium properties into production, and in the meantime to seek long term utility contracts to take the uranium production, with the ultimate goal of being in production in Wyoming in April 2000, and milling the stockpiled uranium in Utah in early fiscal 2000. There is no assurance such financing will be obtained, nor is there assurance prices will not decrease, which would make obtaining such financing more expensive or impossible.

        NUEXCO Exchange Value. The market related contracts to sell uranium oxide to utilities usually are based on an average of the Nuexco Exchange Value ("NEV") or some other market quotes for 2, 3 or more months before the uranium delivery. The high and low NEV reported on U3O8 sales during USE's past seven fiscal years are shown below. NUEXCO Exchange Values are now reported weekly by TradeTech and represents its judgment of the price at which spot and near term transactions for significant quantities could be concluded. NEVs for fiscal 1993 are higher for U.S. transactions, due to the impact of CIS import restrictions since late 1992. These prices ("US NEV") were reported by NUEXCO for spot sales in the restricted U.S. market.

                                                NUEXCO EXCHANGE VALUE
             Years Ended                         US $/pound of U3O8
                                                 ------------------
               May 31,                       High                    Low
            -------------                    ----                    ---
               1992                       $  9.05                $  7.75
               1993                         10.05                   7.75
               1994                          9.60                   9.05
               1995                         12.20                   9.65
               1996                         16.50                  13.00
               1997                         14.25                  10.20
               1998                         12.05                  10.50
               1999                         10.50*                  8.75

               * Through March 3, 1999 the price was $10.50/lb.

        NUEXCO's restricted market values ("U.S. NEV") apply to all products and services delivered in the U.S. as well as non-CIS origin products and services delivered outside the U.S.

        The foregoing prices represent the "spot" market only, and indicate transactions primarily by utilities purchasing to cover short positions. Long-term supply contracts, which cover up to 90 percent of the uranium sold from year to year, carry prices which are in excess of the spot market. This price premium is paid by the utilities to assure long term price stability; the producer demands the premium to compensate for future price increases which could (but may not) exceed the premium. Utilities keep their long term contract provisions confidential, so it is difficult to assess any one utility company's long term contract plans or needs. The amount of the price premium will vary from time to time.

GOLD

SUTTER GOLD MINE (CALIFORNIA)

        Sutter Gold Mining Company. In fiscal 1991, USE acquired an interest in the Lincoln Project (including the underground Lincoln Mine and the 2,800 foot Stringbean Alley decline) in the Mother Lode Mining District of Amador County, California. The entire Lincoln Project is now owned by Sutter Gold Mining Company, a Wyoming corporation ("SGMC"), which is a 59% subsidiary of USE as of November 30, 1998. The Lincoln Project has been renamed the Sutter Gold Mine ("SGM").

        In fiscal 1997, SGMC completed private financings totaling a net of US$7,115,400 ($1,272,000 through a private placement conducted in the United States by RAF Financial Corp., now American Fronteer Financial Corp. or "AFFC", and $5,843,400 through a private placement conducted in Toronto, Ontario, Canada by C.M. Oliver & Company Limited). The net proceeds of $6,511,200 from these financings (after deduction of commissions and offering costs) are being applied to pre-production mine development, mill design, permitting and property holding and acquisition cost. Additional financing of up to $15,000,000 will be sought to fund the development and construction of the mine/mill. SGMC's properties contain an estimated amount of proven reserves (see below). Because the properties are not yet in production and the needed funding is not yet available to do so (gold is at $290 per ounce, which has hampered efforts to raise capital), the recorded value of SGMC's mineral properties has been reduced as of May 31, 1998. See "USE Management's Discussion and Analysis of Financial Condition and Results of Operations." If such financing is not available by the end of fiscal 1999, or if gold prices do not improve, USE will determine whether a further impairment of the carrying value of its investment in SGMC is necessary. SGMC intends to fund the development and construction of the project through private or public debt and/or equity financing. As of the date of this Prospectus, SGMC is in discussions with certain investment banks, however, no agreements for financing have been reached, and there is no assurance any agreements will be reached.

        Due to the depressed gold price and gold equity market, SGMC deferred the start of construction of the 1,000 ton-per-day gold mill complex and development of the underground mine.

        During fiscal 1998, amended its 1993 Conditional USE Permit (see "Permits and Future Plans"), finalized the process flow of the mill, entered into the final design engineering contract with the engineering firm of Lockwood Greene of Dallas, Texas and started to build the entrance road to the mine. In fiscal 1999, preparation of the mill and office site has started and the engineering firm has finished construction drawings for the mill. If SGMC obtains the necessary funding within the balance of fiscal 1999, SGMC could be in production in fiscal 2001. However, delays in obtaining financing would delay the start of production. Once a decision to commence production is made, from that date, it is estimated it will take approximately 18 months to complete the mill complex construction and pour the first bar of gold.

        SGMC does not have any class of its securities registered with the Commission, and none of its securities are traded in the United States or Canada.

        After completion of the two private financings, and taking into account a restructuring of the ownership of USE and Crested in SGMC, USE and Crested each own the following securities of SGMC:

        (a) Together, a majority (after the April 1998 transaction, discussed below) of the outstanding shares of SGMC Common Stock, which would be reduced in the event outstanding warrants held by the remaining Canadian investors to purchase 564,900 more shares of Common Stock are exercised at Cdn$6.00 per share 18 months from the date of closing of the private offerings (which were completed in May 1997) and the outstanding warrants held by C.M. Oliver to purchase 145,480 more shares of Common Stock are exercised at Cdn$5.50 per share, before May 13, 1999.

        (b) Together, a $10,000,000 Contingent Stock Purchase Warrant (the "USECC Warrant") which was issued to USE and Crested in connection with the restructuring of SGMC for the Canadian private placement. The USECC Warrant is owned 88.9% by USE and 11.1% by Crested. The USECC Warrant provides that for each ounce of gold over 300,000 ounces added to the proven and probable category of SGMC's reserves (up to a maximum of 400,000 additional ounces), using a cut-off grade of 0.10 ounces of gold per ton (at a minimum vein thickness of 4 feet), USE and Crested will be entitled to cash or additional shares of Common Stock from SGMC (without paying additional consideration) at SGMC's election. The number of additional shares issuable for each new ounce of gold reserves will be determined by dividing US$25 by the greater of $5.00 or the weighted average closing price of the Common Stock for the 20 trading days before exercise of the USECC Warrant. The USECC Warrant is exercisable semi-annually. SGMC may prevent the

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



exercise of the USECC Warrant by paying USE and Crested US$25 in cash for each new ounce of gold (payable out of a maximum of 60% of net cash-flow from SGMC's mining operations).

        April 1998 Transaction for Cash and SGMC Special Warrants. As of April 7, 1998, USE entered into four separate Stock Purchase Agreements with four Canadian investment funds, for the issuance of 658,895 shares of Common Stock of USE, in consideration of the funds' payment to USE of $1,190,000 in cash and the delivery to USE of 888,900 Special Warrants of SGMC. The funds had paid SGMC a total of Cdn$4,888,950 in May 1997, pursuant to a private offering in Canada, to purchase the Special Warrants from SGMC. Each Special Warrant entitles the holder to acquire from SGMC, at no further cost, one share of Common Stock of SGMC, and one Purchase Warrant; each Purchase Warrant entitles the holder to purchase one share of Common Stock of SGMC, at a price of Cdn$6.00 per whole share (the "Purchase Warrants"), through November 13, 1998.

        Pursuant to the terms and conditions of the Special Warrants, if SGMC were to fail to obtain prospectus qualification before the October 10, 1997 qualification deadline (as such terms were defined in the Special Warrants) from the securities commissions of the Canadian Provinces wherein purchasers of the Special Warrants reside, the holders of the Special Warrants would be entitled to receive a dilution penalty in the amount of 1.1 shares of SGMC Common Stock and 1.1 Purchase Warrants, for each Special Warrant exercised after the qualification deadline if prospectus qualification were not obtained by the qualification deadline. Such qualification required listing of the SGMC shares and Purchase Warrants on a principal Canadian stock exchange.

        The prospectus qualification was not obtained by SGMC, due primarily to the drop in gold prices in the latter part of 1997 and the resulting lack of interest in new listings of gold companies in the Canadian markets. However, as discussed below, none of the four Canadian Funds, has received additional shares of SGMC Common Stock or additional Purchase Warrants in payment of the dilution penalty with respect to the Special Warrants and their constituent securities. The dilution penalty may have to be paid with respect to the other Canadian investors in the Special Warrants.

        Each of the four Canadian Funds, in order to diversify and increase their original investment, made offers to USE to purchase shares of USE $.01 par value Common Stock. Each of the four funds, and USE, negotiated the terms of acceptance of the funds' offer by USE. As a result of the offer and subsequent negotiations with each of the funds, USE entered into separate Stock Purchase Agreements with the funds.

        USE received consideration for its issued shares consisting of (i) net cash proceeds, from all four funds, of US$1,102,464 (after deduction of $87,536 in legal fees and a fee paid to a Canadian investment banking firm); (ii) 888,900 Special Warrants of SGMC from the four funds; and (iii) the relinquishment by each of the four funds of their rights to the dilution penalty. USE issued 658,895 shares of Common Stock in consideration of the cash, the Special Warrants, and the relinquishments. The USE shares were restricted securities, but pursuant to the terms of the Stock Purchase Agreements, USE has filed an effective registration statement with the Commission to permit the resale to the public of the funds' shares.

        The Stock Purchase Agreements for three Canadian Funds, and the Stock Purchase Agreement for the fourth fund with respect to the cash portion thereof, closed as of April 7, 1998, at which date the closing bid price of USE shares was $6.876. A price of $7.00 per USE share was utilized by the funds and USE for purposes of determining the number of USE shares to be issued under the Stock Purchase Agreements.

        The dilution penalty, if paid, would have resulted in the issuance to the Canadian Funds of an additional 88,890 shares of Common Stock of SGMC and Purchase Warrants to buy another 88,890 shares of Common Stock of SGMC.
USE will retain the SGMC Special Warrants acquired from the Canadian Funds.

        In February 1999, USE issued 89,058 restricted shares of USE Common Stock to acquire 207,500 shares of SGMC Common Stock. The SGMC shares which were acquired were part of the private offering through AFFC in fiscal 1997. The transaction was based on a USE share value of $7.00 (2.33 SGMC shares for 1 USE share), and was initiated by USE to provide liquidity to the private investors. As a result of the transaction (which is now completed), USE's ownership interest in SGMC was slightly increased.

        USECC Management Agreement with SGMC. Effective June 1, 1996, SGMC entered into a Management Agreement under which USECC provides administrative staff and services to SGMC. USECC is reimbursed for actual costs incurred, plus an extra 10% during the exploration and development phases; 2% during the construction phase; and 2.5% during the mining phase (such 2.5% charge to be replaced with a fixed sum which the parties will negotiate at the

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



end of two  years  starting  when  the  mining  phase  begins).  The  Management
Agreement replaces a prior agreement by which USECC provided administrative services to SGMC.

        Properties. SGMC (through its subsidiary USECC Gold L.L.C.) holds approximately 14 acres of surface and mineral rights (owned), 55 acres of surface rights (owned), 436 acres of surface rights (leased), 158 acres of mineral rights (leased), and 380 acres of mineral rights (owned), all on patented mining claims near Sutter Creek, Amador County, California. The acreage of mineral rights owned will be decreased to about 280-300 acres in 1999. The properties are located in the western Sierra Nevada Mountains at from 1,000 to 1,500 feet in elevation; year round climate is temperate. Access is by California State Highway 16 from Sacramento to California State Highway 49, then by paved county road approximately .4 miles outside of Sutter Creek.

        On October 1, 1996, SGMC entered into three letter agreements (the "Lincoln Letter Agreements") with the property owners of 185 acres ("185 Acre Property") on the west side of California State Highway 49 ("Hwy 49") and 32.58 acres ("32 Acre Property") of minerals which include 20.5 acres of surface on the east side of Hwy 49 adjacent to the Stringbean Decline. The 185 Acre Property is the proposed new location for the Surface Fill Unit and the 32 Acre Property provides the land necessary for access and utility easements to Hwy 49.

        Surface and mineral rights holding costs will aggregate approximately $225,000 from June 1, 1998 through May 31, 1999. Property taxes for fiscal 1999 are estimated to be $30,000.

        The leases are for varying terms, and require rental fees, advance production royalties, real property taxes and insurance. The lease that was to expire in February 1998 has been extended through its force majeure clause due to the low price of gold. Leases expiring before 2010 will generally be extended automatically, so long as minerals are continuously produced from the property that is subject to the lease or minimum payments are made . Other leases may be extended for various periods on terms similar to those contained in the original leases. Production royalties are from 2.5% to 6% (most are 4%). The various leases have different methods of calculating royalty payments (net smelter return and gross proceeds).

        A separate holder of four of the properties that were assembled into the SGM holds a 5 percent net profits interest on production from such properties, which was granted by a prior owner of the project. An additional 0.5 percent net smelter return royalty is held by a consultant to a lessee prior to that owner's acquisition of the properties, which 0.5 percent interest covers the same four properties.

        Through May 31, 1998, an estimated $21,000,000 was spent on the SGM by Meridian, USECC Gold and other of their predecessors to acquire the SGM and for mine development, mining and processing bulk samples of mineralization, exploration, feasibility studies, permitting costs, holding costs, and related general and administrative costs. The amount of such expenditures during the 1998 fiscal year was approximately $1,410,800 ($572,700 in 1997).

        Geology and Reserves. The minerals consulting firm Pincock, Allen & Holt of Lakewood, CO ("PAH") prepared a prefeasibility study of the Lincoln Project in fiscal 1994 (and updated the study in 1997). PAH reviewed core drilling data on the Lincoln Zone on 100-foot centers from the surface, and drilling on the Comet Zone from both surface and underground. PAH also reviewed data from drilling on the Keystone Zone from surface on 200-foot centers. Total data is from 162 exploration core holes (surface and underground), with total footage of 64,700 feet. PAH based its estimate of proven reserves on mineralized material within 25 feet of sample information; probable reserves were based on material located between 25 and 50 feet of sample information.

        Using a cutoff grade of 0.15 ounces of gold per ton in place, PAH estimates the SGM contains approximately 350,000 tons of proven and probable reserves grading approximately 0.4 ounces of gold per ton. If operating economics indicate a lower cutoff grade is feasible, the tonnages for the stated reserves would be increased. Historical data (underground maps and production records) from historic (now closed) mines within the SGM boundaries indicate certain areas of those mines were not "mined out," such that additional mineralized resources may exist on the property.

        The geology within the SGM is typical of the historic Mother Lode region of California, with a steeply dipping to vertical sequence of metavolcanic and metasedimentary rocks hosting the gold-bearing veins. Depending on location along the strike length on the vein systems, the gold-bearing veins are slate, metavolcanic greenstone, or an interbedded unit of slates and volcanics. The Lincoln Project covers over 11,000 feet of strike length along the Mother Lode vein systems.


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



        Permits and Future Plans. In August 1993, the Amador County Board of Supervisors issued a Conditional USE Permit ("CUP") allowing mining of the SGM and milling of production, subject to conditions relating to land USE, environmental and public safety issues, road construction and improvement, and site reclamation. The permit will allow construction of the mine and mill facilities in stages as the project gets underway, thereby reducing initial capital outlays. Additional permits (for road work, dust control and construction of mill and other surface improvements) need to be applied for in due course. In August and September 1998, the Amador County Board of Supervisors certified the Final Subsequent Environmental Impact Report ("FSEIR") and approved all of the amendments requested by SGMC. Amendments to the CUP will remove two tailings dams, eliminate the need to USE cyanide on-site, and eliminate mine related traffic on two county roads. The certification and decision has been challenged in a lawsuit filed by a local citizens' group, see "Legal Proceedings."Since SGMC already has a valid CUP, SGMC believes it may be able to move forward on certain parts of the development of the mine/mill. In any event, SGMC does not expect the appeal process to materially impact the development plan or schedule.

        Proposed Mine Plan. In should be noted that the mine workings actually developed may vary substantially from the plan adopted, depending on the different conditions and grades of mineralization that are encountered. SGMC proposes to mine the Lincoln and Comet Zones initially by access through the existing Stringbean Alley decline. Production will be by overhand cut-and-fill and open sub-level stoping techniques. Screened tailings from the mill (support fill) will be used to back fill the stopes, which will stabilize the hanging and foot wall vein rocks, and greatly reduce the volume of processed ore going into the Surface Fill Unit.

        Mining at startup is expected to increase up to 500 tons per day ("tpd") during the first six months of mining operations. Ore will be conveyed to the surface through an off shoot portal from the Stringbean Alley decline. A new underground level is planned to be driven at 1,000 feet above sea level, (approximately 120 feet below surface) during the next six months. Mining will coincide with development of additional stopes and may allow an increase in mine production up to 1,000 tpd in approximately the fourth year of operation. Concurrently with production mining, SGMC intends to maintain an aggressive underground development program to delineate (on an on-going basis) two to three years of developed ore in sight.

        Mill Plan. There are three stages of milling and processing the ore. The first stage involves wet grinding of the ore to the size of fine sand in a semi-autogenous grinding ("SAG") mill. The resulting finely-milled ore is treated in a gravity separator which employs centrifugal force to separate the heavier free gold particles from the lighter rock particles. Next, the gold concentrate is run across a set of cleaning tables to upgrade the gold concentrate. The second stage takes the middlings and tails from the first and again involves wet grinding in a ball mill to a finer size particle. This ground ore is again treated in a similar gravity separator which is tuned for this finer size particle and the gold concentrate is run across a different set of cleaning tables. The third stage separates the remaining gold by flotation wherein minute quantities of non-toxic chemicals are added to the ground ore which makes the gold bearing particles attach to air bubbles. The gold bearing particles are then separated from the ground ore into a flotation concentrate. At this stage, the flotation concentrate is either reground and processed with a dilute solution of sodium cyanide or shipped offsite. SGMC is planning on shipping the flotation concentrate offsite, even though its CUP allows processing with sodium cyanide. The mill is designed to produce several gold-bearing products: a high-grade gravity concentrate; a flotation concentrate or a gold precipitate if the cyanide process is used. These gold-bearing products will be smelted to dore bullion for shipment to a precious metal refinery. During processing, 95 to 97% of the processed ore will be removed. Of this material, approximately 65% will be placed underground as structural fill and 35% will be placed into the Surface Fill Unit.

MOLYBDENUM

        As holders of royalty, reversionary and certain other interests in properties located at Mt. Emmons near Crested Butte, Colorado, USE and Crested are entitled to receive annual advance royalties of 50,000 pounds of molybdenum, or cash equivalent (one-half to each). AMAX Inc. (which was acquired by Cyprus Minerals Company and was renamed Cyprus Amax Minerals Company in November 1993) delineated a deposit of molybdenum containing approximately 146,000,000 tons of mineralization averaging 0.43% molybdenum disulfide on the properties of USE and Crested.

        Advance royalties are paid in equal quarterly installments, until: (i) commencement of production; (ii) failure to obtain certain licenses, permits, etc., that are required for production; or (iii) AMAX's return of the properties to USE and Crested. USECC did not receive any advance royalties during fiscal 1996 because of an arrangement with Cyprus Amax described below. These royalties are shown in the Consolidated Statements of Operations as a component of gains from restructuring mineral properties agreements. See "Note F to the USE Consolidated Financial Statements." The advance royalty payments reduce the operating royalties (six percent of gross production proceeds) which would otherwise be due from Cyprus Amax from production. There is no obligation to repay the advance royalties if the property is not placed in production.

        The Agreement with AMAX also provides that USE and Crested are to receive $2,000,000 (one-half to each), at such time as the Mt. Emmons properties are put into production and, in the event AMAX sells its interest in the properties, USE and Crested would receive 15 percent of the first $25,000,000 received by AMAX. USE and Crested have asserted that the acquisition of AMAX by Cyprus Minerals Company was a sale of AMAX's interest in the properties which would entitle USE and Crested to such payment. Cyprus Amax has rejected such assertion and USE and Crested are considering their remedies.

        In fiscal 1995, USE and Crested reached agreement with Cyprus Amax to forego six quarters of advance royalties (starting fourth quarter calendar 1994) as payment for the option exercise price for certain real estate in Gunnison, Colorado owned by Cyprus Amax and the subject of a purchase option held by USE and Crested. The option exercise price is valued at $266,250. USE and Crested exercised their option in August 1994 and subsequently sold that property for $970,300 in cash and notes receivable. The advance royalties resumed in the second quarter of calendar 1996, however, the payment was not received until June 1996, being the first quarter of fiscal 1997. USE recognized $211,000 and $207,300 of revenues in fiscal 1998 and 1997, respectively, related to this royalty interest.

MOLYBDENUM MARKET INFORMATION

        Molybdenum is a metallic element with applications in both metallurgy and chemistry. Principal consumers include the steel industry, which uses molybdenum alloying agents to enhance strength and other characteristics of its products, and the chemical, super-alloy and electronics industries, which purchase molybdenum in upgraded product forms.

        The molybdenum market is cyclical with prices influenced by production costs and the rate of production of foreign and domestic primary and by-product producers, world-wide economic conditions particularly in the steel industry, the U.S. dollar exchange rate, and other factors such as the rate of consumption of molybdenum in end-USE products. When molybdenum prices rose dramatically in the late 1970s, for example, steel alloys were modified to reduce reliance on molybdenum. AMAX and Cyprus Minerals Company were the two major primary producers of molybdenum in the United States until November 1993, when AMAX was acquired by Cyprus.

        Worldwide demand for molybdic oxide in calendar 1996 was reported at approximately 230,000,000 pounds, its highest level ever. Production for that period was about 225,000,000 pounds. There is, however, excess capacity from the primary molybdenum mines which are currently not producing. In addition, by-product molybdenum (primarily from Chilean copper mining companies) has a major impact on available supplies. It is unlikely that any major new primary deposits will be developed during fiscal 1999.

        Molybdenum prices on the open spot market increased substantially, from $3.35 per pound of technical grade molybdic oxide (the principal product) in September 1994, to $15.50 - $17.50 per pound in February 1995. However, by May 31, 1996, prices declined to $3.00 - $3.35 per pound but were in the $4.00 to $4.40 per pound range in September 1997 and $3.75 in July 1998.

PARADOR MINING (NEVADA)

        USE and Crested are sublessees and assignees from Parador Mining Co., Inc. ("Parador"), of certain rights under two patented mining claims located in the Bullfrog Mining District of Nye County, Nevada. The claims are immediately adjacent to and part of a gold mine operated by Bond Gold Bullfrog, Inc. ("BGBI"), a non-affiliated third party (now known as Barrick Bullfrog, Inc.). USE and Crested have also been assigned certain extralateral rights associated with the claims and certain royalty rights relating to a prior lease on those properties. The lease to USE and Crested is for a ten year primary term, is subject to a prior lease to BGBI on the properties, and allows USE and Crested to explore for, develop and mine minerals from the claims. If USE and Crested conduct activities on the claims, they are entitled to recover costs out of revenues from extracted minerals. After recovering any such costs, USE and Crested will pay Parador a production royalty of 50 percent of the net value of production sold from the claims.

        USE, Crested and Parador presently are in litigation concerning this property. See "Legal Proceedings - BGBI Litigation" below.


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



OIL AND GAS.

        Fort Peck Lustre Field (Montana). USECC conducts a small oil production operations at the Lustre Oil Field on the Ft. Peck Indian Reservation in north-eastern Montana. Until recently, four wells were producing, and USE and Crested received a fee based on oil produced. The wells were shut in pending a price increase. USE is the operator of record. No further drilling is expected in this field. This fee and certain real property of USE and Crested, have been pledged or mortgaged as security for a $1,000,000 line of credit from a bank.

COMMERCIAL OPERATIONS

        Brunton. In fiscal 1996, USE sold The Brunton Company to Silva Production AB, a closely held Swedish corporation ("Silva") for $4,300,000. Brunton is engaged in the manufacture and marketing of professional and recreational outdoor products and at the time of its sale Brunton was 100% owned by USE.

        USE received $300,000 upon execution and delivery of the Agreement, approximately $3,000,000 by wire transfer from Silva at closing and an agreement (promissory note) by Silva to pay USE $1,000,000 in three annual installments of $333,333 each, together with interest at the rate of 7% per annum, such installments to be paid on February 15, 1997, February 15, 1998 and February 15, 1999. All installments have been received.

        In addition, Silva agreed to pay USE 45% of the net profits before taxes derived from Brunton products and operations (including new products then being developed by Brunton) for a period of four years and three months commencing February 1, 1996. The profits payment for the period February 1, 1996 through April 30, 1997 of $292,600 was received after May 31, 1997; the profits payment for fiscal 1998 has not yet been received.

        Certain items of equipment and personal property were withheld by USE from the Agreement and transferred from Brunton to USE, by mutual agreement with Silva, for USE's assumption of the indebtedness thereon, including 225,556 shares of USE's common stock, and options to purchase 150,000 shares of USE's common stock for $3.50 per share; and 160,000 shares of Crested common stock, and options to purchase (from Crested) 300,000 shares of Crested common stock for $0.40 per share. USE subsequently transferred to Plateau 125,556 shares of USE (and options to purchase 75,000 shares of USE), plus 60,000 shares of Crested (and options to purchase 150,000 shares of Crested) in partial payment of debt owed to Plateau by USECC. The remaining 100,000 USE shares (and options to purchase 75,000 USE shares), plus 100,000 Crested shares (and options to purchase 150,000 shares of Crested) were transferred to SGMC. In fiscal 1998, SGMC exercised its USE options. Plateau did not exercise its USE options, and neither SGMC or Plateau exercised their Crested options, which have expired.

        The sale eliminated Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of USE's business for fiscal 1997 and thereafter, except to the extent of future net profit payments from Silva.

        Real Estate and Other Commercial Operations. USE owns varying interests, alone and with Crested, in affiliated companies engaged in real estate, transportation, and commercial businesses. The affiliated organizations include Western Executive Air, Inc. ("WEA") and Canyon Homesteads, Inc. (through Plateau). Activities of these and other subsidiaries in the business sectors include ownership and management of a commercial office building, the townsite of Jeffrey City, Wyoming and the townsite, motel, convenience store and other commercial facilities in Ticaboo, Utah.

        Wyoming Properties. USECC owns a 14-acre tract in Riverton, Wyoming, with a two-story 30,400 square foot office building (including underground parking). The first floor is rented to affiliates, nonaffiliates and government agencies; the second floor is occupied by USE and Crested and is adequate for their executive offices. The property is mortgaged to the WDEQ as security for future reclamation work on the SMP Crooks Gap uranium properties.

        USE and Crested (through WEA) also owns a fixed base aircraft operation at the Riverton Municipal Airport, including a 10,000 square foot aircraft hangar and 7,000 square feet of associated offices and facilities. This operation is located on land leased from the City of Riverton for a term ending December 16, 2005, with an option to renew on mutually agreeable terms for five years. The annual rent is presently $1,180 (adjusted annually to reflect changes in the Consumer Price Index), plus a $0.02 fee per gallon of fuel sold. WEA owns and operates an aircraft fixed base operation with fuel sales, flight instruction services and aircraft maintenance in Riverton, Wyoming.

        USE and Crested also own 18 undeveloped lots on 26.8 acres of the Wind River Airpark near the Riverton Municipal Airport, and three mountain sites covering 16 acres in Fremont County, Wyoming.

        USECC owns various buildings, 290 city lots and/or tracts and other properties at the Jeffrey City townsite in south-central Wyoming. Nearly 4,000 people resided in Jeffrey City in the early 1980s, when the nearby Crooks Gap and Big Eagle uranium mining projects were active. The townsite may be utilized for worker housing as the Jackpot Mine and Sweetwater Mill are put into operation. In the interim, USE and Crested are selling lots at Jeffrey City and made sales aggregating $38,400 and $21,150 during fiscal 1998 and 1997, respectively.

        In Riverton, Wyoming, USE owns five city lots and a 20-acre tract with improvements including two smaller office buildings and three other buildings with 19,000 square feet of office facilities, 5,000 square feet of laboratory space and repair and maintenance shops containing 8,000 square feet.

        Colorado Properties. In connection with the AMAX transaction for the Mt. Emmons molybdenum properties near Crested Butte, Colorado, USECC acquired an option from AMAX (now Cyprus Amax) to purchase approximately 57 acres for $200,000 in Mountain Meadows Business Park, Gunnison, Colorado. See "Minerals - Molybdenum" above. The property is zoned commercial and industrial, and is adjacent to Western State College. In fiscal 1995, USECC and Cyprus Amax agreed to exercise the option by USE and Crested agreeing to forego six quarters of advance royalties from Cyprus Amax (the option purchase price was $200,000), plus payment of certain expenses i.e. real property taxes from 1987 and other expenses amounting to $19,358. Thereafter, USE (together with Crested) signed option agreements with Pangolin Corporation, a Park City, Utah developer, for sale of the 57 acres, and a separate parcel owned in Gunnison County, Colorado.

        Although initial payments on the option agreements were received, the developer is in default on the balance. In July 1998, USE filed a lawsuit seeking recovery of the balance owing on promissory notes and contracts. See "Legal Proceedings."

        Utah Properties. Canyon Homesteads, Inc. (a Plateau subsidiary) owns a majority interest in a joint venture which holds the Ticaboo Townsite in Ticaboo, Utah (see "Minerals - Uranium-Shootaring Canyon Mill - Ticaboo Townsite" above). In fiscal 1995, USE acquired the minority interest in the joint venture from a nonaffiliate. Revenues from sale of homesites and operation of the motel were nominal in 1998.

CONSTRUCTION

        Four Nines Gold, Inc. On September 13, 1995, FNG was awarded a construction contract for $618,270 by the United States Department of the Interior, Bureau of Reclamation, for the Minor Laterals, North Canal, Stage 5, Belle Fourche Unit, South Dakota. As of May 31, 1997 FNG had completed 100% of the contract, billing and receiving $618,270. The contract as of May 31, 1997, had resulted in a loss of $48,426 to FNG, however, a claim for $172,977 was submitted. On July 2, 1998 the claim was denied by the Bureau of Reclamation and FNG has 12 months to appeal.

        For fiscal 1998, FNG has had no contracts for construction work, but has rented its equipment to USECC for USE by the GMMV at the Jackpot Mine. Rental revenues totaled $478,338 for fiscal 1998 at a profit of $263,409, and the rentals are continuing into fiscal 1999.

        Neither commercial nor construction operations are dependent upon a single customer, or a few customers, the loss of which would have a materially adverse effect on the Company.

RESEARCH AND DEVELOPMENT

        USE has incurred no research and development expenditures, either on its own account or sponsored by customers, during the past three fiscal years.

ENVIRONMENTAL

        General. USE's operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations also impact USE. Similar laws and regulations in California affect SGMC, operations and in Utah laws and regulations effect Plateau's operations.

        USE's management believes USE is currently in compliance in all material respects with existing environmental regulations. To the extent that production by SMP, GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy existing or new provisions which relate to environmental protection, future USE earnings could be adversely affected.

        Crooks Gap. An inoperative ion exchange facility at Crooks Gap currently holds a NRC license for possession of uranium operations byproducts. USE has applied to the NRC for permission to decommission and decontaminate the plant, dispose low level waste into the Sweetwater Mill tailings cell, and keep intact such of the facility as does not require dismantling and which is approved for unrestricted operation.

        Other Environmental Costs. Actual costs for compliance with environmental laws may vary considerably from estimates, depending upon such factors as changes in environmental laws and regulation (e.g., the new Clean Air
Act), and conditions encountered in minerals exploration and mining. USE does not anticipate that expenditures to comply with laws regulating the discharge of materials into the environment, or which are otherwise designed to protect the environment, will have any substantial adverse impact on the Registrant's competitive position.

EMPLOYEES

        As of the date of this Prospectus, USE had approximately 82 full-time employees (including mine and mill employees in Wyoming and Utah) compared to 175 before the Jackpot Mine on Green Mountain was put on standby. Crested uses approximately 50 percent of the time of USE employees, and reimburses USE on a cost reimbursement basis.

MINING CLAIM HOLDINGS

        Title to Properties. Nearly all the uranium mining properties held by GMMV, USE and Plateau are on federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law. Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include discovery of valuable minerals, erecting a discovery monument and posting thereon a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the BLM. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also pay certain rental fees annually to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged. Disputes can also arise with adjoining property owners for encroachment or under the doctrine of extralateral rights (see "Legal Proceedings - BGBI Litigation").

        Proposed Federal Legislation. The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on USE' operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of the Green Mountain mineral properties, the SMP properties and some of Plateau's mineral properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects and impair USE's ability to hold or develop such properties, as well as other mineral prospects on federal unpatented mining claims.

                                LEGAL PROCEEDINGS

SHEEP MOUNTAIN PARTNERS ARBITRATION/LITIGATION

        In 1991, disputes arose between USE/Crested, and Nukem, Inc. and its subsidiary Cycle Resource Investment Corp. ("CRIC"), concerning the formation and operation of the Sheep Mountain Partners partnership for uranium mining and marketing, and activities of the parties outside SMP. Arbitration proceedings were initiated by CRIC in June 1991 and in July 1991, USECC filed a lawsuit against Nukem, CRIC and others in the U.S. District Court (District of Colorado). Later, USECC filed another suit for the standby costs at the SMP mines against SMP in the Colorado State Court. The Federal Court stayed both the arbitration proceedings and the State Court case. In February 1994, all of the parties agreed to exclusive and binding arbitration of the disputes before the American Arbitration Association ("AAA"), for which the legal claims made by both sides included fraud and misrepresentation, breach of contract, breach of duties owed to the SMP partnership, and other claims.

        Following 73 hearing days and various submissions by the parties, the AAA panel (the "Panel") entered an Order and Award (the "Order") in April 1996 finding generally in favor of USE and Crested on certain of their claims
(including the claims for reimbursement for standby maintenance expenses and profits denied SMP in Nukem's trading of uranium), and in favor of Nukem/CRIC and against USE and Crested on certain other claims.

        Approximately $18 million of SMP cash had been placed in escrow and a bank account by agreement of the parties pending resolution of the disputes.

        The April 1996 Order awarded USE and Crested monetary damages of approximately $7,800,000 with interest (after deduction of monetary damages which the Arbitration Panel awarded in favor of Nukem/CRIC and against USE and Crested). An additional amount of approximately $4,300,000 was awarded by the Panel to USE and Crested, to be paid out of the escrowed $18 million and SMP cash. This $4,300,000 was USE and Crested's share of SMP profits from selling uranium to utilities and advances to purchase uranium for SMP. The Panel also ordered that one utility supply contract which had been in dispute belonged to SMP, not Nukem, and that Nukem was to assign that contract to SMP. The Panel further ordered that certain contracts which Nukem had obtained for the purchase of uranium from countries in the CIS (former Soviet republics) belonged to SMP.

        After motions and further proceedings in the Federal District Court, and a reaffirmation Order by the Panel in July 1996, the U.S. District Court confirmed the Panel's Order and Award. In November 1996, USECC received $4,367,000 of the damage award out of the SMP escrowed funds and a separate SMP bank account. In confirming the Panel's Order, the Court ordered Nukem to assign a utility contract to SMP; to pay USECC a net amount of approximately $8,465,000 in monetary damages; and impressed a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights, and profits therefrom. Nukem/CRIC posted a supersedeas bond for $8,613,600 and the Court stayed execution on the judgment. The bond did not cover the value of the CIS contracts at issue because the Panel's Order did not value such contracts.

        Nukem/CRIC appealed the District Court's Second Amended Judgment to the 10th Circuit Court of Appeals. The appeal was argued before the Court of Appeals on September 24, 1998.

        During the fourth quarter of fiscal 1998, USE and Crested entered into a partial settlement with Nukem and CRIC on certain of the claims not on appeal. Under the partial settlement, USECC received (i) from SMP an assignment of all of the mining claims and equipment which had been held by SMP (USECC remains responsible for the reclamation liabilities associated with the claims as had always been the case when the properties were in SMP); (ii) from Nukem and CRIC, $484,361 which settled USE and Crested's claim to their share of the past and future profits on a utility contract which Nukem had wrongfully kept outside of SMP (and Nukem was allowed to keep this contract as part of the settlement);
(iii) from Nukem and CRIC, $4,540,000 to settle all claims by USE against Nukem, CRIC and SMP (including Nukem/CRIC's one-half share of the SMP mine maintenance costs); (iv) from SMP, a contract to sell 1,076,842 pounds of uranium oxide to a utility; and (v) from SMP, a contract to purchase 600,000 pounds of uranium oxide from another producer in North America (200,000 pounds annually through 2000). In connection with the partial settlement, the parties agreed to the dismissal with prejudice of the Colorado and Wyoming State Court proceedings (for reimbursement of SMP mine maintenance costs), and all claims in the Federal District Court and the arbitration, except for the issues pending before the 10th Circuit Court of Appeals. The cash settlement portion under (iii) above is in addition to the $4,367,000 received by USECC in November 1996 out of the SMP escrowed funds.

        In September 1998, USECC sold the purchase contract ((v) above) to Nukem for $35,000 for each of three years wherein Nukem buys uranium from the producer; if Nukem doesn't purchase any uranium in any year, no payment is owed to USECC for that year.

        A three judge panel of the 10th Circuit Court of Appeals issued an Order and Judgment in the Nukem/CRIC arbitration/litigation matter on October 22, 1998, which unanimously affirmed the Federal District Court Second Amended Judgment. The ruling of the 10th Circuit Court of Appeals affirmed (i) the imposition of a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights, and the profits therefrom; and (ii) the damage award against Nukem/CRIC. As a result of the Court of Appeals ruling, USE and Crested received an additional $6,077,264 (including interest and court costs) from Nukem in February 1998 for a total net monetary award of $15,468,625 in the arbitration/litigation, and equitable relief in the form of USE's and Crested's interest in SMP, which holds the constructive trust over the CIS contracts. However, the value of the interest in SMP cannot be determined until a full accounting of those contracts has been completed by SMP. The length of time such an accounting will require presently cannot be estimated.

TICABOO TOWNSITE LITIGATION.

        In fiscal 1998, a prior contract operator of the Ticaboo restaurant and lounge, and two employees supervising the motel and convenience store in Utah (owned by Canyon Homesteads, Inc.) sued USE, Crested and others in Utah State Court. After a five day trial, a jury denied the claims of two of three plaintiffs but awarded the third plaintiff $156,000 in damages against USE. USE has filed motions including a motion for judgment notwithstanding the verdict ("JNOV"). The motions were denied by the Court and USE posted a supersedeas bond for $275,000 to appeal the judgment. The appeal is pending.

BGBI LITIGATION

        USE and Crested are defendants and counter- or cross-claimants in certain litigation in the District Court of the Fifth Judicial District of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") on July 30, 1991. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims owned by Parador Mining Company Inc. ("Parador") and initially leased to a predecessor of BGBI, which claims are in and adjacent to BGBI's Bullfrog open pit and underground mine. USE and Crested assert certain interests in the claims under an April 1991 assignment and lease with Parador, which is subject to the lease to BGBI's predecessor.

        BGBI seeks to quiet title to its leasehold interest in the subject claims, a determination that USE and Crested have no rights in the claims, and an order enjoining USE and Crested from asserting any interest in them. BGBI further asserts other claims and that, in attempting to lease an interest in the subject claims to USE and Crested, Parador breached the provisions of its lease to BGBI, and that Parador is responsible for the legal fees and costs incurred by BGBI in the quiet title action, which may be offset against royalties.

        A partial or bifurcated trial to the Court of the extralateral rights issues was held on December 11 and 12, 1995, to determine whether the Bullfrog orebody is a "vein, lode or ledge" as described in the General Mining Law and, if so, whether the facts warrant application of the doctrine of extralateral rights as set forth in such statute. The Court found that Parador had failed to meet its burden of proof and therefore Parador, USE and Crested have no right, title and interest in the minerals lying beneath the claims of Layne pursuant to extralateral rights. The partial trial did not address the issues of breach of contract by the defendants and BGBI for specific performance and they were tried before the Court commencing on January 26, 1998. After the trial, the Court found against the parties on their respective claims. BGBI and Parador, and USE/Crested are appealing the decision to the Nevada Supreme Court.

DEPARTMENT OF ENERGY LITIGATION

        On July 20, 1998, eight uranium mining companies with operations in the United States (including USE, Crested, YSFC) and the Uranium Producers of America (a trade organization) filed a complaint against the United States Department of Energy (the "DOE") in a lawsuit (file no. 98 CV 1775) in the United States District Court, Cheyenne, Wyoming. The complaint seeks declaratory judgment and injunctive relief. The plaintiffs allege that the DOE violated the USEC Privatization Act of 1996, when the DOE transferred 45 metric tons of low enriched uranium and 3,800 metric tons of natural uranium to United States Enrichment Corp. ("USEC"). See "Business and Properties - Uranium Marketing - USEC Inc." above.

        Specifically, the plaintiffs allege that the USEC Privatization Act authorizes the DOE to transfer to USEC "without charge" an initial 50 metric tons of highly enriched uranium and 7,000 metric tons of natural uranium. The Act authorizes the DOE to sell (not merely transfer) additional quantities of uranium out of the DOE stockpile, but only upon payment of fair market value for the uranium and then only upon specific finding by the DOE that such a sale would not have an adverse material impact on the domestic uranium, mining, conversion or enrichment industry, taking into account sales under the Russian HEU Agreement and the Suspension Agreement.

        The plaintiffs have asked the Court to declare that (i) the DOE violated its statutory authority by transferring uranium to USEC in excess of statutory limits on volume; (ii) the excess amounts were not "sold" by the DOE to USEC for fair value, as required by the Act, and mandated findings by the DOE concerning possible adverse impacts were not supported in fact; and (iii) the DOE be enjoined from future transfers in violation of the Act. The DOE filed a motion to dismiss the complaint claiming that the U.S. Congress withdrew its consent to be sued in connection with the USEC Inc. privatization and that USEC Inc. must be joined as an indispensable party. The State of Wyoming moved to join in the litigation on behalf of the plaintiffs. A hearing was held on the motions on January 8, 1999 before the U.S. District Court in Cheyenne, Wyoming and the Court took the motions under advisement.

CONTOUR DEVELOPMENT LITIGATION

        On July 28, 1998, USE filed a lawsuit in the United States District Court, Denver, Colorado against Contour Development Company, L.L.C. and entities and persons associated with Contour Development Company, L.L.C. (together, "Contour") and the original developer Pangolin Corporation, seeking compensatory and consequential damages of more than $1.3 million from the defendants for dealings in real estate owned by USE and Crested in Gunnison, Colorado.

        Specifically, USE (which is the assignee of Crested's rights and interests in certain of the promissory notes, contracts and agreements) alleges that Contour has breached contracts for the sale of USE's and Crested's Gunnison properties, and is in default on the promissory notes delivered to pay for the Gunnison properties. USE has further alleged that Contour fraudulently induced USE and Crested to enter into restructuring agreements for the original transactions between the parties in such properties; and further, that Contour has breached the duties of good faith, honesty, full disclosure and fair dealing which were owed to USE and Crested by Contour in the course of the transactions. USE has made additional claims against Contour for unjust enrichment and conversion of the real estate assets and added additional parties as defendants. See "Business - Commercial Operations - Real Estate and Other Commercial Operations - Colorado Properties" above.

        As of the date of this Prospectus, the parties are negotiating for a settlement, however, no final settlement has been reached.

SGMC LITIGATION

        In 1993, Amador County issued a conditional use permit ("CUP") to allow SGMC to develop the SGM near the town of Sutter Creek, Amador County, California. A number of conditions were attached to the original CUP which accommodated local citizen and government agency concerns about noise, waste disposal, traffic and other aspects of the proposed mining operation.

        In 1997 and 1998, SGMC proposed amendments to the CUP for a new design of the SGM which would lower its environmental impact by reducing traffic, potentially eliminating the use of cyanide on-site, and removing two large tailings dams which would have been built to hold mine and mill waste. The new design also would significantly reduce capital and operating costs for the mine/mill complex, but cover more land for waste disposal and other purposes. The certification and approval by the Amador County Planning Commission of the Final Subsequent Environmental Impact Report ("FSEIR") and CUP amendments on July 14, 1998 was appealed (by another local citizens project opposition group) to the Amador County Board of Supervisors. In August and September 1998, the Board of Supervisors certified the FSEIR and approved the amendments to the CUP.

        On September 28, 1998 a lawsuit was filed in Amador County Superior Court, California (Case No. 98 CV 3298) by Concerned Citizens of Amador County as plaintiffs, against the County of Amador and the Amador County Board of Supervisors, and against SGMC as a real party in interest. The lawsuit challenges the actions of Amador County and its Board of Supervisors in certifying the FSEIR and approving the amended CUP. Specifically, the petitioners allege that the FSEIR is inadequate under the California Environmental Quality Act ("CEQA"), and further, that Amador County and its Board of Supervisors did not follow the fact finding, publication and other procedures mandated by CEQA and local land use ordinances. The petitioners have requested the court to void the FSEIR, rescind the amended CUP, and not permit

Amador County to take further actions to allow implementation of the Lincoln Project until a revised EIR is completed and local land use ordinances are revised or complied with.

        SGMC has filed an answer to the petition, denying the allegations that: there are substantive deficiencies in the FSEIR; or that important steps in the analysis, approval and public comment processes as required under CEQA were not followed in approving the FSEIR and amended CUP.

        SGMC anticipates the lawsuit could possibly delay the start of operations at the Lincoln Project. SGMC does not anticipate that the lawsuit will result in the ultimate cancellation of the Lincoln Project, or prevent implementation of the more efficient and less expensive (and environmentally improved) Lincoln Project as contemplated by the amended CUP.

MARKET FOR COMMON SHARES AND RELATED STOCKHOLDER MATTERS

(a)     Market Information

Shares of USE Common Stock are traded on the over-the-counter market, and prices are reported on a "last sale" basis by the National Market System ("NMS") of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The range by quarter of high and low sales prices for the Common Stock is set forth below for fiscal 1998 and 1997.

                                                         High           Low
                                                         ----           ---
        Fiscal year to end May 31, 1999
        -------------------------------
           First quarter ended 8/31/98                 $ 6.88          $1.25
           Second quarter ended 11/30/98                 3.94           0.75

        Fiscal year ended May 31, 1998
        ------------------------------
           First quarter ended 8/31/97                 $11.63          $7.13
           Second quarter ended 11/30/97                11.75           7.45
           Third quarter ended 2/28/98                  10.13           6.75
           Fourth quarter ended 5/31/98                  8.63           5.75

        Fiscal year ended May 31, 1997
        ------------------------------
           First quarter ended 8/31/96                 $22.00         $14.50
           Second quarter ended 11/30/96                19.00          11.94
           Third quarter ended 2/28/97                  11.25           9.38
           Fourth quarter ended 5/31/97                 13.00           5.75

        At March 3, 1999, the closing bid price was $3.88 per share and there were approximately 696 shareholders of record for Common Stock.

        USE has not paid any cash dividends with respect to the Common Stock. There are no contractual restrictions on USE's present or future ability to pay cash dividends, however, USE intends to retain any earnings in the near future for operations.

                    USE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is Management's Discussion and Analysis of those significant factors which have affected USE's liquidity, capital resources and results of operations during the periods covered in USE's Consolidated Financial Statements filed with this Prospectus.

        Some of the statements in this Management's Discussion and Analysis constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of USE to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES AT NOVEMBER 30, 1998

        During the six months ended November 30, 1998, USE and its subsidiary Crested received $5,026,000 in cash as a result of a partial settlement of Sheep Mountain Partners ("SMP") arbitration. Primarily as a result of receiving these funds the cash position of USE increased to $5,900,800 at November 30, 1998 from $5,650,500 at May 31, 1998. Other increases in components of working capital were increases in assets held for resale and other assets of $155,800 and accounts receivable affiliates of $356,400. The components of the increase in assets held for resale and other assets was an increase of $134,400 in prepaid insurance and $21,400 improvements in assets held for sale by USE's subsidiary Plateau Resources Ltd. ("Plateau"). Accounts receivable affiliates increased due to USE and Crested advancing funds for the Green Mountain Mining Venture ("GMMV") operations. These advances had not yet been reimbursed by the GMMV at November 30, 1998, due to certain differences of opinion between the GMMV participants relating to allowable charges under the temporary standby status of the GMMV properties. As of December 31, 1998, the majority of these advances had been repaid by the GMMV. USE, Crested and Kennecott continue to work on resolving the balance of the funds due USE and Crested. Inventories also increased by $38,700 as a result of operational needs of USE's subsidiaries Plateau and Western Executive Air, Inc.

        The current portion of long term debt increased by $114,800 during the six months ended November 30, 1998, as a result of financing the annual insurance premium. Total long term debt as a result of the financing of these insurance premiums along with other minor financings resulted in an increase of $201,000 in long term debt. During the six months ended November 30, 1998, there was also a reduction of long term debt through cash payments of $160,700 for a net increase in long term debt of $40,300.

        During the six months ended November 30, 1998, USE and its consolidated subsidiaries purchased a various pieces of mining equipment for a total of $188,600. In the normal course of evaluating equipment needs, USE and its subsidiary also received $203,900 in proceeds from the sale of various pieces of equipment that were no longer needed.

        During the six months ended November 30, 1998, USE purchased a total of 45,700 shares of its Common Stock from the open market at a total purchase price of $123,800. These shares are held as treasury shares.

        As part of the 1997 agreement to purchase Kennecott's interest in the GMMV, USE and Crested received a $4,000,000 payment. This amount is carried as a deferred purchase option until such time as an acquisition of the Kennecott interest is concluded (which would be on terms different from the original 1997 Acquisition Agreement), or standby costs are offset against the $4,000,000 deferred purchase option until it is reduced to zero.

CAPITAL RESOURCES

        General: The primary source of USE's capital resources for the remaining six months of fiscal 1999 are the cash on hand at November 30, 1998; the potential receipt of cash from the SMP Arbitration Award; possible equity financing from affiliated companies; and proceeds under the line of credit after it is renewed. Additionally, USE and Crested will continue to offer for sale various non-core assets such as lots and homes in Ticaboo, real estate holdings in Wyoming, Colorado and Utah, and mineral interests. Interest, rentals of real estate holdings and equipment, aircraft chartering and aviation fuel sales, also will provide cash.

        Line of Credit: USE and Crested have had a $1,000,000 line of credit with a commercial bank. The line of credit was secured by various real estate holdings and equipment. USE and Crested are currently negotiating with the commercial bank to increase the line of credit. No assurance can be given that the line of credit will be increased. The commercial bank however has given initial indications that at a minimum the line of credit will be renewed in its initial amount of $1,000,000 during the third quarter of 1999, and possibly for up to $2,500,000. It is anticipated that the line of credit may be used to finance short term working capital needs.

        Financing: Equity financing for Sutter Gold Mining Company ("SGMC") and Plateau Resources Ltd. ("Plateau") are dependent on the market price of gold and uranium among other conditions. As of November 30, 1998, the prices for these metals remained depressed and it is not known when they will recover. USE and Crested continue to be optimistic concerning the future markets for these metals but can not accurately forecast what the prices will be in the short or long term markets. If the price for these metals do not increase in the short term, working capital will be impacted negatively due to holding costs of the properties and the ability to raise equity funding could be impaired.

        Summary: USE believes that cash on hand at November 30, 1998 and the anticipated proceeds from the Nukem litigation will be adequate to fund working capital requirements through fiscal 1999. However, these capital resources will not be sufficient to provide the funding for major capital expansions and development of mineral properties. For these expansions USE and Crested continue to seek joint venture partners.

CAPITAL REQUIREMENTS

        General: The primary requirements for USE's working capital during fiscal 1999 are expected to be the costs associated with the development activities of Plateau, care and maintenance costs of the former SMP mineral properties, payments of holding fees for mining claims, USE's portion of the costs associated with the GMMV properties should USE elect to participate in the holding costs, and corporate general and administrative expenses.

        SGMC: USE owns a majority interest in SGMC and is therefore potentially responsible for the ongoing administrative and development costs of the properties owned by SGMC. USE is therefore assisting SGMC in its efforts to secure financing to place the properties into production. SGMC has sufficient cash reserves to fund its ongoing permitting and administrative expenses. It is anticipated that an additional $15 million is needed to complete the development of the mine and construction of the cyanide-flotation mill. Prior to the time that such construction and development costs are undertaken SGMC will require either additional debt or equity financing.

        Due primarily to the sustained decline in gold prices during fiscal 1998, USE recorded a $1,500,000 impairment on its investment in SGMC. If financing is not obtained in fiscal 1999 and/or gold prices further decline from present levels, USE will reevaluate the need for an additional impairment on its investment in SGMC, which includes the Stock Purchase Warrant that is contingent on SGMC identifying ounces of gold in excess of 300,000 ounces. USE acknowledges that it may be required to record a significant impairment under Generally Accepted Accounting Principles should financing not be obtained by SGMC to develop the project or if gold prices decline further. As of the six months ended November 30, 1998, USE was continuing its search for development capital and has several interested parties, however no financing commitments has been obtained.

        SMP: As part of a settlement agreement reached during the fourth quarter of 1998, the SMP mines and associated properties were transferred to USE and Crested. The holding and reclamation costs associated with these mining properties are the responsibility of USE and Crested. The holding costs historically have been approximately $85,000 per month. USE and Crested continue to search for improved techniques that will reduce these monthly costs. The future reclamation costs on the SMP properties are covered by a reclamation bond which is secured by the pledge of certain real estate assets. The dollar amount for the reclamation bond is reviewed annually by State regulatory agencies. USE and Crested currently have a reclamation liability on the SMP properties of $1,451,800 which is shown as such in the long term liability section of its balance sheet.

        It is not anticipated that the SMP properties will be placed into production during fiscal 1999. USE and Crested have determined that the SMP mining properties should be maintained and prepared for production in the future when the price of uranium increases into the $15 per pound range or at such time as USE and Crested are able to obtain long term delivery contracts with favorable price terms and the Sweetwater Mill, which is owned and operated by the GMMV, is placed into operation. There are no major reclamation obligations during the balance of Fiscal 1999 that USE and Crested are aware of on the properties.

        In addition to receiving the SMP mining properties back in the settlement of a portion of the SMP arbitration issues, USE and Crested also received one of the market related delivery contracts which had previously belonged to SMP. There will be one delivery under this contract during the third quarter of fiscal 1999, which requirement was sold to a third party; USE and Crested will make a nominal profit on the sale during the third quarter of 1999. As of November 30, 1998, USE has no additional delivery or financing commitments for the sale or purchase of uranium during Fiscal 1999.

        GMMV: During July 1998, the GMMV Management Committee unanimously agreed to place the Jackpot Mine and Sweetwater Mill on active standby status. This decision was made as a result of uncertainties in the short term uranium market. These same uncertainties made the financing of the acquisition of Kennecott's interest in the GMMV more difficult. USE and Crested had until October 30, 1998 to complete the financing efforts to purchase Kennecott's interest. The financing was not successfully completed and the Acquisition Agreement, which was signed on June 23, 1997, expired on October 30, 1998.

        The mines and the mill will continue to be maintained. Kennecott's obligation to fund the first $50 million in expenditures is now satisfied and USE and Crested will be obligated to fund their 50% of the ongoing costs. The Management Committee of the GMMV is currently discussing what level of expenditures should be made to maintain the properties. A final decision on these expenditures has not been reached, but USE, Crested and Kennecott are desirous that the expenses be held to a minimum. All parties to the GMMV will need to elect to either participate in the standby costs or become diluted by not participating.

        Certain disagreements as to how the holding costs from July 1998 forward are to be funded have existed between Kennecott and USE and Crested. Until such time as the disagreements are resolved and a firm understanding is arrived at, no estimate as to any potential financial commitment for the holding costs of the properties to USE and Crested can be made. If the GMMV participants are not able to resolve the disagreements on holding cost obligations, the GMMV contracts direct such disagreements to arbitration for resolution.

        Plateau: Plateau owns and operates the Ticaboo townsite, motel, convenience store and restaurant. Additionally, Plateau owns and maintains the Tony M uranium mine and Shootaring uranium mill. USE and Crested are currently working to obtain the necessary permits from the State of Utah to place the Shootaring mill into production. USE and Crested are seeking debt or equity financing of between $6 million and $9 million to put the mill and Tony M mine into production. Until such time as the financing is received and profitable contracts are obtained, USE and Crested will not put the properties owned by Plateau into production. Historically, the net holding costs of the Plateau properties have been $70,000 per month.

        During the six months ended November 30, 1998 the reclamation liability on the Plateau properties was increased by $82,100 to provide for estimates made by regulatory agencies. USE does not anticipate placing the Plateau properties into production during Fiscal 1999. It is also anticipated that the reclamation liabilities, (fully bonded by a cash bond), which are associated with the Plateau properties will not be performed until well into the future.

        Yellow Stone Fuels Corp. ("YSFC"): In USE's opinion, YSFC has sufficient cash to complete its projected 1999 exploration program on its in-situ uranium properties. As of November 30, 1998, YSFC owed USE and Crested $400,000 in a convertible promissory note plus interest at 10% per annum. The note was not paid on the due date of December 31, 1998. The directors of YSFC and management of USE and Crested are discussing how the note will be retired. Presently, it is anticipated that the note will be retired partially in cash and partially in stock of YSFC pursuant to the terms of the note and will be completely retired by these two methods during March of 1999. Additional amounts of money totaling $157,800 have been advanced by USE and Crested for YSFC for a total indebtedness at November 30, 1998 of $577,800 plus accrued interest. YSFC has sufficient cash on hand to retire this indebtedness.

        Term Debt: Debt to third parties at November 30, 1998 was $544,200 as compared to $503,900 at May 31, 1998. The increase in debt to third parties consists primary of debt due on the financing of annual insurance premiums and various purchases of equipment.

        Reclamation Obligations: It is not anticipated that any of USE's working capital will be used in fiscal 1999 for the reclamation of any of its mineral property interests. The reclamation costs are long term and are either bonded through the USE of cash bonds or the pledge of assets. Further, it is not anticipated that any of the mining properties in which USE owns an interest in will enter the reclamation phase prior to May 31, 1999.

        Other: USE and Crested currently are not in production on any mineral properties, and development work continues on several of their major investments. USE and Crested are not using hazardous substances or known pollutants to any great degree in these activities. Consequently, recurring costs for managing hazardous substances, and capital expenditures for monitoring hazardous substances or pollutants, have not been significant. USE and Crested are also not aware of any claims for personal injury or property damage that need to be accrued or funded.

        The tax years through May 31, 1992 are closed after audit by the IRS. On October 5, 1998 USE and Crested met with the Appeals Office of the IRS in Denver, Colorado to discuss resolving issues raised for fiscal 1993 and 1994. USE and Crested have resolved all outstanding issues for those years without incurring any cash commitments for additional taxes due. The IRS is currently concluding its review of fiscal 1995 and 1996 for the companies but no final reports have been issued so no representations can be made as to their ultimate outcome.

RESULTS OF OPERATIONS

SIX MONTHS ENDED NOVEMBER 30, 1998
COMPARED TO SIX MONTHS ENDED NOVEMBER 30, 1997

        During the six months ended November 30, 1998, revenues decreased from those revenues reported during the same period of the previous year by $1,151,200 to total revenues of $3,012,600. The major reduction was as a result of USE not receiving any revenues from the delivery of uranium on one of the SMP contracts. During the six months ended

November 30, 1997, USE recognized $969,100 in revenue from the profits derived from a SMP contract delivery. No such revenues were recognized during the six months ended November 30, 1998. Revenues from management fees increased by $44,700 during the six months ended November 30, 1998 over the same period of the previous year as a result increased expenditures at the GMMV on which USE recognized a management fee.

        Costs and expenses for the six months ended November 30, 1998 increased by $2,649,800 over the same period of the previous year. The increase in costs primarily came as a result of increased activity on mineral properties, associated with development of the Jackpot Mine declines in June and July on the GMMV properties and subsequent shut down expenses of the GMMV properties, Sutter Gold permitting and Plateau permitting of mine and mill properties and real estate development. Commercial operations and increased general and administrative overhead to supervise the increased activity also contributed to increased general and administrative costs. USE and Crested also paid cash bonuses of $561,000 (including taxes due) to four employees in recognition of the extraordinary dedication they had given to their work in the SMP arbitration/litigation. The projects which are being developed, are currently not in the production phase and therefore are not generating cash flow. With the decline in the market price of uranium, it is not anticipated that the properties will be placed into production in fiscal 1999. A decision was however made in July 1998 to place the GMMV mines on active standby. USE is therefore anticipating reductions in costs.

        As a result of the reduced revenues and increased costs discussed above, operations for the six months ended November 30, 1998 resulted in a loss of $3,244,700 or $0.42 per share as compared to a loss of $174,000 or $0.03 per share for the quarter ended November 30, 1997.

YEAR 2000 ISSUE

        Computer programs written in the past utilize a two digit format to identify the applicable year. Any date sensitive software beyond December 31, 1999 could fail, if not modified. The result could be among other possibilities, disruptions to the operations and the inability to process financial transactions. USE has evaluated the operating systems on all headquarter and field office computers and consulted with all of the vendors of the computer software which is being used by USE and affiliates. The vendors have confirmed to USE that all of USE's software and information systems are Year 2000 compliant. There are no pieces of equipment in the field which operate on imbeded computer chips.

LIQUIDITY AND CAPITAL RESOURCES AT MAY 31, 1998

        Working capital increased by $5,231,900 during fiscal 1998 to $8,238,900 at May 31, 1998 from $3,007,000 as of May 31, 1997. The primary components of the increase are increases in cash and cash equivalents, litigation settlement receivable, and accounts receivable from affiliates of $4,233,600, $5,026,000, and $687,400, respectively. These increases in working capital were offset by increases in accounts payable, the deferred GMMV purchase option and the current portion of long term debt of $523,800, $4,000,000 and $144,400, respectively.

        Cash increased due to the reconsolidation of Sutter Gold Mining Company which resulted in increased cash of $3,124,000, and $1,800,500 from the sale of USE's common stock. These receipts of cash were used primarily in mine development of $1,125,000, purchases of equipment of $1,947,200, increased investment in affiliates of $102,300, and cash used in operations. During the fourth quarter of 1998 USE and Crested were able to negotiate a settlement of certain of the issues in the Sheep Mountain Partners ("SMP") arbitration with Nukem and CRIC which resulted in settlement proceeds to USE and Crested of $5,026,000. The increase in accounts receivable affiliates is primarily the result of USE advancing funds for Crested in the various ventures in which the companies participate and advances that USE and Crested made on behalf of Yellow Stone Fuels Corp.

        Accounts payable increased due to the increased activity of the Green Mountain Mining Venture ("GMMV") where USE and Crested acted as the operator for the development of the two decline tunnels to access the uranium mineralized material on Green Mountain. The current portion of long term debt increased as a result of a balloon payment coming due on one of USE's long term notes payable.

         During the first quarter of fiscal 1998, USE and Crested entered into an Acquisition Agreement with Kennecott to acquire Kennecott's interest in the GMMV. As part of that Agreement Kennecott paid USE and Crested $4,000,000 upon execution which is recorded as a deferred purchase option. Because the Acquisition Agreement was not closed, the $4,000,000 will be applied against any future reimbursable costs/contributions due the GMMV. After these costs and any remaining obligations are satisfied, the remainder, if any, will be recognized as income.

        Investments in affiliates decreased by $4,127,800 primarily as a result of reconsolidating SGMC and equity losses from affiliates of $3,179,600 and $575,700, respectively. Restricted investments increased as a result of an investment by SGMC in a non affiliated company for $53,400 and the increase of the certificates of deposit held by Plateau Resources Ltd. ("Plateau") of $326,500 for future reclamation expenses as a result of earned interest.

        During the year ended May 31, 1998, property plant and equipment increased by $13,409,400. This increase was primarily as a result of reconsolidating SGMC of $12,499,000, development of mining properties of $1,125,000 and the acquisition of equipment of $1,947,200. The majority of these development and equipment purchase expenses benefitted the GMMV and SGMC properties. There were also capital expenditures made to keep the mill facility owned by Plateau in standby status.

        Notes receivable from employees decreased by $393,300 as USE's chairman retired $431,900 of obligations to USE and Crested. See "Voting and Management Information - Directors and Executive Officers of USE - Executive Compensation Plans and Employment Agreements." Notes receivable other decreased by $336,800 primarily as a result of Silva Production A.B. paying its second installment of $333,333 plus interest on the note due USE for the purchase of The Brunton Company in fiscal 1996. Deposits and other increased by $387,600 primarily as a result of 67,000 shares of Company common stock being issued to executive officers of USE under the 1996 Stock Award Program. Such shares are retained by USE until the executive retires and are forfeitable under certain conditions.

CAPITAL RESOURCES

        General: The primary source of USE's capital resources for fiscal 1999 will be cash on hand at May 31, 1998, equity financing for affiliated companies, and the expected final resolution of the SMP arbitration. Additionally, USE and Crested will continue to offer for sale various non-core assets such as lots and homes in Ticaboo, real estate holdings in Wyoming, Colorado and Utah and mineral interests. Interest, rentals of real estate holdings and equipment, aircraft chartering and aviation fuel sales also will provide cash.

        Line of Credit: USE and Crested have a $1,000,000 line of credit with a commercial bank. The line of credit is secured by various real estate holdings and equipment belonging to USE and Crested. This facility is currently available to USE. It is anticipated that this line of credit may be used to finance working capital needs as well as the purchase of uranium to deliver against a SMP delivery contract that USE and Crested recently received as a partial settlement of certain SMP arbitration matters.

        Financing: Equity financing for SGMC and Plateau are dependent on the market price of gold and uranium, among other things. At May 31, 1998, the prices for these metals were depressed and it is not known when they will recover, if at all. Management of USE and Crested believe, based on independent projections, that the market prices for these metals will improve in the short term. No assurance can be given that the prices will improve during fiscal 1999. If the prices do not improve, the ability of USE and Crested to raise equity financing for these subsidiaries may be impaired.

        USE believes that cash on hand, in addition to its line of credit and cash projected to be received from operations will be adequate to fund working capital requirements through fiscal 1999. However, these capital resources may not be sufficient to provide the funding for major capital expansions of USE's mineral properties and, accordingly, USE's development plans may be either temporarily or permanently impacted. Net cash provided by financing activities for the year ended May 31, 1998 of $4,922,300 was primarily the result of issuances of USE's common stock.

CAPITAL REQUIREMENTS

        General: The primary requirements for USE's working capital during fiscal 1999 are expected to be the costs associated with development activities of Plateau, care and maintenance costs of the former SMP properties, payments of holding fees for mining claims, purchase of uranium for delivery to the utility contract that was distributed to USE and Crested as a result of the settlement agreement reached regarding the SMP arbitration, USE's portion of the costs associated with the GMMV properties and corporate general and administrative expenses.

        SGMC: Effective April 7, 1998, USE purchased 889,900 Special Warrant Units from certain Canadian investors (the "Canadian Funds") in an arm's length, bargained transaction between unrelated entities. As consideration, the Units were purchased with 488,895 shares of USE's common stock. The transaction resulted in USE increasing its ownership to 59% of the outstanding common stock of SGMC as of May 31, 1998 from 39% at May 31, 1997.

        Due primarily to the sustained decline in gold prices, USE recorded a $1,500,000 impairment on its investment in SGMC. If financing is not obtained in fiscal 1999 and/or gold prices further decline from present levels, USE will reevaluate the need for an additional impairment on its investment in SGMC, which includes the Stock Purchase Warrant that is contingent on SGMC identifying ounces of gold in excess of 300,000 ounces. USE acknowledges that it may be required to record a significant impairment under Generally Accepted Accounting Principles should financing not be obtained by SGMC to develop the project or if gold prices decline further.

        SGMC's properties contain reserves of gold. Preliminary estimates are that a 500 ton per day ("tpd") mine/mill operation using a cyanide-flotation process, will require up to $15,000,000 to place the proposed mine and mill into full operation. It is USE's intent to complete the necessary financing to develop the reserves of SGMC. Management believes that if adequate funding is obtained, production will begin in fiscal 2000. SGMC is currently attempting to negotiate financing with an investment firm with a proposed plan for the necessary financing intended to be completed in fiscal 1999. Sufficient capital resources are available to SGMC to continue its permitting and capital raising activities.

        SMP: As part of a settlement agreement reached during the fourth quarter of fiscal 1998 regarding the SMP Arbitration, the SMP mines and associated properties were transferred to USE and Crested. All past holding costs of the SMP mines were resolved and the future costs of standby as well as reclamation are the obligation of USE and Crested. These costs are estimated at approximately $85,000 per month. There are no current plans to mine the SMP Crooks Gap properties during fiscal 1999. However, USE and Crested will continue to preserve the mineral properties and develop concepts to reduce care and maintenance costs.

        All matters in the SMP arbitration have been settled with the exception of two issues that are currently before the 10th Circuit Court of Appeals; oral arguments were had on these issues on September 24, 1998. Management of USE cannot predict the timing or ultimate outcome of this hearing but believes that the issues will be resolved during fiscal 1999 unless Nukem and CRIC elect to appeal the decision further to the U.S. Supreme Court and that court decides to hear the appeal.

        GMMV: On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. As discussed in Note F to the financial statements, Kennecott paid USE $4 million upon execution of the Agreement, which became nonrefundable upon the satisfaction of certain terms. The $4 million is classified as a deferred purchase option since it will be recorded as a reduction of USE's purchase price if the Acquisition Agreement closes.

        During July 1998, the GMMV Management Committee unanimously agreed to place the Jackpot Mine and Sweetwater Mill on active standby status. This decision was made as a result of uncertainties in the short term uranium market. These same uncertainties made the financing of the acquisition of Kennecott's interest in GMMV more difficult.

        The standby costs of the GMMV mine, associated property and mill will eventually become the responsibility of the individual partners on a percentage ownership basis. The partners in the GMMV are currently discussing how to operate and fund the operations of the properties. Budgets have not been finalized, but it is projected the annual holding costs of the mine and mill will be approximately $2,000,000. USE and Crested will be obligated to pay their share (50%) of these costs once the obligations of Kennecott are completely satisfied. Due to the unpredictability of the uranium market, USE is unable to predict when the GMMV properties will again be put on an active basis or when or if it will be able to purchase Kennecott's interest in the GMMV.

        Plateau: Plateau owns and operates the Ticaboo townsite, motel, convenience store and restaurant. The operations resulted in fiscal 1998 losses of $800,000, which were absorbed by USE. USE continues to work on methods of increasing revenues and reducing costs. There has been an annual growth in sales since USE has owned Plateau. USE has constructed a total of seven homes which are held for sale. During fiscal 1998, the homes were written down by $100,000 to the appraised value.

        USE is currently working to obtain the necessary permits from the NRC and State of Utah to place the Shootaring mill which is owned by Plateau and located in southern Utah into production. USE is seeking debt or equity financing of between $6,000,000 to $9,000,000 to put the mill and Tony M. Mine into production. Until such time as the financing is obtained and profitable contracts are obtained, USE will not put the properties into production.

        Yellow Stone Fuels Corp. ("YSFC"): YSFC has sufficient cash to complete its fiscal 1999 exploration program on its in-situ uranium properties. At May 31, 1998, YSFC owed USE and Crested $400,000 on a convertible promissory note plus $40,000 in interest for a total of $440,000. The note bears interest at 10% per annum and is due in December

1998. At May 31, 1998, YSFC also owed USE and Crested $161,700 for miscellaneous payroll and operating expenses. YSFC has indicated its desire to pay the indebtedness in cash but it is not certain that a cash payment will occur as YSFC may elect at its option to pay the promissory note with shares of its common stock.

        Term Debt and Other Obligations: Debt at May 31, 1998 of $503,900 constitutes a relatively low percentage of capitalization given the value of assets owned by USE and the various activities it participates in. The debt is primarily for property and equipment purchased by USECC, Sutter and FNG. The debt bears different interest rates and is due under various payment terms. It is anticipated that all debt payments will be able to be made in the normal course of USE's business.

        Reclamation Obligations: It is not anticipated that any of USE's working capital will be used in fiscal 1999 for the reclamation of any of its mineral properties. The reclamation costs are long term and are either bonded through the use of cash bonds or the pledge of assets. It is not anticipated that any of USE's mining properties will enter the reclamation phase prior to May 31, 1999.

        Prior to fiscal 1996, USE and Crested assumed the reclamation obligations, environmental liabilities and contingent liabilities for employee injuries, from mining the Crooks Gap and other properties in the Sheep and Green Mountain Mining Districts as well as the SGMC properties. The reclamation obligations, which are established by government agencies, were most recently set at $1,451,800 for the SMP properties and $27,000 on the SGMC properties. The amount of accruals for environmental liabilities for each site are determined by estimating costs associated with current or expected reclamation and remediation plans. These plans include detailed descriptions of the work to be performed, and in many cases involve the work of third party consultants. The plans are submitted annually to government agencies who review them and set the bond amounts.

        To assure the reclamation work will be performed, regulatory agencies require posting of a bond or other security. USE and Crested satisfied this requirement with respect to SMP properties by mortgaging their executive office building in Riverton, Wyoming.

        Reclamation obligations on the GMMV Big Eagle properties and the Sweetwater Mill, estimated at approximately $23,620,000, have been assumed by the GMMV venturers, and secured by a bank letter of credit provided by Kennecott. The reclamation and environmental costs associated with the Sweetwater Mill will not commence prior to conclusion of mining activities on Green Mountain except for the open pit mine near the Mill. As uranium is processed through the Mill, a reclamation reserve will be funded on the unit of production basis. Up to $8,000,000 (in 1990 dollars) in any reclamation costs on the Sweetwater mill and associated properties which may be incurred prior to commencement of production or 2001 will be loaned by UNOCAL to the GMMV to be repaid only out of production.

        Reclamation obligations of Plateau are covered by a $7,270,400 cash bond at May 31, 1998 to the U.S. Nuclear Regulatory Commission and a $1,561,600 cash deposit as of May 31, 1998 for the resolution of any environmental or nuclear claims.

        Other: Although USE and Crested currently are not in production on any mineral properties, development work continues on several of their major investments. USE and Crested are not using hazardous substances or known pollutants to any great degree in these activities. Consequently, recurring costs for managing hazardous substances, and capital expenditures for monitoring hazardous substances or pollutants have not been significant. Likewise, USE and Crested do not have properties which require current remediation. USE and Crested are also not aware of any claims for personal injury or property damages that need to be accrued or funded.

        The tax years through May 31, 1992 are closed after audit by the IRS. USE currently has filed a request for an appeal hearing on an IRS agent's findings for the years ended May 31, 1993 and 1994. Although all indicators are that the findings of the IRS audit for 1993 and 1994 will not result in additional tax, the findings of the audit could affect the tax net operating loss of USE. Management of USE feels confident that it will prevail on a majority of the issues. No assurance of the outcome of the appeal can be given. The tax years ended May 31, 1995 and 1996 are also currently being audited by the IRS. No determination on these audits can be made as they are not yet completed.

RESULTS OF OPERATIONS

FISCAL 1998 COMPARED TO FISCAL 1997

        Operations resulted in a net after tax loss of $983,200 or $0.15 per share as compared to a net after tax loss of $3,724,500 or $0.58 per share. The primary cause of this reduction in USE's loss during fiscal 1998 were increased revenues of $5,768,300 while costs and expenses only increased by $1,697,300. Net cash used in operating activities decreased to $2,245,000 in 1998 from $2,647,600 in 1997 primarily due to the decrease in loss from operations offset by other working capital changes.

        Revenues: Mineral revenues increased by $862,400 as the result of USE receiving its proportionate share of the net proceeds from the delivery of pounds of uranium under an SMP contract. This was the last delivery under this contract and no similar delivery proceeds were received during fiscal 1997.

        Commercial operations revenue increased by $1,304,100 as a result of an increase of $1,019,100 pertaining to increased equipment rentals to the GMMV and the development of mining properties. Additionally, revenues generated at USE's Ticaboo townsite increased by $285,000 in fiscal 1998. SMP litigation settlements are recorded net of any accounts receivable from SMP for holding costs of the mining properties. During fiscal 1998, such revenues increased by a net of $3,586,200 to $4,590,000.

        Construction contract revenues decreased by $1,038,600 as a result of USE's subsidiary Four Nines Gold, Inc.("FNG") not obtaining any commercial construction contracts. FNG's equipment and employees were used exclusively during fiscal 1998 on the construction of various roads, ponds and other excavation projects for the GMMV. Revenues from Management fees increased significantly due to the work that was done under the GMMV agreements that allow USE to receive a 10% management fee on all billable charges under the 1990 GMMV agreement.

        Costs and Expenses: Mineral operation expenses and General and administrative expenses increased by $821,700 and $2,029,900, respectively due to increased operations at USE's GMMV and Plateau mineral and commercial operations, and increased salary expense. USE recognized a mineral interest impairment of $1,500,000 pertaining to SGMC as discussed above. There was no impairment of mineral properties taken during fiscal 1997. There was however an abandonment of mining claims in 1997 pertaining to certain mining claims in the amount of $1,225,800. No abandonments of mining claims occurred in fiscal 1998.

        Construction costs decreased by $716,200 due to FNG not performing any commercial construction work, and provision for doubtful accounts decreased by $614,200 as no additional provision was required.

FISCAL 1997 COMPARED TO FISCAL 1996

        Revenues for the twelve months ended May 31, 1997 totaled $5,790,200 as compared to revenues at May 31, 1996 of $9,632,200. This decrease in revenues of $3,842,000 is primarily the result of no revenues being recognized from mineral sales in fiscal 1997 (decrease of $3,116,700). During the prior year, USE and Crested made certain deliveries of U3O8 for SMP. Other decreases in revenues were oil sales, $45,500; sales of assets, $312,800; and construction revenues from USE's subsidiary FNG, $2,755,900. These decreases in revenues were offset by increased commercial sales, $780,300; advance royalties from Cyprus Amax, $207,300; partial distribution of SMP funds, $1,003,800; and increased management fees and other revenues, $323,600.

        With the exception of cost of minerals sold, construction costs and commercial operations, costs and expenses remained the same as they had been in 1996. Cost of minerals sold declined by $2,766,700 as a result of Crested and USE not delivering any U3O8 under the SMP contracts during fiscal 1997. Construction costs declined by $2,325,200 as a result of USE's subsidiary FNG not being able to secure construction contracts. Currently, FNG is using its equipment and employees on the construction of earth structures and roads for the GMMV. It is not known if FNG will be able to obtain contracts in the future. During fiscal 1997, USE also recognized a provision for doubtful accounts of $614,200. This is as a result of a third party defaulting on a sale of land that USE and Crested sold during a prior period. USE also recognized an increase in the abandonment of mineral leases of $897,100. The total expense of $1,225,800 for mineral property abandonment was the result of Crested abandoning a mineral property having a book value of $71,500 and SGMC abandoning properties with a book value of $1,154,300.

        General and administrative expenses increased only slightly by $238,600 due to expansion of operations. Increases in general and administrative expenses were reduced by overhead and direct charges to GMMV, SMP and SGMC.

        Equity losses recognized by USE increased by $272,300. Operations resulted in a net loss of $3,724,500 or $0.58 per share in 1997 as compared to a net profit of $270,700 or $0.04 per share in 1996.

FUTURE OPERATIONS:

         USE has generated losses in two of the last three years, as a result of holding costs and permitting activities in the mineral segment along with impairments of mining claims and investments in subsidiaries that are involved in the minerals business and from certain commercial operations. USE is in the process of developing and/or holding investments in gold and uranium properties that are currently not generating any operating revenues. These properties require expenditures for items such as permitting, development, care and maintenance, holding fees, corporate overhead and administrative expenses. Success in the minerals industry is dependant on the price that a company can receive for the minerals produced. USE cannot predict what the long term price for gold and uranium will be and therefore cannot predict when, or if, USE will generate net income from operations.

        In addition, legal expenses associated with the litigation and arbitration surrounding the SMP Partnership and the inability of USE to utilize all the funds that have been awarded to USE and Crested by the Arbitration Panel and confirmed by the Federal Court have compounded USE's operating and cash flow position in the past. USE believes that the SMP arbitration will be resolved during fiscal 1999. USE believes that it will meet its obligations in fiscal 1999 as well as be able to secure financing to further the development of its mineral properties and place them into production.

EFFECTS OF CHANGES IN PRICES

        Mining operations and the acquisition, development and sale of mineral properties are significantly affected by changes in commodity prices. As prices for a particular mineral increase, prices for prospects for that mineral also increase, making acquisitions of such properties costly, and sales advantageous. Conversely, a price decline facilitates acquisitions of properties containing that mineral, but makes sales of such properties more difficult. Operational impacts of changes in mineral commodity prices are common in the mining industry.

        Uranium and Gold. Changes in the prices of uranium and gold affect USE to the greatest extent. When uranium prices were relatively high in fiscal 1988, USE and Crested acquired the Crooks Gap properties, and thereafter put the properties into production. When uranium prices fell sharply during fiscal 1989-1991, USECC suspended the mining operations of SMP, because uranium could be purchased at prices less than the costs of producing uranium. Uranium production in the United States reportedly fell by 25 to 33 percent in 1990, due to the lowest prices for uranium since the market developed in the 1960s.
However, these low prices created opportunities for the acquisition of the Sweetwater Mill and the Shootaring Mill.

        Changes in uranium prices directly affect the profitability of uranium supply agreements with utilities. Fixed- price agreements become advantageous when the spot market price for uranium falls significantly below the price which a utility has agreed to pay.

        Several of the original SMP utility contracts have been completed, and the rest assigned out to the partners in connection with the partial settlement of litigation with Nukem/CRIC. For fiscal 1999, USE and Crested have one utility supply contract, which is market related. One purchase contract, which is market related has been sold to Nukem subsequent to May 31, 1998 for $35,000 for each year if Nukem purchases uranium from the third party; if Nukem doesn't so purchase, no payment would be made to USE and Crested . However, the purchase contract requires six months notice to the supplier before delivery, which notice fixes the price. a price decline between notice and delivery could adversely impact USE and Crested. Additional contracts with utilities will be sought as the uranium properties of USE and Crested go into production.

        USE believes SGMC's Lincoln Mine will be profitable with gold prices over $290 per ounce. The price of gold was adversely impacted in October and November 1997 and prices in January 1999 were approximately $290 per ounce.

        Molybdenum and Oil. Changes in prices of molybdenum and petroleum are not expected to materially affect USE with respect to either its molybdenum advance royalties or its fees associated with oil production. A significant and sustained increase in demand for molybdenum would be required for the development Mt. Emmons properties by Cyprus Amax since Cyprus Amax has other producing mines.

                             INFORMATION ABOUT YSFC

        Yellow Stone Fuels Corp., was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,1996), in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. are herein collectively referred to as YSFC.

        In order to concentrate the efforts of USECC on conventional uranium mining using the Shootaring and Sweetwater Mills, USECC decided to take a minority position in Yellow Stone Fuels, Inc. and not be directly involved in properties believed suitable for the production of uranium through the in-situ leach ("ISL") mining process. USECC will have the right of first refusal with respect to any uranium ore bodies YSFC discovers which are amenable to conventional mining and milling and YSFC will have the right of first refusal with respect to ore bodies discovered by USECC amenable to the ISL process. In the ISL process, groundwater fortified with oxidizing agents is pumped in the ore body, causing the uranium contained into the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium which is shipped to conversion facilities for eventual sale. Generally, the ISL process is more cost effective and environmentally benign compared to conventional underground mining techniques. In addition, less time may be required to bring an ISL mine into operation than to permit and build a conventional mine.

        In Wyoming, YSFC has staked and/or holds 243 unpatented mining claims and has entered into four State leases covering a total of 8,700 acres located in the Powder River Basin and Red Desert uranium districts. Three State leases have a 10 year term expiring October 1, 2006; one State lease has a 10 year term expiring June 1, 2008; each require annual rental of $1.00 per acre for five years, then $2.00 for the second five years, or sooner upon the discovery of commercial quantities of minerals; plus a 5% gross royalty of the value of uranium bearing ore mined from the leased properties is payable to the State of Wyoming.

        In  New  Mexico,   YSFC  has  staked  and  holds  39  unpatented  mining
claims(approximately 780 acres) in the Grants uranium region of New Mexico.

        Material Contracts Between YSFC, USE and Crested. In fiscal 1997, USE, USECC and the GMMV entered into several agreements with YSFC. One contract is a Milling Agreement through Plateau Resources; the Shootaring Canyon mill will be available to YSFC to transport uranium concentrate slurry and loaded resin to the mill and process it into uranium concentrate ("yellowcake"), for which Plateau will be paid its direct costs plus 10%. Other contracts include a Drill Rig Lease Agreement for YSFC to access USE drilling rigs at the prevailing market rates; an Outsourcing and Lease Agreement for assistance from USECC accounting and technical personnel on a cost plus 10% basis and a sublease for 1,000 square feet of office space and USE of various office equipment for $2,000 per month; and a Ratification of Understanding by which USECC will offer to YSFC (with a reserved royalty in amounts to be agreed on later) any uranium properties amenable to in-situ production which USECC acquires or has the right to acquire. In return, YSFC will offer to USECC ( with a reserve royalty in amounts to be agreed on later) uranium properties amenable to conventional mining methods which YSFC acquires or has the right to acquire. USECC also will make its library of geological information and related materials available to YSFC. YSFC also has a Storage Agreement with GMMV by which YSFC stores used low-level contaminated mining equipment at the Sweetwater Mill.

        In fiscal 1998, YSFC sold 1,219,000 shares of Common Stock to 94 investors in a private placement, at $2.00 per share; net proceeds to YSFC were $2,041,060 after payment of $316,940 in commissions to the placement agent (AFFC, Denver, Colorado) and $80,000 in legal and accounting expenses. Most of these investors were "accredited" investors. The securities were sold pursuant to Rule 506 of Regulation D under the Securities Act of 1933, and are restricted from resale under Rule 144. In connection with the private placement, in September 1997, USE entered into an Exchange Rights Agreement with YSFC and AFFC, pursuant to which this Exchange Offer is made.

        YSFC has 11,714,000 shares of Common Stock issued and outstanding, including 3,000,000 shares (25.6%) issued to USE and Crested. YSFC has 128 shareholders. Most of the funds used by YSFC have been provided by USECC under a $400,000 loan facility. For more information on this item, see "Voting and Management Information - Certain Relationships and Related Transactions." As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months with two principal shareholders of YSFC, whereby USE and Crested would

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



have voting control of more than 50% of the outstanding shares of YSFC if YSFC does not repay the loan. If the loan is repaid, the Voting Trust Agreement is terminated.

        In addition to advances under the loan facility, USECC has paid $117,800 (through November 30, 1998) of expenses incurred by YSFC; these amounts are owed to USECC by YSFC.

                    YSFC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES AT NOVEMBER 30, 1998

        During the six months ended November 30, 1998, cash and cash equivalents decreased by $308,100 to $1,410,300 from $1,718,499 as of May 31, 1998. This decrease in cash came as a result of $100,500 cash being consumed in the development of mining properties, a $10,900 net reduction of various accounts payable and $163,600 being used in operations. Although the cash position of YSFC decreased, the working capital of YSFC remained at $832,500.

        YSFC has current long term debt of $400,000 with accrued interest of approximately $60,000. This debt is payable at YSFC's option to its affiliate USE and its subsidiary Crested by paying either cash or common stock of YSFC on or before December 31, 1998. It was not known at November 30, 1998 how YSFC would elect to repay the debt. In addition to this indebtedness YSFC is indebted to the USECC Joint Venture, ("USECC") in the amount of $117,800 for expenses that have been paid by USECC.

        The source of capital that YSFC will draw upon to retire debt to USECC, USE and Crested will be the YSFC cash on hand. YSFC continues to search for joint venture partners to assist in the development of its mineral properties.
No assurance can be given that such ventures can be established and funded. YSFC's mineral properties consist of uranium mineral claims. As of November 30, 1998 the price of uranium was depressed. It is not known when the spot market price will increase to the point where funding for operations can be obtained to put the properties into production.

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 1998
COMPARED TO THREE MONTHS ENDED NOVEMBER 30, 1997

        During the six months ended November 30, 1998, YSFC recognized $40,700 of interest revenues from cash held in interest bearing accounts. During the six months ended November 30, 1997, YSFC recognized $6,400 of interest revenues. The increased revenues during the six months ended November 30, 1998 resulted from larger cash balances for longer periods of time during the current period.

        Costs and expenses remained relative constant as YSFC continued its exploration and development programs.

        Due to the increased revenues recognized during the six months ended November 30, 1998, YSFC's net loss decreased from $222,200 at November 30, 1997 to $163,600 at November 30,1998.

LIQUIDITY AND CAPITAL RESOURCES AT MAY 31, 1998

        During the year ended May 31, 1998, YSFC issued 1,219,000 shares of its common stock and received $2,121,100 net from the issuance of this stock. Cash was used in operations and investing activities $315,000 and $118,000 respectively. The cash consumed in investing operations was used in the purchase of mineral properties, $52,500 and property and equipment, $65,500.

        The increase in working capital as a result of increased cash was offset by an increase in accounts payable to affiliates, $201,600, and the current portion of notes receivable, $397,500. The increase in accounts payable to affiliates was as a result of various expenses being paid by USECC Joint Venture and billed to YSFC. These expenses relate to payroll expenses and miscellaneous accounts payable. At May 31, 1998 the note payable to USECC was classified as current as it is due on or before December 31, 1998. At May 31, 1997 the note payable to USECC was classified as long term.

        Sources of capital during the year ended May 31, 1999 will be provided by cash on hand, interest earned on the cash investments and the potential sale of mineral properties to joint venture properties.

        Requirements for YSFC's capital resources are on going general and administrative expenses, continued exploration of YSFC's mineral properties and the location of new properties and businesses. The long term debt due USECC in the amount of $400,000 bears interest at 10% per annum and comes due on December 31, 1998. YSFC may elect at its option to pay the indebtedness in either cash or its common stock. The retirement of this debt therefore may not require the USE of any of YSFC's capital resources should the debt be retired by the issuance of common stock. YSFC also plans a limited exploration drilling program on its mineral properties.

        It is anticipated that YSFC will be able to satisfy all of its capital commitments with the cash it had on hand at May 31, 1998. Management of YSFC continues to pursue new business opportunities as well as joint venture partners on the exploration and development of its mineral properties.

RESULTS OF OPERATIONS

FISCAL 1998 COMPARED TO FISCAL 1997

        Revenues for the year ended May 31, 1998 were $49,300 as compared to no revenues being recognized during the year ended May 31, 1997. The increase in revenues was as a result of the investment of funds received from the issuance of YSFC's common stock.

        During the year ended May 31, 1998 costs and expenses increased by $200,000. This increase was in general and administrative expenses and interest expense of $165,100 and $40,300 respectively. General and administrative expenses increased as a result of additional employees being hired to explore and develop existing mineral properties and locate new ones. Interest expense increased as a result of the borrowing from USECC in the amount of $400,000 at 10% interest per annum.

        Due to the lack of revenues during the year ended May 31, 1998, operations resulted in a loss of $546,000. The increase in the loss of $150,700 over the loss experienced during the year ended May 31, 1997 of $395,300 was as a result of increased operations.

                        VOTING AND MANAGEMENT INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS OF USE

        Keith G. Larsen, 40, has been principally employed by USE and Crested for more than the past five years as uranium fuels marketing director. On November 25, 1997 he was appointed as a director of USE and elected President and Chief Operating Officer, replacing John L. Larsen as President. John L. Larsen remains Chairman of the Board and Chief Executive Officer. His term as a director expires at the 2000 Annual Meeting of Shareholders.

        John L. Larsen, 67, has been principally employed as an officer and director of USE and Crested Corp. for more than the past five years. He is also a director of USE's subsidiary, Ruby Mining Company ("Ruby"). Crested and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources Limited and of Sutter Gold Mining Company, and he is a director of Yellow Stone Fuels Corp. His term as a director expires at the 2000 Annual Meeting of Shareholders.

        Harold F. Herron, 45, has been USE's Vice-President since January 1989. From 1976, Mr. Herron has been an employee of Brunton, a manufacturer and/or marketer of compasses, binoculars and knives. Brunton was a wholly owned Company subsidiary until Brunton was sold in February 1996. Initially, he was Brunton's sales manager, and was its President from 1987 to April 1998, and has since been appointed Brunton's Chairman. Mr. Herron is a director of Ruby and Northwest Gold, Inc. ("NWG"), which have registered equity securities under the Exchange Act. He is also an officer and director of Plateau. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha. His term as a director expires at the 2001 Annual Meeting of Shareholders.

        David W. Brenman, 42, has been a director of USE since January 1989. Since September 1988, Mr. Brenman has been a self-employed financial consultant. In that capacity, Mr. Brenman has assisted USE and Crested in negotiating certain financing arrangements. From February 1987 through September 1988, Mr. Brenman was a vice-president of project financing for Lloyd's International Corp., a wholly-owned subsidiary of Lloyd's Bank, PLC. From October 1984 through February 1987, Mr. Brenman was President, and continues to be a director of Cogenco International, Inc., a company engaged in the electric cogeneration industry, which has registered equity securities under the Exchange Act. Mr. Brenman has an L.L.M. degree in taxation from New York University and a J.D. degree from the University of Denver. His term as a director expires at the 2001 Annual Meeting of Shareholders.

        Don C. Anderson, 72, has been a Company director since May 1990. From January 1990 until mid-fiscal 1993, Mr. Anderson was the Manager of the Geology Department for USE. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University. His term as a director expires at the 1999 Annual Meeting of Shareholders.

        Nick  Bebout,  48,  has been  director  and  President  of  NUCOR,  Inc.
("NUCOR"), a privately-held corporation that provides exploration and development drilling services to the mineral and oil and gas industries, since 1987. Prior to that time, Mr. Bebout was Vice President of NUCOR from 1984. Mr. Bebout is also an officer, director and owner of other privately-held entities involved in the resources industry. His term as a director expires at the 1999 Annual Meeting of Shareholders.

        H. Russell Fraser, 57, is founder, chairman, and chief executive officer of ACA Financial Guaranty corp., in New York, NY. ACA is a financial guaranty surety insurance company specializing in insurance of bonds that are not rated or rated "A", "BBB", or "BB", with improving credit characteristics. It is the first and only financial guaranty company in the U.S. to be granted and "A" rating by its own design. ACA serves the municipal, structured finance, international and specialty surety markets. Prior to founding ACA in 1997, Mr. Fraser served as chairman and chief executive officer of Fitch IBCA, a bond rating agency since 1989. In 1980, Mr. Fraser was named president and chief executive officer of AMBAC. AMBAC's assets grew from $35 million in 1980 to more than $1 billion at the end of 1988. During the same period, net income after taxes grew to $57 million from a loss in 1979. Before joining AMBAC, Mr. Fraser was senior vice president and director of Fixed Income Research at Paine Webber, Inc. in New York. As a member of the board of directors there, he participated in the corporate and public finance departments and headed Paine Webber's corporate bond products trading and sales activities. Previously, Mr. Fraser managed corporate ratings at Standard & Poor's and supervised research analysis of corporate bonds, preferred stock and commercial paper. Mr. Fraser holds a bachelor's degree in Finance and Economics from the University of Arizona. He is a member of the Municipal Analysts Group of new York and founder of the Fixed Income Analysts Society, an organization for which he served for two terms as president.

ADVISORY BOARD

        In fiscal 1998, the Board of Directors established an Advisory Board comprised of individuals with experience in the areas of business, financial services, national elected office, and other areas. The members of the Advisory Board meet quarterly to review topics of interest or concern to the Board of Directors, and report to the Board of Directors the findings and recommendations of the Advisory Board. The Advisory Board does not include any directors or officers of USE, and none of the findings or recommendations of the Advisory board will be binding upon USE. The Chairman of the Advisory Board is the Honorable Alan K. Simpson, former U.S. Senator for Wyoming.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        Max T. Evans, age 73, has been Secretary for USE and President of Crested for more than the past five years. Mr. Evans had been a director of USE for more than the past five years, prior to April 17, 1997. He is also an officer and director of Plateau. He serves at the will of each board of directors. There are no understandings between Mr. Evans and any other person pursuant to which he was named as an officer. He has no family relationships with any of the other executive officers or directors of USE or Crested.

        Daniel P. Svilar, age 70 has been General Counsel for USE and Crested for more than the past five years. He also has served as Secretary and a director of Crested, Assistant Secretary of USE. His positions of General Counsel to, and as officers of the companies, are at the will of each board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested, except his nephew Nick Bebout is a USE director.

        Robert Scott Lorimer, age 48 has been Controller and Chief Accounting Officer for both USE and Crested for more than the past five years. Mr. Lorimer also has been Chief Financial Officer for both these companies since May 25, 1991, their Treasurer since December 14, 1990, and Vice President Finance since April 1998. He serves at the will of the

Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested.

FAMILY RELATIONSHIPS.

        Harold F. Herron, a director and Vice-President of USE, is the son-in-law of John L. Larsen, a principal shareholder, Chairman and CEO. Keith
G. Larsen, a director and President, is a son of John L. Larsen. Nick Bebout, a director, is a nephew of Daniel P. Svilar, a principal shareholder and General Counsel. There are no other family relationships among the executive officers or directors of USE.

EXECUTIVE COMPENSATION

        USE. Under a Management Agreement dated August 1, 1981, USE and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of USE and Crested are devoted to the business of both companies.

        All USECC personnel are USE employees, in order to utilize USE's ESOP as an employee benefit mechanism. USE charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of Crested and USE.

        The following table sets forth the compensation paid to the USE Chief Executive Officer, and those of the four most highly compensated USE executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1998. The table includes compensation paid such persons by Crested for 1996, 1997 and 1998, and Brunton for 1996 for such persons' services to such subsidiaries.

                                    SUMMARY COMPENSATION TABLE


                                                                                    Long Term Compensation
                                                                            ------------------------------------
                                              Annual Compensation                    Awards             Payouts
                                    ----------------------------------------------------------------------------
(a)                     (b)            (c)           (d)         (e)            (f)            (g)         (h)          (i)
                                                                Other
Name                                                           Annual       Restricted                               All Other
and                                                            Compen-         Stock                      LTIP        Compen-
Principal                                                      sation        Award(s)       Options/     Payouts      sation
Position               Year         Salary($)     Bonus($)       ($)            ($)          SARs(#)       ($)        ($)(3)
-------------------------------------------------------------------------------------------------------------------------------
John L. Larsen         1998         $190,700        $732,000     --       $  --               -0-          --         $16,000
 CEO and               1997          131,200           -0-       --          98,158(1)        -0-          --          13,500
 Chairman              1996          148,600           -0-       --          --               -0-          --          15,566

Keith G. Larsen(4)     1998         $120,200        $  -0-       --       $  --               -0-          --         $12,000
 President
 and COO

Daniel P. Svilar       1998         $134,300        $  -0-       --       $  --               -0-          --         $13,400
 General Counsel       1997          109,700           3,400     --          81,454(1)        -0-          --          11,300
 and Assistant         1996          124,153           -0-       --          --               -0-          --          14,009
 Secretary

Harold F. Herron       1998        $  36,400        $  -0-       --       $  --               -0-          --         $ 3,600
 Vice President        1997           31,900             990     --         120,858(2)        -0-          --           3,300
                       1996          113,600           -0-       --          --               -0-          --           4,037

R. Scott Lorimer       1998         $132,300        $  -0-       --       $  --               -0-          --         $13,200
 Treasurer             1997          100,300           3,200     --          54,299(1)        -0-          --          10,300
 and CFO               1996          110,100           -0-       --          --               -0-          --          13,749



                                                   55




        (1) Includes bonus shares of USE common stock equal to 40% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue dates. Also includes shares issued under 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (2) Includes bonus shares equal to 100% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue date. Also includes shares issued under the 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue date. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (3)   Dollar   values   for  ESOP   contributions   and  401K   matching
contributions.

        (4) Keith G. Larsen was not an executive officer of USE prior to fiscal 1998.

EXECUTIVE COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS

        To provide an incentive to Mr. Larsen to develop the GMMV into a producing operation as soon as possible, in fiscal 1993 the USE Board of Directors adopted a long-term incentive arrangement under which Mr. Larsen was to be paid a non-recurring $1,000,000 cash bonus, provided that the Nuexco Exchange Value of uranium oxide concentrates were maintained at $25.00 per pound for six consecutive months, and provided further that USE had received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. In December, 1997, Mr. Larsen agreed to relinquish all of his rights under this bonus arrangement related to GMMV.

        In December  1997,  USE paid Mr.  Larsen a bonus of  $732,000  ($615,000 after taxes) in recognition of his service to USE and work in acquiring Kennecott as a joint venture partner in 1990 for $15,000,000 in cash plus a $50,000,000 commitment to USECC to develop the Green Mountain properties; the negotiations of Mr. Larsen in acquiring Plateau Resources Ltd. with the Shootaring Mill (in fiscal 1994) and the most recent negotiations for USECC to enter into the Acquisition Agreement (fiscal 1998) to acquire Kennecott's interest in the GMMV resulting in the purchase option payment of $4,000,000 to USE and Crested. The bonus was recommended by USE's Compensation Committee, taking into account pay levels at comparable corporations in the mining industry, and was approved by the Board of Directors. USE and Mr. Larsen agreed that the bonus is further in full settlement of the bonus to Mr. Larsen which was authorized (but never paid) by the Board of Directors in 1993, which had been conditioned on the spot price of uranium concentrates and cash distributions from the GMMV to USE.

        USE has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of USE and Crested.

        Mr. Svilar has an employment agreement with USE and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of USE and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, USE and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with USE (see below).

        In fiscal 1992, USE signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for payment to such person upon termination of his employment with USE, occurring within three years after a change in control of USE, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit USE's shareholders, by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, USE is unaware of any proposed hostile takeover.

        In June 1998, USE and Crested paid cash bonuses totaling $325,000 (net after taxes) to four officers for their extraordinary efforts since 1992 in the litigation and arbitration proceedings with Nukem, Inc. As of the date the bonuses were paid, these efforts had resulted in USE and Crested receiving approximately $8,000,000 from Nukem and CRIC, net of the legal and related costs incurred by USE. These bonuses were recommended by the Compensation Committee of the Board of Directors in the following amounts: $50,000 for John L. Larsen, $25,000 for Keith G. Larsen, and $125,000 each for Daniel P. Svilar and R. Scott Lorimer. In February 1999, USE issued 50,000 restricted shares each to Mr. Svilar and Mr. Lorimer for their success in getting the final $6 million of the Nukem judgment paid.

        Employee Stock Ownership Plan ("ESOP"). An ESOP has been adopted to encourage ownership of the Common Stock by employees, and to provide a source of retirement income to them. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the Common Stock. Messrs. Larsen, Herron and Evans are the trustees of the ESOP.

        Contributions   to  the  stock  bonus  plan  portion  of  the  ESOP  are
discretionary and are limited to a maximum of 15% of the covered employees' compensation for each year ended May 31. Contributions to the money purchase portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of Company's Common Stock.

        USE made a contribution of 49,470 shares to the ESOP for fiscal 1998, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was $6.57 per share, for a total contribution with a market value of $324,655 (which has been funded by USE). Crested and USE are each responsible for one-half of that amount (i.e., $162,327.50) and Crested currently owes its one-half to USE. 10,659 of the shares were allocated to the ESOP accounts of the executive officers.

        Employee interests in the ESOP are earned pursuant to a seven year vesting schedule; after three years of service, the employee is vested to 20% of the ESOP account, and thereafter at 20% per year. Any portion which is not vested is forfeited upon termination of employment, other than by retirement, disability, or death.

        The maximum loan outstanding during fiscal 1998 under a loan arrangement between USE and the ESOP was $1,014,300 at May 31, 1998 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by USE. Crested pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to USE. The loan was reduced by $183,785 plus interest of $168,574.84 through the contribution of shares by the ESOP to the ESOP in 1996. There was no similar reduction, however, for fiscal 1997 or fiscal 1998.

        Stock Option Plan. USE has an incentive stock option plan ("ISOP"), reserving an aggregate of 2,750,000 shares of Common Stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board (presently Messrs. Herron, Bebout, Brenman and Fraser) and ratified by the Board of Directors.

        Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination, unless terminated for cause, options are exercisable for three months or in the case of retirement, disability or death, for one year.

        For information about options issued prior to fiscal 1998, please see "Note J to the USE Consolidated Financial Statements" for fiscal year ended May 31, 1998. In fiscal 1997, options to purchase 106,100 shares (previously issued to employees in 1992 and 1996) were exercised. None of the exercised options had been held by officers or directors.

        The Board of Directors approved (on September 25, 1998) the issuance (to officers, employees, and non-employee directors and an advisory board member) of options to purchase 837,500 shares of USE Common Stock. 737,500 of the options have an exercise price of $2.00 per share (the closing stock market price of USE stock on September 25, 1998 was $1.50); 100,000 options are qualified and have an exercise price of $2.875 per share (the closing stock market price of USE stock on December 4, 1998). The options issued to officers included 112,500 to John L. Larsen, 87,500 to Keith G. Larsen, 75,000 to Harold F. Herron, 75,000 to Daniel P. Svilar, 75,000 to R. Scott Lorimer, and 50,000 to Max T. Evans. Outside directors Nick Bebout, H. Russell Fraser, Don C. Anderson and David W. Brenman, and Advisory Board Member Alan K. Simpson, each received an option for 12,500 shares, with the same exercise price.

        On December 4, 1998, the USE shareholders approved amendments to the Incentive Stock Option Plan, which increased the shares authorized under the Plan up to 2,750,000 shares, and reset the Plan's term to expire 2008.

        The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at May 31, 1998.

       Aggregated Option/SAR Exercises in Last Fiscal year and FY-End Option/SAR Values

     (a)                    (b)            (c)                (d)                   (e)
                                                                                   Value of
                                                             Number of            Unexercised
                                                            Unexercised          In-the-Money
                                                          Options/SARs at       Options/SARs at
                          Shares                            FY-End (#)             FY-End($)
                         Acquired           Value          Exercisable/           Exercisable/
Name                  on Exercise (#)    Realized($)       Unexercisable         Unexercisable
----                  ---------------    -----------       -------------         -------------

John L. Larsen,             -0-              -0-              100,000             $444,000(1)
     CEO                                                    exercisable         exercisable and
                                                                                  unexercised

                                                              100,100             $354,354(2)
                                                            exercisable         exercisable and
                                                                                  unexercised

Keith G. Larsen             -0-              -0-              10,000              $24,400(3)
     President                                              exercisable         exercisable and
                                                                                  unexercised

Max T. Evans,               -0-              -0-              57,200             $202,488 (2)
     Secretary                                              exercisable         exercisable and
                                                                                  unexercised

Harold F. Herron,           -0-              -0-              11,000              $38,940(2)
     Vice President                                         exercisable         exercisable and
                                                                                  unexercised

Daniel P. Svilar            -0-              -0-              66,000              $233,640(2)
     Assistant Secretary                                    exercisable         exercisable and
                                                                                  unexercised

R. Scott Lorimer            -0-              -0-              29,700              $105,138(2)
     Treasurer                                              exercisable         exercisable and
                                                                                  unexercised

(1)  Equal to $6.44 closing bid on last trading day in FY 1998 less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2)  Equal to $6.44 closing bid on last trading day in FY 1998, less $2.90 per share option exercise price, multiplied by all shares exercisable.

(3)  Equal to $6.44 closing bid on last trading day in FY 1998, less $4.00 per share option exercise price, multiplied by all shares exercisable.

        1996 Stock Award Program. USE has an annual incentive compensation arrangement for the issuance of up to 67,000 shares of Common Stock each year (from 1997 through 2002) to executive officers of USE, in amounts determined each year based on earnings of USE for the prior fiscal year.

        Shares are issued annually, but each officer to whom shares are to be issued must be employed by USE as of the issue date of the grant year, and USE must have been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002, although if in prior years, starting in 1997, fewer than 67,000 USE shares are awarded in any year, the unissued balance of the 67,000 share maximum will be available for issue in subsequent years (through 2007). One-half of the compensation expense under the Program is the responsibility of Crested. The Board of Directors determines the date each year when shares are to be issued.

        Each allocation of shares is issued in the name of the officer, and will be earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue. However, none of the vested shares shall become available to or come under the control of the officer until termination of employment by retirement, death or disability. Upon termination, the share certificates will be released to the officer; until termination, the certificates are held by the Treasurer of USE. Voting rights are exercised over the shares by the non-employee directors of USE; dividends or other distributions with respect to the shares will be held by the Treasurer for the benefit of the officers.

        The number of shares to be awarded each year out of such 67,000 shares aggregate limit is determined by the Compensation Committee, based on criteria including USE's earnings per share for the prior fiscal year. Other factors may be taken into consideration by the Compensation Committee. The total shares issued are divided among the officers based on the following percentages: John
L. Larsen 29.85%, Daniel P. Svilar 22.39%, Max T. Evans 17.91%, Harold F. Herron 14.93% and R. Scott Lorimer 14.93%. USE was not profitable in fiscal 1997, so no shares were issued for that year. For fiscal 1998, the Compensation Committee awarded 67,000 shares to the officers. The award was based on the revenues of USE ($11,558,500) in fiscal 1998, and the finding by the Compensation Committee that but for the $1,500,000 expense which resulted from a writedown of the investment in the gold property in California, USE would have reported a $515,800 profit for fiscal 1998.

        Under a previous equity incentive program, USE and Crested have issued stock bonuses to various executive officers and directors of USE and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. The executive officers, as a group received 97,650 shares of Common Stock through fiscal 1997.

        Subsidiary Plans. During the year ended May 31, 1991, Brunton adopted a salary deduction plan intended to qualify as a deferred compensation plan under Internal Revenue Code Section 401(k). Harold F. Herron, John L. Larsen, Daniel
P. Svilar and R. Scott Lorimer are the only Company officers who are able to participate in this retirement plan. The fiscal 1994 acquisition of Brunton by USE, and the sale of Brunton in 1996, have not affected the Brunton 401(k) plan.

        Other than as set forth above, neither USE nor any of its subsidiaries have any pension, stock option, bonus, share appreciation, rights or other plans pursuant to which they compensate the executive officers and directors of USE. Other than as set forth above, no executive officer received other compensation in any form which, with respect to any individual named in the Cash Compensation Table, exceeded ten percent of the compensation reported for that person, nor did all executive officers as a group receive other compensation in any form which exceeded ten percent of the compensation reported for the group.

DIRECTORS' FEES AND OTHER COMPENSATION

        USE pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

        Non-employee directors are compensated for services with $400 per month, payable each year by the issue of shares of USE Common Stock based on the closing stock market price as of January 15. In 1998, 2,560 shares were issued to non-employee directors for service in 1997. Separately, Mr. Fraser, a director, and the Honorable Alan K. Simpson, Chairman of the Advisory Board, each received 2,500 shares of USE Common Stock for services in fiscal 1998. The 2,500 shares issued to Mr. Fraser were in addition to shares issued under the monthly service plan.

        In fiscal 1990, the Board authorized the Executive Committee to make loans to members of the Board, or to guarantee their obligations in amounts of up to $50,000, if such arrangements would benefit USE. USE loaned $25,000 to David W. Brenman under this plan in fiscal 1991. The loan to Mr. Brenman bears interest at the prime rate of the Chase Manhattan Bank and was due September 1, 1994, but has been extended to September 30, 1999 by Board vote (Mr. Brenman abstaining). The loan was provided as partial consideration for Mr. Brenman's representation of USE to the financial community in New York City.

EXECUTIVE COMPENSATION - YSFC

        For the year ended May 31, 1998, the officers of YSFC were paid salaries as follows: Mark J. Larsen, president ($90,000 including $22,500 from USE),
Peter Schoonmaker ($90,000 including $22,500 from USE), and Fred Craft, vice president ($65,000 including $32,500 from USE).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Transactions with Yellow Stone Fuels Corp. Yellow Stone Fuels Corp., hereafter ("YSFC") was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,
1996) in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. will hereafter be referred to collectively as YSFC.

        On May 15, 1997, YSFC entered into a line of credit arrangement with USECC. As of November 30, 1998, YSFC owed USECC $460,000 which included $60,000 of accrued interest. This loan bears interest at 10% and is due on December 31, 1998. The loan was made to provide working capital to YSFC in its start up phase. In early 1999, USE, Crested and YSFC amended the note for the loan to allow USE and Crested the right to be paid, at their election, not more than $200,000 of the principal and accrued interest in cash; the balance will be paid in YSFC shares of Common Stock, at the rate of 1 share for each $1.50 of remaining principal and interest (if USE and Crested have been paid less than $100,000 in cash), or 1 share for each $2.00 of remaining principal and interest (if USE and Crested have been paid more than $100,000 in cash, not to exceed $200,000 in cash). The original $1.00 conversion price was negotiated based on the high risk of the loan during YSFC's start up phase. As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months or until the loan is paid, with USE and Crested having voting control of more than 50% of the outstanding shares of YSFC. The majority of the remaining outstanding YSFC shares are owned by family members of John L. Larsen, Chairman of USE. The changes to the note effected in 1999 were negotiated by those directors of USE and Crested who are not shareholders or officers or directors of YSFC.

        YSFC also owed USECC $117,800 in accrued expenses that USECC paid on behalf of YSFC.

        Transactions with Directors. Two of USE's directors, Messrs. Larsen and Herron, and one of Crested's directors, Max T. Evans, are trustees of the ESOP. Mr. Larsen is also a director of Crested. In that capacity they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of USE in times of adverse market conditions for the Common Stock, or in the event of a tender offer or other significant transaction.

        In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

        Harold F. Herron, son-in-law of John L. Larsen, had been living in and caring for a house owned by USE until such time as the property was sold. In fiscal 1995, Mr. Herron purchased the house for $260,000, the appraised value of the property, and was reimbursed by USE for leasehold improvements totaling $22,830. USE accepted a promissory note in the amount of $112,170 with interest compounded annually at 7% due on September 6, 1999 as a result of this transaction. This note is secured by 30,000 shares of USE common stock owned by Mr. Herron and its interest is favorable to USE.

        Other Information. USE has adopted a stock repurchase plan under which it may purchase up to 500,000 shares of its Common Stock at market prices from time to time. The shares purchased would be retired and canceled. The Board of Directors believes that the repurchase plan is in the best interest of all shareholders while the stock is trading at low prices relative to the book value per share. Through November 30, 1998 45,700 shares had be repurchased at a cost of $123,800.

        In May 1998, USE issued a warrant to purchase 200,000 shares of USE Common Stock to Robin J. Kindle, an employee of USE and a son-in-law of John L. Larsen. The exercise price is $7.50 per share, and the warrant expires in May 2001.

        Three of John L. Larsen's sons and three sons-in-law are employed by USE or subsidiaries (as President, President of YSFC, Vice President, chief pilot, landman, and manager of the Ticaboo operations). Mr. Larsen's son-in-law Harold
F. Herron is an officer and director of USE, and Chairman of Brunton. Collectively, the six individuals and John L. Larsen received $1,418,605 in total (gross) cash compensation ($1,301,605 net after taxes) for services in fiscal 1998, including the $732,000 bonus paid to John L. Larsen in fiscal 1998. See "Executive Compensation Plans and Employment Agreements."

        USE and Crested provide management and administrative services for affiliates under the terms of various management agreements. Revenues from services by USE and Crested from unconsolidated affiliates were $857,600 in fiscal 1998 and $397,700 in fiscal 1997. USE provides all employee services required by Crested, which is obligated to USE for its share of the costs for providing such employees.

        Transactions Involving USECC. USE and Crested conduct most of their activities through their equally-owned joint venture, USECC. From time to time USE and Crested advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between USE and Crested. The party extending funds is subsequently reimbursed by the other venturer. USE had a note receivable of $6,547,100 from Crested at May 31, 1998 ($6,023,400 at May 31, 1997). Crested
presently does not have the cash funds to pay the note. USE and Crested have agreed that USE extending its funds and taking a note therefor from Crested is preferable to Crested's share of the different activities being reduced.

        Loans to Directors. As of May 31, 1998 two of USE's directors owed USE as follows (each loan is secured with shares of Common Stock of USE owned by the individual): Harold F. Herron $11,000 (1,000 shares); and David W. Brenman $25,000 (4,000 shares). Max T. Evans, a director of Crested, owes USECC $22,700 (secured by 7,500 shares of USE's Common Stock). For information on Mr. Brenman's loan see "Directors' Fees and Other Compensation" above. The outstanding amounts on the remaining loans represent various loans made to the individuals over a period of several years. Mr. Herron's and Evans' loans mature December 31, 1998 and bear interest at 10% per year. For information on an additional loan to Mr. Herron, see below. These loans all bear interest at rates which are favorable to USE, were made on a secured basis, and were approved by the disinterested directors in each instance. In addition, at May 31, 1997, John
L. Larsen and members of his immediate family were indebted to USE for $745,300 secured by 160,000 shares of USE's Common Stock. In fiscal 1998, John L. Larsen repaid $410,837 of the family debt, so the family debt at May 31, 1998 was $338,297. See "Executive Compensation Plans and Employment Agreements." The preceding amounts do not include the loan to Mr. Herron, see below.

        In fiscal 1995, USE made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of USE's Common Stock, bears interest at a rate of 7% and is payable at maturity. The Board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations. In fiscal 1999, USE loaned Mr. Herron $125,000 with interest at 9%; the debt is due on or before December 31, 1999 and is secured with personal property of Mr. Herron.

SECURITY OWNERSHIP OF USE BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of January 7, 1999, the shares of Common Stock, and the $.001 par value common stock of USE's 52%-owned subsidiary, Crested, held by each director and by all officers and directors as a group. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers over the shares reported as beneficially owned, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares held by employees and a non-employee director, is shared by USE's Board of Directors. Voting and dispositive powers are shared by USE's non-employee directors (Messrs. Anderson, Bebout, Brenman and Fraser) over forfeitable shares held by USE's five executive officers. The ESOP Trustees exercise voting powers over unallocated ESOP shares and dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.


                          Company Common Stock                    Crested Common Stock
                          --------------------                    --------------------
                         Amount and         Percent               Amount and        Percent
                          Nature of           of                   Nature of          of
                    Beneficial Ownership   Class(1)          Beneficial Ownership  Class(1)
                    --------------------   --------          --------------------  --------

John L. Larsen          2,065,362(2)         25.7%             5,579,182(13)         54.1%

Keith G. Larsen           241,063(3)          3.01             5,300,297(14)         51.4%

Harold F. Herron          849,394(4)         10.9%             5,424,999(15)         52.6%

Don C. Anderson           302,953(5)          3.9%             5,300,297(14)         51.4%

Nick Bebout               317,404(6)          4.1%             5,300,297(14)         51.4%

David W. Brenman          298,798(7)          3.9%             5,300,297(14)         51.4%

H. Russell Fraser         301,298(8)          3.9%             5,300,297(14)         51.4%

Max T. Evans            1,254,952(9)         16.0%               264,236(16)          2.6%

Daniel P. Svilar         766,609(19)          9.8%               281,850(17)          2.6%

R. Scott Lorimer         152,033(11)          1.9%                15,000(18)          *

Kennedy Capital
  Management, Inc.           528,748          6.8%

All officers and
directors as a
group (ten persons)       3,547,342(12)      35.0%             5,946,085(19)         57.7%



        * Less than one percent.

        (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying the options held by that person or group.

        (2) Mr.  John L.  Larsen  exercises  sole  voting  powers  over  243,663 directly owned shares, 106,000 shares held in joint tenancy with his wife, 312,600 shares underlying options and 29,386 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") account established for his benefit. The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. He exercises shared voting rights over 155,811 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested Corp. ("Crested"), 125,556 shares held by Plateau Resources Limited ("Plateau"), 175,000 shares held by Sutter Gold Mining Company ("SGMC"), and 12,612 shares held by Ruby Mining Company ("Ruby"). Mr. Larsen shares the voting rights over such shares with the other directors of those corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. Shares over which sole dispositive rights are exercised consist of directly owned shares, joint tenancy shares and options, less the 27,500 shares gifted, but not transferred, to his wife. Shares for which shared dispositive powers are held consist of the 426,296 shares held by the ESOP, 101,850 shares held by employees and a non-employee director of USE which are subject to forfeiture ("Forfeitable Shares"), the shares held by Crested, Plateau, SGMC and Ruby. The shares listed under "Total Beneficial Ownership" also include 49,426 shares beneficially held by Mr. Larsen which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.


                                       62




        (3) Consists of 1,774 directly held shares, 8,000 shares held the his minor children of Keith G. Larsen under the Wyoming Uniform Transfers to Minors Act (the "Minor's shares"), 11,939 shares held in an ESOP account established for his benefit, 117,500 shares underlying options and 101,850 shares subject to forfeiture. Mr. K. Larsen exercises sole voting powers over his directly held shares, the ESOP shares, 8,820 shares subject to forfeiture, the Minor's shares and the shares underlying his options. Sole dispositive powers are exercised over the directly held shares, Minor's shares and the shares underlying his options. He shares dispositive powers over the 101,850 held by employees and a non-employee director of USE which are subject to forfeiture ("Forfeitable Shares"), with the other directors of USE.

        (4) Mr. Herron exercises sole voting powers over 52,486 directly owned shares, 12,000 shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the "Minor's shares"), 86,000 shares underlying options, 6,231 shares held in the ESOP account established for his benefit and 1,581 shares held by Northwest Gold, Inc. ("NWG"). Sole dispositive powers are exercised over the directly held shares, the Minor's shares, the shares underlying options and the shares held by NWG. Mr. Herron exercises sole voting and investment powers over the NWG shares as NWG's sole director. Mr. Herron exercises shared voting rights over 125,556 shares held by Plateau, 12,612 shares held by Ruby and the 155,811 unallocated ESOP shares. Shared dispositive rights are exercised over the shares held by Plateau, Ruby, all ESOP shares and the 101,850 Forfeitable Shares. Mr. Herron exercises shared dispositive and voting powers over the shares held by Plateau and Ruby as a director of those companies with the other directors of those companies and over the ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. The shares listed under "Total Beneficial Ownership" also include 31,013 shares beneficially held by Mr. Herron which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares. The shares shown as beneficially owned by Mr. Herron do not include 2,895 shares owned directly by his wife who exercises the sole voting and dispositive powers over those shares.

        (5) Consists of 6,740 directly held shares, 3,055 shares held in an IRA established for Mr. Anderson's benefit, 213,658 shares subject to forfeiture and 12,500 shares underlying options. Mr. Anderson exercises sole voting and dispositive power over the directly held shares, IRA shares and the shares underlying his options. He exercises sole voting power over 21,000 shares he holds which are subject to forfeiture. Mr. Anderson exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of USE. As a non-employee director, Mr. Anderson exercises shared voting and dispositive rights over 178,808 shares held by executive officers which are subject to forfeiture ("Officers' Forfeitable Shares"), with the other non-employee directors.

        (6) Consists of 16,696 shares held directly, 50 shares held in joint tenancy with his wife, 12,500 shares underlying options and 213,658 shares subject to forfeiture. Mr. Bebout exercises sole voting and dispositive powers over the directly held shares, the joint tenancy shares and the shares underlying his options. He exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of USE and as a non-employee director, Mr. Bebout exercises shared voting and dispositive rights over the 178,808 Officers' Forfeitable Shares, with the other non-employee directors. He also exercises shared voting and dispositive powers over 7,500 shares held by private corporations of which he is a director with the other directors of those corporations.

        (7) Consists of 5,640 shares held directly, 12,500 shares underlying options and 213,658 shares subject to forfeiture. Mr. Brenman exercises sole voting and dispositive powers over the directly held shares and the shares underlying his options. Mr. Brenman exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of USE. As a non-employee director, Mr. Brenman exercises shared voting and dispositive rights over the 178,808 Officers' Forfeitable Shares, with the other non-employee directors.

        (8) Consists of 4,140 directly held shares, 4,000 shares held in an IRA for Mr. Fraser's benefit, 12,500 shares underlying options and 213,658 shares subject to forfeiture. Mr. Fraser exercises sole voting and dispositive rights over the directly held shares, the IRA shares and the shares underlying his options. Mr. Fraser exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of USE. As a non-employee director, Mr. Fraser exercises shared voting and dispositive rights over the 178,808 Officers' Forfeitable Shares, with the other non-employee directors.

        (9) Mr. Evans exercises sole voting and dispositive powers over 3,821 directly owned shares, 36,389 shares held in joint tenancy with his wife, 13,045 shares held in an Individual Retirement Account ("IRA") for his benefit and 107,200 shares underlying options. Shares over which Mr. Evans exercises shared voting rights consist of the shares held by Crested, Plateau and the unallocated ESOP shares. He exercises shared dispositive rights over the shares held by Crested, Plateau and the ESOP. Mr. Evans shares voting and dispositive powers over the shares held by Crested and Plateau with the remaining directors of those companies and over the ESOP shares with the other ESOP Trustees. The shares listed

                                       63




under "Total Beneficial Ownership" also include 30,036 shares beneficially held by Mr. Evans which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares.

        (10) Mr. Svilar exercises sole voting powers over 22,567 directly owned shares, 18,950 shares held in joint tenancy with his wife, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the "Minor's shares"), 141,000 shares underlying options and 24,504 shares held in the ESOP account established for his benefit. He holds sole dispositive power over his directly held shares, joint tenancy shares, Minor's shares and the shares underlying his options. As a director of Crested, Mr. Svilar exercises shared voting and dispositive rights over the 512,359 shares held by Crested with the other directors of Crested, and over 5,000 shares held by a private corporation of which Mr. Svilar is a director with the other directors of that corporation. The shares listed under "Total Beneficial Ownership" also include 40,850 shares beneficially held by Mr. Svilar which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares.

        (11) Consists of 385 directly held shares and 104,700 shares underlying options over which Mr. Lorimer exercises sole voting and dispositive rights, and 19,715 shares held in the ESOP account established for his benefit over which he exercises sole voting rights. The shares listed under "Total Beneficial Ownership" also include 27,233 shares beneficially held by Mr. Lorimer which are subject to forfeiture. USE's non-employee directors exercise shared voting and dispositive powers over such shares.

        (12) Consists of 1,463,423 shares over which the group members exercise sole voting rights, including 919,000 shares underlying options and 47,556 shares allocated to ESOP accounts established for the benefit of group members. The listed shares include 1,362,587 shares, including 919,000 shares underlying options, over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 1,160,146 and 1,532,481 shares (including 280,658 shares subject to forfeiture), respectively.

        (13) Consists of 5,300,297 Crested shares held by USE, 100,000 shares held by SGMC, 60,000 shares held by Plateau and 53,885 shares held by Ruby with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those Companies, and 65,000 forfeitable shares held by employees, over which Mr. J.
Larsen exercises shared dispositive powers with the remaining Crested directors.

        (14) Consist of the Crested shares held by USE with respect to which shared voting and dispositive powers are exercised as a director with the other directors of USE.

        (15) Consists of 6,932 directly held shares and 3,885 shares held by NWG over which Mr. Herron exercises sole voting and investment powers, and the Crested shares held by USE, Ruby and Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, Plateau and Ruby director with the other directors of those companies.
Mr. Herron is the sole director of NWG.

        (16) Consists of 139,236 directly held shares over which Mr. Evans exercises sole voting and dispositive rights, 60,000 shares held by Plateau, with respect to which shared voting and dispositive powers are exercised as a director with the other directors of Plateau, and 65,000 forfeitable shares held by employees, over which Mr. Evans exercises shared dispositive powers with the remaining Crested directors.

        (17) Consists of 216,850 directly held shares, over which Mr. Svilar exercises sole voting and dispositive powers and 65,000 forfeitable shares held by employees, over which Mr. Svilar exercises shared dispositive powers with the remaining Crested directors.

        (18) Consists of 15,000 shares which are subject to forfeiture. Mr. Lorimer exercises sole voting power over such shares, while the Crested directors share the dispositive powers over the shares.

        (19) Consists of 381,903 shares over which the group members exercise sole voting rights, including 15,000 shares subject to forfeiture. The listed shares include 366,903 shares over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 5,514,182 and 5,579,182 shares (including 65,000 shares subject to forfeiture), respectively.

        Each director beneficially holds the 2,400,000, 2,040,000 and 255,000,000 shares of Ruby, NWG and Four Nines Gold, Inc. ("FNG") common stock, respectively, held by USE. They exercise shared voting and dispositive powers over those shares as Company directors with the other Company directors. Those shares represent 26.7%, 7.6%, and 50.9% of the outstanding shares of Ruby, NWG, and FNG, respectively. John L. Larsen beneficially holds 272,500,000 shares of FNG common stock (54.4% of the outstanding shares), which includes 255,000,000 shares held by USE, 5,000,000 held by USECC Joint Venture and 5,000,000 shares held by Crested, over which Mr. Larsen shares voting and dispositive powers with the remaining directors of USE and Crested. Harold F. Herron beneficially holds 2,400,500, 2,597,500, and 265,000,000 shares of the common stock of Ruby, NWG, and FNG, respectively, representing 26.7%, 9.7%, and 52.9%, respectively, of those classes of stock. Daniel P. Svilar beneficially owns 14,000,000 shares of the common stock of FNG (4,000,000 shares directly in joint tenancy with other family members), representing 2.8% of that class. None of the other directors or officers directly hold any other shares of stock of Ruby, NWG or FNG. All executive officers and directors of USE as a group (8 persons) hold 2,400,500, 2,597,500, and 284,500,000 shares of the stock of Ruby, NWG, and FNG, representing 26.7%, 9.7%, 60.0% and 56.2% of the outstanding shares of those companies, respectively.

DIRECTORS AND EXECUTIVE OFFICERS OF YSFC

        Mark J. Larsen is a founder of YSFC, has been an officer and director of YSFC since its incorporation in 1996 and is currently the President, Chairman and Chief Executive Officer. Mr. Larsen is also the President and co-owner of Arrowstar Investments, Inc. Mr. Larsen was employed as the sales manager of the professional product division with The Brunton Company from 1986 to 1990. He then accepted a position as business manager for USE in 1990 and was promoted to manager of Commercial Development for USE in 1993, a position which he still holds. He is the son of John L. Larsen, Chairman and Chief Executive Officer of USE. He attended college at the University of Wyoming and received his degree in 1985.

        Peter G. Schoonmaker is a founder of YSFC, has been an officer and director of YSFC since its incorporation and is currently the Executive Vice President. In 1985 he acquired and managed a ranching feedlot business which he operated for 10 years under the name Schoonmaker Land and Cattle Inc. Mr. Schoonmaker is experienced in negotiating oil/gas/mineral leases and permitting. Mr. Schoonmaker is the son-in-law of John L. Larsen, Chairman and Chief Executive Officer of USE.

        Roland Horst has been a director of YSFC since its incorporation. He became the President and Chief Executive Officer of Minorca Resources, Inc., a mining company in 1996. From 1994 to 1996 he was the director of corporate finance at Richardson Greenshields of Canada Limited, an investment banking firm. From 1992 to 1994 Mr. Horst was a director of corporate finance at Nesbitt Thompson Inc., an investment banking firm; and from 1987 to 1992 he was a vice president of corporate finance at Nesbitt Thompson Inc. Mr. Horst received a masters and business administration degree and a law degree from the University of Western Ontario in 1983 and a bachelor of science degree in geology from McGill University in 1983.

        Norman Anderson has been a director of YSFC since 1997. In 1992, he became the President of the management consulting firm of Anderson and Associates. Mr. Anderson is a former Chairman and Chief Executive Officer of Cominco Ltd. Mr. Anderson is a director of Homestake Mining Company, Finning Ltd., Solv-Ex Corporation and The Toronto-Dominion Bank. Mr. Anderson is a professional engineer in British Columbia, a Fellow and Chartered Engineer of the Institute of Mining and Metallurgy. Mr. Anderson received a geological engineering degree from the University of Manitoba in 1953.

        John L. Larsen has been a director of YSFC since 1997. Since 1966 he has been the Chairman and Chief Executive Officer of USE. Mr. Larsen is also the Chairman and CEO of Crested.

        Mark Dorricott has been a director of YSFC since 1997. In 1996 he became the President of Brunton Canada and sales executive of Barnett International (Canada). Both firms are sporting goods manufacturers and distributors. Mr. Dorricott is responsible for Canadian sales for both companies.

        John Vettese has been a director of YSFC since 1997. From 1994 to 1997 Mr. Vettese has been practicing law in the firm of Cassels Brock & Blackwell of Toronto, Ontario. From 1993 to 1994 Mr. Vettese was an associate in the law rim of Holden Day Wilson. Mr. Vettese is also an office of Trans Hex International Ltd., a diamond exploration company listed on the Toronto Stock Exchange. He received a law degree from Osgoode Hall Law School.

        R. Scott Lorimer has been the Chief Financial Officer for YSFC since 1997. Since 1991 he has been the Chief Financial Officer of both USE and Crested. Mr. Lorimer is also an officer of Sutter Gold Mining Company, an affiliate of USE and Crested. Mr. Lorimer received a degree in accounting from Brigham Young University in 1975.

        Frederick R. Craft has been the Vice President of Operations for YSFC since 1996. From 1979 to 1996 Mr. Craft was the resident manager of Homestake Mining Company's uranium properties in Grants, New Mexico. Mr. Craft serves as a director of numerous mining and regulatory boards. He received a B.S. degree in environmental engineering from the Montana College of Mineral Science and Technology in 1976.

SECURITY OWNERSHIP OF YSFC

        The following table sets forth as of the date of this Prospectus certain information with respect to the shares of YSFC's Common Stock owned of record or beneficially by (i) each director of YSFC; (ii) each person who owns beneficially more than 5% of the shares of YSFC Common Stock outstanding; and
(iii) all directors and executive officers of YSFC as a group. Unless otherwise noted, all ownership is direct, without shared voting or other dispositive power.

                                     Amount and             Percentage of            Percentage of
                                      Nature of             Class Before          Class After Giving
Name and Address                     Beneficial             the Exchange             Effect to the
Beneficial Ownership                  Ownership               Offering              Exchange Offer
--------------------                  ---------               --------              --------------

Principal Shareholders
----------------------

U.S. Energy Corp.                  1,568,750  (1)(6)            13.2%                    18.4%  (7)
877 North 8th West
Riverton, Wyoming 82501

Crested Corp.                      1,568,750  (1)(6)            13.2%                    18.4%  (7)
877 North 8th West
Riverton, Wyoming 82501

Richard P. Larsen                  1,050,000  (1)(2)             8.9%                     8.9%
877 North 8th West
Riverton, Wyoming 82501

Keith G. Larsen                      750,000  (1)                6.3%                     6.3%
877 North 8th West
Riverton, Wyoming 82501

Directors and Executive Officers
--------------------------------

Mark J. Larsen                     2,500,000  (1)(3)(6)         21.1%                    21.1%
877 North 8th West
Riverton, Wyoming 82501

Peter G. Schoonmaker               2,500,000  (1)(4)(6)         21.1%                    20.2%
877 North 8th West
Riverton, Wyoming 82501

John L. Larsen                     3,137,500  (1)(5)            26.5%                    36.8%
877 North 8th West
Riverton, Wyoming 82501

Roland Horst                          50,000                      NIL                      NIL
4 King Street West, Suite 1320
Toronto, Ontario
Canada M5H 1B6

Norman Anderson                       50,000                      NIL                      NIL
502-455 Grandville Street
Vancouver, British Columbia
Canada V6C 1V2


                                       66




John Vettese                          50,000                      NIL                      NIL
Cassels Brock and Blackwell
40 King Street West, Suite 2100
Toronto, Ontario
Canada M5H 3C2

Mark Dorricott                        50,000                      NIL                      NIL
RR#4, Station Main
Petersborough, Ontario
Canada K9J 6X5

All Officers and Directors         8,337,500                    70.3%                    80.1%  (7)
as a Group (7 persons)

        (1) Of the total Common Shares beneficially owned, 1,500,000 were acquired at $0.02 per share. Also assumes the conversion of a promissory note for $475,000 (principal and interest) into a maximum of 137,500 Common Shares at a conversion rate of $2.00 per share and distribution equally between USE and Crested. See "Information About YSFC" and "USE of Proceeds."

        (2) Includes 300,000 Common Shares held by Mr. Larsen's wife as custodian for their minor children under the Wyoming Uniform Transfers to Minors Act.

        (3) Includes 300,000 Common Shares held by Mr. Larsen's wife as custodian for their minor children under the Wyoming Uniform Transfers to Minors Act.

        (4) Includes 200,000 Common Shares held by Mr. Schoonmaker's wife as custodian for their minor children under the Wyoming Uniform Transfers to Minors Act.

        (5) Owned by U.S. Energy Corp. and Crested Corp. but attributed to Mr. John L. Larsen who is a controlling person of those companies.

        (6) Pursuant to a Voting Trust Agreement dated September 1, 1997, as amended, Mark J. Larsen, Peter G. Schoonmaker, U.S. Energy Corp. and Crested Corp. agreed, for a period of the earlier of 24 months from the date of the YSFC Offering Memorandum or the date that the loan from USE and Crested Corp. is paid, to transfer all Common Shares beneficially owned by the parties to the Treasurer of USE as Trustee. The agreement instructs the Trustee to vote all such Common Shares at all meetings of the stockholders of YSFC as directed by the boards of directors of USE and Crested. The number of common Shares subject to the Voting Agreement is 7,500,000 representing more than 51% of YSFC's outstanding Common Stock. However, if the loan is paid off, the Voting Agreement automatically terminates. The beneficial ownership amounts and percentages in the above chart for USE and Crested do not reflect their voting control over Common Shares owned by Messrs. Mark Larsen and Peter Schoonmaker.

        (7) Includes shares acquired in the Exchange Offer by USE for a total of 9,556,500 YSFC shares owned by officers and directors of USE.

                                     EXPERTS

        The consolidated financial statements of USE included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

        The balance sheet of the Green Mountain Mining Venture as of December 31, 1997 and 1996, and the related statements of operations, changes in venture partners' capital and cash flows for the years ended December 31, 1997, 1996 and 1995 and the period from inception (June 1, 1990) to December 31, 1997 included in this Prospectus have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

        Stephen E. Rounds, Denver, Colorado, has acted as special counsel to USE in connection with this offering. YSFC has been represented in matters of Ontario law by the law firm Cassels Brock & Blackwell, Toronto, Ontario. John Vettese, a member of that firm, is a shareholder and director of YSFC.

                    Report of Independent Public Accountants


To U.S. Energy Corp.:

We have audited the accompanying consolidated balance sheets of U.S. ENERGY CORP. (a Wyoming corporation) AND SUBSIDIARIES as of May 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1998. These financial statements are the responsibility of USE's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Energy Corp. and subsidiaries as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1998, in conformity with generally accepted accounting principles.




                                            /s/    ARTHUR ANDERSEN LLP

Denver, Colorado,
September 11, 1998.


                                                                                   Page 1 of 2

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEETS

                                            ASSETS
                                                                         May 31,
                                                            -------------------------------
                                                                1998                 1997
                                                                ----                 ----
CURRENT ASSETS:
     Cash and cash equivalents                              $ 5,650,500         $ 1,416,900
     Accounts and notes receivable:
        Trade, net of allowance for doubtful
           accounts of $30,900                                  195,800             368,200
        Affiliates                                            1,878,400           1,191,000
        Current portion of long-term
           notes receivable                                     335,800             337,200
     Assets held for resale and other                         1,100,800             991,600
     SMP settlement receivable, net                           5,026,000            --
     Inventory                                                  113,700              96,000
                                                            -----------          ----------
        Total current assets                                 14,301,000           4,400,900

INVESTMENTS AND ADVANCES:
     Affiliates                                                 871,800           4,999,600
     Restricted investments                                   8,889,100           8,506,300
                                                            -----------         -----------
                                                              9,760,900          13,505,900
INVESTMENT IN SGMC CONTINGENT
STOCK PURCHASE WARRANT                                          --                4,594,000

PROPERTIES AND EQUIPMENT:
     Mineral properties and mine development costs           13,346,600             519,400
     Buildings and improvements                               6,424,000           5,986,800
     Aircraft and other equipment                             8,761,400           5,627,900
     Developed oil and gas properties, full cost method       1,773,600           1,769,900
     Land and mobile home park                                  951,000             939,000
                                                            -----------         -----------
                                                             31,256,600          14,843,000
     Less accumulated depreciation, depletion
        and amortization                                    (11,806,300)         (8,802,100)
                                                            -----------         -----------
                                                             19,450,300           6,040,900
OTHER ASSETS:
     Accounts and notes receivable:
        Real estate sales, net of valuation
           allowance of $926,300                                398,000             394,000
        Employees                                               352,000             745,300
        Other                                                     1,800             338,600
     Deposits and other                                         755,100             367,500
                                                            -----------         -----------
                                                              1,506,900           1,845,400
                                                            -----------         -----------
        Total assets                                        $45,019,100         $30,387,100
                                                            ===========         ===========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                                                                                   Page 2 of 2

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEETS

                             LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                         May 31,
                                                            -------------------------------
                                                                1998                1997
                                                                ----                ----
CURRENT LIABILITIES:
     Accounts payable and accrued expenses                  $ 1,836,400          $1,312,600
     Deferred GMMV purchase option                            4,000,000             --
     Current portion of long-term debt                          225,700              81,300
                                                            -----------          ----------
        Total current liabilities                             6,062,100           1,393,900

LONG-TERM DEBT                                                  278,200             183,100

RECLAMATION LIABILITIES                                       8,778,800           8,751,800

OTHER ACCRUED LIABILITIES                                     4,266,800           5,259,000

DEFERRED TAX LIABILITY                                        1,144,800             183,300

COMMITMENTS AND CONTINGENCIES (Note K)

MINORITY INTERESTS IN SUBSIDIARIES                            4,561,300            --

FORFEITABLE COMMON STOCK,
     $.01 par value; 312,378 and
     232,352 shares issued, respectively,
     forfeitable until earned                                 2,473,600           1,892,400

SHAREHOLDERS' EQUITY:
     Preferred stock, $.01 par value; 100,000 shares
        authorized, none issued or outstanding                  --                 --
     Common stock, $.01 par value;
        20,000,000 shares authorized; 7,523,492 and
        6,646,475 shares issued, respectively                    75,200              66,500
     Additional paid-in capital                              28,526,200          22,543,000
     Accumulated deficit                                     (7,760,100)         (6,776,900)
     Treasury stock, at cost, 865,943
        and 690,943 shares, respectively                     (2,460,800)         (2,182,000)
     Unallocated ESOP contribution                             (927,000)           (927,000)
                                                            -----------          ----------
                                                             17,453,500          12,723,600
                                                            -----------          ----------
        Total liabilities and shareholders' equity          $45,019,100          $30,387,100
                                                            ===========          ===========


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                                                                                   Page 1 of 2

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Year Ended May 31,
                                                 ------------------------------------------
                                                    1998             1997            1996
                                                    ----             ----            ----
REVENUES:
   Mineral revenues                              $1,069,700      $  207,300      $3,116,700
   Construction contract revenues                    --           1,038,600       3,794,500
   Commercial operations                          3,523,500       2,219,400       1,439,100
   SMP settlements, net                           4,590,000       1,003,800          --
   Oil sales                                        170,100         164,600         210,100
   Management fees from affiliates and other      1,369,300         423,800         100,200
   Interest                                         836,100         693,300         619,400
   (Loss) gain on asset sales                          (200)         39,400         352,200
                                                 ----------      ----------      ----------
                                                 11,558,500       5,790,200       9,632,200
                                                 ----------      ----------      ----------

COSTS AND EXPENSES:
   Mineral operations                             1,664,800         843,100       3,572,300
   Construction costs                                36,400         752,600       3,077,800
   Commercial operations                          3,055,100       3,059,600       2,374,800
   General and administrative                     4,793,200       2,763,300       2,524,700
   Abandonment of mineral interests                  --           1,225,800         328,700
   Impairment of mineral interests                1,500,000         --               --
   Oil production                                    68,000          96,800          73,000
   Interest                                          76,000         140,800         205,000
   Provision for doubtful accounts                   --             614,200          --
                                                 ----------      ----------      ----------
                                                 11,193,500       9,496,200      12,156,300
                                                 ----------      ----------      ----------

INCOME (LOSS) BEFORE MINORITY
   INTEREST AND EQUITY IN LOSS OF
   AFFILIATES AND INCOME TAXES                      365,000      (3,706,000)     (2,524,100)

MINORITY INTEREST IN (INCOME) LOSS
   OF CONSOLIDATED SUBSIDIARIES                    (772,500)        672,300         608,700

EQUITY IN LOSS OF AFFILIATES                       (575,700)       (690,800)       (418,500)
                                                 ----------      ----------      ----------

(Continued)


The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                   Page 2 of 2

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (continued)


                                                              Year Ended May 31,
                                                 --------------------------------------------
                                                    1998             1997            1996

LOSS BEFORE INCOME TAXES                         $ (983,200)     $(3,724,500)    $(2,333,900)

INCOME TAXES (Note H)                                 --             --              --
                                                 ----------      -----------     -----------

LOSS BEFORE
   DISCONTINUED OPERATIONS                         (983,200)      (3,724,500)     (2,333,900)

DISCONTINUED OPERATIONS:
   Income from discontinued operations,
     net of income taxes of $0                        --             --              308,900
   Gain on sale of subsidiary, net
     of income taxes of $50,000                       --             --            2,295,700
                                                 ----------      -----------      ----------

NET (LOSS) INCOME                                $ (983,200)     $(3,724,500)    $   270,700
                                                 ==========      ===========     ===========

INCOME (LOSS) PER SHARE AMOUNTS:
   Loss before discontinued operations           $     (.15)     $      (.58)    $      (.39)
   Income from discontinued operations                --             --                  .05
   Gain on disposal of subsidiary
     operating in discontinued segment                --             --                  .38
                                                 ----------      -----------     -----------

NET INCOME (LOSS) PER SHARE,
   BASIC AND DILUTED                             $     (.15)     $      (.58)    $       .04
                                                 ==========      ===========     ===========

BASIC WEIGHTED AVERAGE
   SHARES OUTSTANDING                             6,657,549        6,466,855       6,028,255
                                                 ==========      ===========     ===========


The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                                                                                        Page 1 of 3

                                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                         Additional                                        Unallocated     Total
                                       Common Stock       Paid-In    Accumulated     Treasury Stock            ESOP    Shareholders'
                                    Shares    Amount      Capital       Deficit    Shares       Amount     Contribution   Equity
                                    ------    ------      -------       -------    ------       ------     ------------   ------

Balance May 31, 1995              5,262,794  $52,500   $18,629,000   $(3,256,400)  769,943  $(2,242,400)  $(1,014,300)  $12,168,400

Funding of ESOP                        --       --            --            --        --           --          87,300        87,300
Issuance of common stock
  through private placement         812,432    8,100     2,834,100          --        --           --            --       2,842,200
Issuance of additional common
  shares in connection
  with prior year
  private placement                 133,336    1,300        65,400       (66,700)     --           --            --            --
Cancellation of common stock
  issued for services rendered       (5,000)     --        (23,100)         --        --            --           --         (23,100)
Issuance of common stock to
  employees as a bonus               32,901      300       180,600          --        --           --            --         180,900
Issuance of common stock for
  exercised warrants                 81,243      800       389,100          --        --           --            --         389,900
Fair value of warrants issued
  above exercise price                 --       --          41,700          --        --           --            --          41,700
Issuance of common stock for
  exercised option                    6,600      100        41,400          --        --           --            --          41,500
Dilution of investment
  in subsidiary                        --       --      (1,382,500)         --        --           --            --      (1,382,500)
Net income                             --       --            --         270,700      --           --            --         270,700
                                  ---------  -------   -----------   -----------   -------  -----------   -----------   -----------

Balance May 31, 1996              6,324,306  $63,100   $20,775,700   $(3,052,400)  769,943  $(2,242,400)  $  (927,000)  $14,617,000
                                  ---------  -------   -----------   -----------   -------  -----------   -----------   -----------



     The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                                                        Page 2 of 3


                                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                               (CONTINUED)



                                                        Additional                                        Unallocated     Total
                                       Common Stock       Paid-In     Accumulated    Treasury Stock           ESOP     Shareholders'
                                    Shares    Amount      Capital       Deficit    Shares       Amount     Contribution   Equity
                                    ------    ------      -------       -------    ------       ------     ------------   ------

Balance May 31, 1996             6,324,306   $63,100   $20,775,700   $(3,052,400)   769,943   $(2,242,400)  $(927,000)  $14,617,000

Funding of ESOP                     24,069       200       213,400          --         --            --          --         213,600
Issuance of common stock for
  exercised warrants               180,000     1,800       898,200          --         --            --          --         900,000
Fair value of warrants issued
  above exercise price                --        --         148,300          --         --            --          --         148,300
Issuance of common stock
  for services rendered             12,000       200       138,300          --         --            --          --         138,500
Issuance of common stock for
  exercised option                 106,100     1,200       369,100          --         --            --          --         370,300
Purchase of treasury stock            --        --            --            --       21,000      (235,600)       --        (235,600)
Shares of USE stock
  held by subsidiary
  no longer consolidated              --        --            --            --     (100,000)      296,000        --         296,000
Net loss                              --        --            --      (3,724,500)      --            --          --      (3,724,500)
                                 ---------   -------   -----------   -----------   --------   -----------   ---------   -----------

Balance May 31, 1997             6,646,475   $66,500   $22,543,000   $(6,776,900)   690,943   $(2,182,000)  $(927,000)  $12,723,600
                                 =========   =======   ===========   ===========   ========   ===========   =========   ===========



     The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                                                                                        Page 3 of 3


                                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                               (CONTINUED)

                                                        Additional                                        Unallocated     Total
                                       Common Stock       Paid-In     Accumulated    Treasury Stock           ESOP     Shareholders'
                                    Shares    Amount      Capital       Deficit    Shares       Amount    Contribution    Equity
                                    ------    ------      -------       -------    ------       ------    ------------    ------


Balance May 31, 1997            6,646,475   $66,500   $22,543,000   $(6,776,900)  690,943   $(2,182,000)   $(927,000)   $12,723,600

Funding of ESOP                    49,470       500       324,100          --        --            --           --          324,600
Issuance of common stock
  for exercised warrant            20,000       200        99,800          --        --            --           --          100,000
Issuance of common stock
  for services rendered            11,647       100        82,600          --        --            --           --           82,700
Issuance of common stock
  for exercised options            62,000       600       247,400          --        --            --           --          248,000
Fair value of warrants issued
  for services rendered              --        --         450,000          --        --            --           --          450,000
Issuance of common
  stock to acquire SGMC
  special warrants, net of
  offering costs                  488,900     4,900     3,329,200          --        --            --           --        3,334,100
Issuance of common stock          170,000     1,700     1,188,300          --        --            --           --        1,190,000
Reconsolidation of SGMC              --        --            --            --      75,000       (16,300)        --          (16,300)
Issuance of stock for SGMC
  exercised option                 75,000       700       261,800          --     100,000      (262,500)        --             --
Net loss                             --        --            --        (983,200)     --            --           --         (983,200)
                                ---------   -------   -----------   -----------   -------   -----------    ---------    -----------

Balance May 31, 1998            7,523,492   $75,200   $28,526,200   $(7,760,100)  865,943   $(2,460,800)   $(927,000)   $17,453,500
                                =========   =======   ===========   ===========   =======   ===========    =========    ===========

Total  Shareholders'  Equity at May 31,  1998 does not  include  312,378  shares currently  issued  but  forfeitable  if  certain conditions  are not met by the recipients.  However, Outstanding Shares at May 31, 1998 include the forfeitable shares.  Also,
"Basic and Diluted  Weighted  Average Shares  Outstanding"  also includes the 865,943 shares of U.S.  Energy common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.


       The  accompanying  notes  to  consolidated  financial  statements  are an integral part of these statements.


                                                                                              Page 1 of 3
                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Year Ended May 31,
                                                            --------------------------------------------
                                                                1998            1997              1996
                                                                ----            ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                 $  (983,200)   $(3,724,500)   $   270,700
   Adjustments to reconcile net income (loss) to
      net cash used in operating activities:
         Minority interest in income (loss) of
             consolidated subsidiaries                   772,500       (672,300)      (608,700)
         Income from discontinued operations                --             --         (308,900)
         Depreciation, depletion and amortization        657,600        658,900        788,500
         Impairment of assets held for sale              100,000           --             --
         Abandoned mineral claims                           --        1,225,800        328,700
         Impairment of mineral interests               1,500,000           --             --
         Equity in loss of affiliates                    575,700        690,800        418,500
         SMP settlement (received after year end)     (4,590,000)    (1,003,800)          --
         Loss (gain) on sale of assets                       200        (39,400)      (352,200)
         Provision for doubtful accounts                    --          614,200           --
         Gain on sale of subsidiary                         --             --       (2,295,700)
         Proceeds from sale of subsidiary                   --             --          607,900
         Common stock issued to fund ESOP                324,600        213,600         87,300
         Non-cash compensation                            82,700           --          222,600
         Common stock and warrants
             issued for services                         196,000        286,800        (23,100)
         Other                                           287,800        177,600       (455,600)
         Net changes in:
             Accounts receivable                         172,400       (706,500)        88,600
             Other assets                               (226,900)       318,200       (403,800)
             Accounts payable and accrued expenses      (176,200)      (331,700)      (774,700)
             Reclamation and other liabilities          (938,200)      (355,300)      (377,400)
                                                     -----------    -----------    -----------
NET CASH USED IN
   OPERATING ACTIVITIES                               (2,245,000)    (2,647,600)    (2,787,300)
                                                     -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Development of mining properties                   (1,125,000)      (719,300)      (763,000)
   Development of gas properties                            --          (29,100)       (42,100)
   Proceeds from sale of subsidiary                         --             --        3,300,000
   Proceeds from sale of property and equipment            4,000        273,500      1,212,900
   Proceeds from sale of investments                        --             --             --
   Purchases of property and equipment                (1,947,200)      (208,600)    (1,387,300)
   Changes in notes receivable, net                      726,800       (121,400)    (1,102,800)
   Distribution from affiliate                              --        4,367,000           --
   Investments in affiliates                            (102,300)    (1,413,700)      (676,500)
   Deferred GMMV purchase option                       4,000,000           --             --
                                                     -----------    -----------    -----------
NET CASH PROVIDED BY
   INVESTING ACTIVITIES                                1,556,300      2,148,400        541,200
                                                     -----------    -----------    -----------



The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                                                              Page 2 of 3
                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (continued)

                                                                  Year Ended May 31,
                                                     ------------------------------------------
                                                         1998            1997          1996
                                                         ----            ----          ----
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock          $ 1,800,500    $ 1,270,300    $ 3,273,600
     Proceeds from subsidiary stock sale                    --        1,106,700           --
     Proceeds from long-term debt                        307,700        554,400      4,212,800
     Payments on lines of credit                            --         (499,000)      (641,000)
     Purchase of treasury stock                             --         (235,600)          --
     Repayments of long-term debt                       (309,900)      (789,200)    (3,967,300)
     Increase (decrease) in cash related to SGMC       3,124,000       (484,100)          --
                                                     -----------    -----------    -----------
NET CASH PROVIDED BY
     FINANCING ACTIVITIES                              4,922,300        923,500      2,878,100
                                                     -----------    -----------    -----------

NET INCREASE IN CASH AND
     CASH EQUIVALENTS                                  4,233,600        424,300        632,000

CASH AND CASH EQUIVALENTS, Beginning of year           1,416,900        992,600        360,600
                                                     -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, End of year               $ 5,650,500    $ 1,416,900    $   992,600
                                                     ===========    ===========    ===========

SUPPLEMENTAL CASH FLOW INFORMATION:

     Interest paid                                   $    76,000    $   118,900    $   205,000
                                                     ===========    ===========    ===========

     Income taxes paid                               $      --      $      --      $      --
                                                     ===========    ===========    ===========



The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                              Page 3 of 3
                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (continued)

                                                                    Year Ended May 31,
                                                        ------------------------------------------
                                                           1998           1997            1996
                                                           ----           ----            ----
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:

    Notes received for sale of assets                   $      --      $      --      $ 1,000,000
                                                        ===========    ===========    ===========

    Exchange of common stock
         investment in affiliate for
         Contingent Stock
         Purchase Warrant                               $      --      $ 4,594,000    $      --
                                                        ===========    ===========    ===========

    Consolidation/Deconsolidation of subsidiary
       in 1998 and 1997, respectively:
       Other assets                                     $    49,200    $    77,600    $      --
       Investment in affiliates                             358,375        355,000           --
       Investment in Contingent Stock Purchase Warrant   (4,594,000)          --             --
       Restricted investment                                   --           27,000           --
       Property, plant and equipment                     12,499,000     11,560,600           --

       Notes payable                                       (241,700)       185,000           --
       Accounts payable and accrued expenses               (700,000)       433,900           --
       Reclamation                                          (27,000)          --             --
       Minority interest                                 (3,788,700)     2,069,900           --
    Issuance of common stock to acquire
       SGMC special warrants, net of
       of offering costs
       Common stock                                           4,900           --             --
       Additional paid-in capital                         3,329,200           --             --

Warrants issued for professional services                   254,000           --             --
Forfeitable stock issued for services                       581,200        405,800        116,500


The accompanying notes to consolidated financial statements are an integral part of these statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998


A.      BUSINESS ORGANIZATION AND OPERATIONS:

        U.S. Energy Corp. (the "Company" or "USE") was incorporated in the State of Wyoming on January 26, 1966. USE's primary business is the acquisition, exploration, holding, sale and/or development of mineral properties and mining and marketing of minerals. Principal mineral interests are in uranium, gold, and molybdenum. USE also holds various real and personal properties used in commercial activities and operates an airport fixed base facility in Riverton, Wyoming. Most of these activities are conducted through the joint venture discussed below and in Note D. USE, through its previously wholly-owned subsidiary, The Brunton Company ("Brunton"), which was sold in February 1996, engaged in the manufacturing and marketing of compasses and the distribution of outdoor recreational products. In addition, through its majority owned subsidiary, Four Nines Gold, Inc. ("FNG"), USE historically engaged in projects such as the construction of municipal sewage systems, irrigation and other civil engineering projects. At May 31, 1998, FNG was primarily engaged in activities for USE at its Green Mountain uranium property.

        USE and its 52%-owned subsidiary, Crested Corp. ("Crested") are engaged in a venture to develop certain uranium properties with Kennecott Uranium
Company ("Kennecott") known as the Green Mountain Mining Venture ("GMMV"), formed in 1990, and is also involved in a partnership with Nukem, Inc. ("Nukem") through its wholly-owned subsidiary, Cycle Resource Investment Corporation ("CRIC"), known as Sheep Mountain Partners ("SMP"). As discussed in Note K, SMP is currently involved in significant legal proceedings between its partners. During fiscal 1995, USE and Crested formed a new Wyoming corporation, Sutter Gold Mining Company ("SGMC"), which was the successor of USECC Gold Limited Liability Company ("USECC Gold") and Sutter Gold Venture ("SGV"). These companies were formed to develop and mine gold reserves in California. USE also owns 100% of the outstanding stock of Plateau Resources Limited ("Plateau"), which owns a nonoperating uranium mill and support facilities in southeastern Utah. Currently, the mill is nonoperating but has been granted a license to operate, pending certain conditions. See further discussion of these entities in Note F. As used, hereafter, "Company" refers to USE and its consolidated entities unless otherwise specified.

LIQUIDITY AND OPERATING LOSSES

        As a result of the SMP litigation/arbitration (see Note K) and the significant amount of standby/maintenance, permitting and development costs being incurred on USE's mineral properties (none of which are in production), USE has incurred significant losses from continuing operations during each of the last three years. During the past few years, USE has relied primarily on the sale of its common stock through private placements and the exercise of common stock warrants/options, borrowing on its lines of credit, term loans and the sale of its subsidiary, Brunton, to fund its losses and cash needs. During fiscal 1998, USE received $858,700 for a delivery made on an SMP contract. Subsequent to year end, USE and Crested received $5,026,000 as partial payment of the monetary resolution of the American Arbitration Association's Order and Award for the portion of the SMP arbitration/litigation ("SMP litigation") that was finalized in fiscal 1998. For accounting purposes, USE and Crested first applied the proceeds against their recorded investment balance in SMP of $436,000, with the remaining balance of $4,590,000, after cost recovery, being recognized as income. These transactions have resulted in USE having net working capital of $8,238,900 as of May 31, 1998.

        USE anticipates obtaining additional funds from those issues presently on appeal before the 10th Circuit Court of Appeals in connection with the SMP litigation, as further discussed in Note K. If the anticipated award is delayed, reduced or overturned, additional sources of funding will be required to place Plateau into production as well as to purchase the Kennecott interest in GMMV (see Note F). Equity and/or debt financing will be the primary source of these funds. There is no assurance such financing sources will be available to USE. If the additional financings do not occur as planned, USE believes it can delay its development activities so that available cash, operating cash flow and bank borrowings will be adequate to fund its working capital requirements and commitments for fiscal 1999.

B.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements of USE and affiliates include the accounts of USE, the accounts of its majority-owned subsidiaries Plateau (100%), Energx, Ltd ("Energx") (90%), FNG (50.9%), SGMC (59%), Crested (52%) and the USECC Joint Venture ("USECC"), a proportionately consolidated joint venture which is equally owned by USE and Crested through which the bulk of their operations are conducted. USECC owns the buildings and other equipment used by USE and holds an interest in SMP (see Notes E and F). The accounts of Brunton have been reflected as discontinued operations in the 1996 financial statements as Brunton was sold in February 1996.

        With the exception of SMP, investments in other joint ventures and 20% to 50% owned companies are accounted for by the equity method (see Note E). SGMC was an equity investee through March 1998 when USE purchased special warrant units from certain investors and increased its ownership to 59%, requiring consolidation of April and May 1998 operations (see Note F). Investments of less than 20% in companies are accounted for by the cost method. All material intercompany profits, transactions and balances have been eliminated.

CASH EQUIVALENTS

        USE considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of these instruments.

INVESTMENTS

        Based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, USE accounts for its investment in certain securities as held-to-maturity. Held-to-maturity securities are measured at amortized cost and are carried at the lower of aggregate cost or fair market value.

INVENTORIES

        Inventories consist primarily of aviation fuel, associated aircraft parts, mining supplies, stockpiled uranium and gold ore. Retail inventories are stated using the average cost method. Other inventory is stated at the lower of cost or market.

PROPERTIES AND EQUIPMENT

        Land, buildings, improvements, aircraft and other equipment are carried at cost.

        Depreciation of buildings, improvements, aircraft and other equipment is provided principally by the straight-line method over estimated useful lives ranging from three to 45 years.

        USE capitalizes all costs incidental to the acquisition and development of mineral properties as incurred. Mineral exploration costs are expensed as incurred. The costs of mine development are deferred until production begins as these costs will be recovered through future mining operations. Once commercial production begins, mine development costs incurred to maintain production will be amortized using a units-of-production method over the estimated useful life of the ore-body. Costs are charged to operations if USE determines that an ore body is no longer economical. Costs and expenses related to general corporate overhead are expensed as incurred.

        USE and Crested have acquired substantial mining property assets and associated facilities at minimal cash cost, primarily through the assumption of reclamation and environmental liabilities. Certain of these assets are owned by various ventures in which USE is either a partner or venturer. The market value of these assets are not reflected in the accompanying consolidated balance sheets (see Note K).

LONG-LIVED ASSETS

        USE evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable based upon an assessment of estimated future cash flows or fair market value, whichever is more objectively ascertainable. If the sum of estimated future cash flows on an undiscounted basis or the fair value is less than the carrying amount of the related asset, an asset impairment is considered to exist. The related impairment loss is measured by comparing estimated future cash flows on a discounted basis or the fair value of the asset less any selling costs to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates or fair values of assets may have a material effect on USE's financial position and results of operations. A low commodity price market, if sustained for an extended period of time or an inability to obtain financing necessary to develop mineral interests may result in asset impairment. During 1998, USE recorded an impairment of $1,500,000 on its investment in SGMC (see Note F).

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The recorded amounts for short-term and long-term debt, receivables, other current assets, and accounts payable and accrued expenses approximate fair value.

REVENUE RECOGNITION

        Advance royalties which are payable only from future production or which are non-refundable are recognized as revenue when received (see Note F).

        Revenues from gold and uranium sales are recognized upon delivery. Revenues are recognized from the rental of certain assets ratably over the related lease terms. Revenues from commercial operations, which represent primarily real estate activity, and an airport fixed base operation, are recognized as goods and services are delivered. Revenues from long-term construction contracts are recognized on the percentage-of-completion method. If estimated total costs on any contract indicate a loss, USE provides currently for the total anticipated loss on the contract.

INCOME TAXES

        USE accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards.

        SFAS 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for any tax benefits which, based on current circumstances, are not expected to be realized.

NET INCOME (LOSS) PER SHARE

In February 1997, SFAS No. 128 "Earnings per Share" was issued and specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for periods ended after December 15, 1997 and requires retroactive restatement of prior period earnings per share. The statement replaces "primary earnings per share" with "basic earnings per share" and replaces "fully diluted earnings per share" with "diluted earnings per share." Adoption of SFAS 128 required restatement of 1997 earnings per share as forfeitable shares were included in the calculations of primary earnings per share for the year ended May 31, 1997, the loss per share was (.55) prior to restatement. The following table presents a reconciliation of basic and diluted earnings per share calculations:


                                                                          For Years Ended May 31,
                               -----------------------------------------------------------------------------------------------------
                                             1998                                 1997                              1996
                               --------------------------------  -----------------------------------  ------------------------------

                                                      Per Share                            Per Share                      Per Share
                                 Income     Shares      Amount       Loss         Shares     Amount     Income    Shares     Amount
                                 ------     ------      ------       ----         ------     ------     ------    ------     ------
BASIC EPS
Net (loss) income
applicable
to common shares               $(983,200)  6,657,549    $(.15)   $(3,724,500)   6,466,855   $(0.58)   $270,700   6,028,255   $ .04
EFFECT OF DILUTIVE SECURITIES
Equivalent common
shares from stock options
and warrants                       --          --         --          --           --         --         --        400,814     --
                               ---------   ---------    -----    ------------   ---------   ------    --------   ---------   -----
DILUTED EARNINGS PER SHARE
Net (loss) income applicable
to common shares               $(983,200)  6,657,749    $(.15)   $(3,724,500)   6,466,855   $(0.58)   $ 270,700  6,429,069   $ .04
                               =========   =========    =====    ===========    =========   ======    =========  =========   =====


RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1997, SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130") was issued and establishes standards for reporting and displaying comprehensive income and its components in the financial statements. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments by and distributions to owners. USE will adopt SFAS 130, which is effective for fiscal years beginning after December 15, 1997, in the first quarter of fiscal 1999. Management does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

        In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") was issued and establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997, and will be adopted in fiscal 1999. Reporting and disclosures under SFAS 131 are not expected to be materially different than those disclosures in Note I.

        In February 1998, SFAS No. 132 "Employers' Disclosures about Pensions and Other Post Retirement Benefits" ("SFAS 132") was issued and standardizes disclosure requirements for pension and other post retirement benefit plans. Adoption of this standard is required for fiscal years beginning after December 15, 1997, and restatement of prior period comparative disclosures is required. USE will adopt SFAS 132 in fiscal 1999. The adoption of SFAS 132 is not expected to materially affect USE's disclosures.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activity. SFAS 133 is effective for all periods in fiscal years beginning after June 15, 1999. SFAS No. 133 requires all derivatives to be recorded on the balance sheet as either an asset or liability and measured at fair value. Changes in the derivative's fair value will be recognized currently in earnings unless specific hedge accounting criteria are met. USE does not expect the adoption of SFAS 133 to have a material effect on its financial position or results of operations.

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

        Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 presentation.

C.      RELATED-PARTY TRANSACTIONS:

        USE and Crested provide management and administrative services for affiliates under the terms of various management agreements. USE also provides all employee services required by Crested. In exchange, Crested is obligated to USE for its share of these costs. Revenues from services by USE to unconsolidated affiliates were $849,000, $397,000 and $92,900 in fiscal 1998, 1997 and 1996, respectively. USE has $1,604,400 of receivables from unconsolidated subsidiaries and short-term advances to employees totaling $101,300 as of May 31, 1998.

        At May 31, 1998, USE's principal shareholder and his immediate family were indebted to USE in the amount of $338,000 which is represented by notes secured by 104,000 shares of USE's common stock.

        On May 15, 1997, Yellow Stone Fuels Corp. ("YSFC"), a 12.7% owned affiliate of USE and a 12.7% owned affiliate of Crested, entered into a line of credit arrangement with USECC. As of May 31, 1998, YSFC owed USECC $440,000 which included $40,000 of accrued interest. This note bears interest at 10% and is due on December 31, 1998. In lieu of paying the note in cash on or before its maturity date, YSFC may convert this debt, at its option, into YSFC shares of common stock at $1.00 per share of debt and interest. However, if YSFC defaults in paying the note by December 31, 1998, the note is convertible into a number of shares which will give USE and Crested a combined 51% ownership interest in YSFC. USE has classified the $440,000 note as an investment in YSFC based upon YSFC's current financial condition.

D.      USECC JOINT VENTURE:

        USECC operates the Glen L. Larsen office complex; an aircraft hangar with a fixed base operation, office space and certain aircraft; holds interests in various mineral properties and ventures including SMP and GMMV; conducts oil and gas operations; and transacts all operating and payroll expenses, except for specific expenses allocated directly to each venturer. The joint venture agreement also provides for the allocation of certain operating expenses to other affiliates. In addition, through April 1996, USECC operated Wind River Estates ("Wind River"), a 100 unit mobile home park. During 1996, USECC sold Wind River (which had a net book value of approximately $512,700) and recognized a gain of $252,600, which is reflected as a Gain on Sale of Assets in the accompanying Consolidated Statements of Operations.

E.      INVESTMENTS AND ADVANCES:

        USE's restricted investments secure various decommissioning costs, reclamation and holding costs. Investments are comprised of debt securities issued by the U.S. Treasury that mature at varying times from three months to one year from the original purchase date. As of May 31, 1998, the cost of debt securities was a reasonable approximation of fair market value. These investments are classified as held-to-maturity under SFAS 115 and are measured at amortized cost.

        USE's investment in and advances to affiliates are as follows:

                                       Consolidated          Carrying Value at May 31,
                                         Ownership             1998             1997
                                       -------------           ----             ----
        Equity Method:
           SGMC                            59.0%*           $    --     *   $ 4,034,800
           GMMV                            50.0%               724,800          724,800
           Ruby Mining Company             26.7%                32,100           32,600
           YSFC                            25.4%**             114,900          207,400
                                                            ----------      -----------
                                                            $  871,800      $ 4,999,600
                                                            ==========      ===========

        * Approximately 39% until March, 1998; consolidated at May 31, 1998.

        **Includes   notes  receivable  from  YSFC  of  $440,000  and  $392,200, respectively (see Note C), reduced by equity in losses.

        Equity loss from investments accounted for by the equity method are as follows:

                                                      Year Ended May 31,
                                       ---------------------------------------------
                                           1998              1997             1996
                                           ----              ----             ----

           Ruby Mining Company         $     (500)       $   (3,300)       $ (2,300)
           YSFC                          (140,300)         (224,800)          --
           GMMV (Note F)                   --                 --              --
                                       ----------        -----------       ---------
                                       $ (140,800)       $ (228,100)       $  (2,300)
                                       ==========        ==========        =========

        GMMV expenses certain general and administrative, maintenance and holding costs. However, USE has not recognized equity losses in GMMV because Kennecott was committed to fund 100% of the first $50,000,000 of development and operating costs of the Joint Venture. In 1998, USE and USECC entered into an Acquisition Agreement with Kennecott whereby USE may be able to purchase
Kennecott's interest in the GMMV (see Note F). USE's carrying value of its investment in GMMV of $724,800 in the accompanying balance sheets is substantially lower than its underlying equity in GMMV.

        Condensed combined statements of operations of USE's equity investees include GMMV, YSFC and Ruby Mining Company.

              CONDENSED COMBINED BALANCE SHEETS - EQUITY INVESTEES

                                                        May 31,
                                            ------------------------------
                                                1998                1997
                                                ----                ----
Current assets                              $ 1,762,300         $ 5,776,300
Non-current assets                           71,583,100          75,947,500
                                            -----------          ----------
                                            $73,345,400         $81,723,800

Current liabilities                         $ 1,952,000          $1,402,500
Reclamation and other liabilities            33,770,300          30,114,700
Excess in assets                             37,623,100          50,206,600
                                            -----------          ----------
                                            $73,345,400         $81,723,800

         CONDENSED COMBINED STATEMENTS OF OPERATIONS - EQUITY INVESTEES

                                              Year Ended May 31,
                                -----------------------------------------------
                                   1998              1997              1996
                                   ----              ----              ----
Revenues                        $    54,900       $     1,100       $    1,200
Costs and expenses               (1,646,900)       (3,116,900)        (609,900)
                                -----------       -----------       ----------
Net loss                        $(1,592,000)      $(3,115,800)      $( 608,700)
                                ===========       ===========       ==========

        SMP entered into various market related and base price escalated uranium sales contracts with certain utilities which require approximately 1,500,000 pounds of uranium concentrates to be delivered from 1997 through 2000 depending on utility requirements. These contracts also allow for the quantities to be substantially increased by the utilities. As discussed in Note K, SMP has been the subject of significant litigation and arbitration proceedings between the SMP partners since 1991, portions of which are currently still in progress. Pending the resolution of the remaining proceedings, the partners in SMP agreed to fulfill certain of the SMP's uranium sales contracts outside of the partnership with each partner delivering a mutually-agreed portion of the delivery commitments on an individual basis. In 1998 and 1996, USE recognized revenues of $858,700 and $1,383,400, respectively (no related revenues were recognized in 1997) from these deliveries. Revenues from these transactions have been included in the accompanying Consolidated Statements of Operations as Mineral Sales, which would normally have been sales of SMP.

        Due to the litigation and arbitration proceedings, audited financial statements for SMP are not obtainable. Accordingly, USE has recorded only its direct investment in, and results of operations from the partnership. USE had no carrying value of its investment in SMP for either 1998 or 1997 as proceeds from litigation and arbitration proceedings were accounted for under the cost recovery method of accounting as discussed in Note K. USE's direct loss generated from its investment in SMP, which represent mine standby costs incurred by USE, was $436,000, $442,700 and $416,200 for the years ended May 31, 1998, 1997 and 1996, respectively. No amounts attributable to SMP are included in the

Condensed Combined Balance Sheets or Condensed Combined Statements of Operations of USE's equity investees presented above.

F.      MINERAL CLAIMS TRANSACTIONS AND MINING PROPERTIES:

GMMV

        During fiscal 1990, USE and Crested entered into an agreement with Kennecott, a wholly-owned, indirect subsidiary of The RTZ Corporation PLC, for Kennecott to acquire a 50% interest in certain uranium mineral properties in Wyoming known as the Green Mountain Properties. The purchase price was $15,000,000 and a commitment to fund the first $50 million of development and operating costs. Kennecott committed to fund 100% of the first $50 million of capital contributions to the GMMV. Kennecott also committed to pay additional amounts if certain future operating margins are achieved. USE and USECC participate in cash flows of the GMMV in accordance with their ownership of the mining claims prior to the formation of the GMMV.

        On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. Kennecott paid USE and USECC $4,000,000 on signing, and committed to loan the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational.

        Pursuant to the Acquisition Agreement, the Mineral Lease, and the Mill Contract, USECC is to develop the proposed Jackpot Mine and nearby Big Eagle Mine, and work with Kennecott in preparing the Sweetwater Mill for renewed operations. Such work will be funded from the $16,000,000 being loaned to the GMMV by Kennecott. Kennecott will be entitled to a credit against Kennecott's original $50,000,000 commitment to fund the GMMV, in the amount of two dollars of credit for each one dollar of such funds out of the $16,000,000 loaned by Kennecott to the GMMV, plus the $4,000,000 paid to USE and USECC on signing of the Acquisition Agreement. It is anticipated that such credits will fully satisfy the balance of Kennecott's initial funding commitment to the GMMV.

        Closing of the Acquisition Agreement is subject to USE and USECC satisfying several conditions, including: (i) the acquiring entity (which may be USE, USECC, or an entity formed by USE and USECC to acquire Kennecott's interest in the GMMV) must have a market capitalization of at least $200,000,000; (ii) the parties to the Acquisition Agreement must have received all authorizations, consents, permits and approvals of government agencies required to transfer Kennecott's interest in the GMMV to the acquiring entity; (iii) USE and USECC shall have replaced, or caused the replacement of, approximately $25,000,000 of reclamation bonds, in addition to other guarantees, indemnification and suretyship agreements posted by Kennecott on behalf of the GMMV; and (iv) USE and USECC, or the acquiring entity, must pay $15,000,000 cash to Kennecott at closing and assume all obligations and liabilities of Kennecott with respect to the GMMV (including repayment of the $16,000,000 Note and the Mortgage) from and after the closing. Under very limited circumstances, the scheduled closing date may be postponed to not later than October 30, 1998.

        USECC satisfied the terms of the Acquisition Agreement to the point that the $4,000,000 deferred GMMV purchase option benefit paid by Kennecott is nonrefundable and will serve to reduce USE's and Crested's ultimate $15,000,000 purchase price. If the acquisition is unsuccessful, the signing payment will be applied against any future reimbursable costs and contributions due the GMMV. After such costs and remaining obligations are satisfied, the remainder, if any, will be recognized as income.

        In 1996, the U.S. Government adopted the "USEC Privatization Act of 1996" to privatize the U.S. Enrichment Corp. ("USEC"). In July 1998, in filings with the U.S. Securities and Exchange Commission, USEC disclosed its planned sale of significant quantities of uranium in the U.S. marketplace. Accordingly, forecasted demand for uranium and forecasted uranium sales prices have decreased in the short-term. As a result, on July 31, 1998, GMMV halted development activities at the Jackpot Mine and has placed the facility on active standby. This action required the layoff of mine workers. Due to the uncertainty of the uranium market, it is not known when the mine will operate again or if USECC will be able to conclude the financing necessary to buy Kennecott's interest.

        If the Acquisition Agreement is not closed, USE, USECC and Kennecott shall continue to own their respective 50% interests in the GMMV, and Kennecott's obligation to repay the $16,000,000 loaned by KEC shall remain Kennecott's obligation, without any adverse effect on the 50% interest in GMMV held by USE and USECC. However, the Jackpot Mine development work and Sweetwater Mill upgrade work funded by the $16,000,000 advance will have benefitted all parties to the GMMV and will fully satisfy Kennecott's original $50,000,000 funding obligation to GMMV.

SMP

        During fiscal 1989, USE and Crested, through USECC, entered into an agreement to sell a 50% interest in their Sheep Mountain properties to Nukem's subsidiary CRIC. USECC and CRIC immediately contributed their 50% interests in the properties to a newly-formed partnership, SMP. SMP was established to further develop and mine the uranium claims on Sheep Mountain, acquire uranium supply contracts and market uranium. Certain disputes arose among USECC, CRIC and its parent Nukem, Inc. over the operation of SMP. These disputes have been in litigation/arbitration for the past seven years. See Notes E and K for a description of the investment and a discussion of the related litigation/arbitration.

CYPRUS AMAX

        During prior years, USE and Crested conveyed interests in mining claims to AMAX Inc. ("AMAX") in exchange for cash, royalties, and other consideration. AMAX and its successor Cyprus Amax Minerals, Inc. ("Cyprus Amax") have not placed the properties into production as of May 31, 1998.

        Cyprus Amax now pays USE and Crested an annual advance royalty of 50,000 pounds of molybdenum (or its cash equivalent). Cyprus Amax is entitled to a partial credit against future royalties for any advance royalty payments made, but such royalties are not refundable if the properties are not placed into production. USE recognized $211,000, $207,300 and $-0- of revenue from the advance royalty payments in fiscal 1998, 1997, and 1996, respectively.

        Cyprus Amax may elect to return the properties to USE and Crested, which would cancel the advance royalty obligation. If Cyprus Amax formally decides to place the properties into production, it will pay $2,000,000 to USE and Crested. If Cyprus Amax sells the properties, USE and Crested will receive 15% of the first $25 million received by Cyprus Amax.

        USE and Crested also held an option to purchase certain real estate located in Gunnison, Colorado owned by Cyprus Amax. During fiscal 1995, USE and Crested reached an agreement with Cyprus Amax whereby USE and Crested would forego six quarters of advance royalties as payment of this option exercise price. Accordingly, USE and Crested received no advance royalties during 1996 as a result of this agreement. Thereafter, USE (together with Crested) signed two option agreements with Pangolin Corporation ("Pangolin"), a Park City, Utah developer, for sale of the land owned in Gunnison. Pangolin made a cash payment and signed promissory notes for the purchase of the properties. As of May 31, 1998, the promissory notes were in default and are adequately reserved for. USECC is endeavoring to resolve the default and filed a legal action to protect its interest (see Note K).

SGMC

        Sutter Gold Mining Company ("SGMC") was established in 1990 to conduct operations on mining leases and to produce gold from the Lincoln Project.

        SGMC is in the development stage and additional development is required prior to the commencement of commercial production. SGMC has not generated any significant revenue and has no assurance of future revenue. All acquisition and mine development costs since inception have been capitalized. Since test production in 1992, SGMC has focused its efforts on obtaining a reserve study, developing a mine plan and pursuing a partner to assist in the financing of its mineral development and ultimate production. As of May 31, 1998, due to the decline in the spot price for gold, SGMC has put the development of the mine on hold. Until the time when development begins, SGMC does not expect to require capital contributions from USE, Crested or other sources of financing to maintain its current activities. SGMC will continue to be considered in the development stage until the time it generates significant revenue from its principal operations.

        During the first and second quarters of fiscal 1997, SGMC sold shares of its common stock in a private placement. These shares were sold for $3.00 per share. SGMC received approximately $1,100,000 in net proceeds from this equity placement. During the fourth quarter of fiscal 1997, an additional offering of shares of SGMC's special warrant units was completed and raised approximately $5,400,000 in net cash proceeds. Each special warrant unit is convertible into one share of SGMC common stock for no additional consideration and one stock purchase warrant. The warrant allows the holder to purchase an additional share of SGMC common stock for a CAN$6.00. The warrant expires in November 1998. At the underwriter's request, the initial investors (including USE and Crested) agreed to have the amount of their common shares owned reduced by 50 percent. The investors in the $3.00 per share private placement discussed above were not affected as those shares were sold in contemplation of the 1 for 2 reverse split.

        In connection with the second offering, USE and Crested accepted a Contingent Stock Purchase Warrant dated March 21, 1997 which provides USE and Crested the right to acquire, for no additional consideration, common shares of SGMC's $.001 par value common stock having an aggregate value of $10,000,000
(US). The Stock Purchase Warrant has a term of ten years extending to March 21, 2007, and is exercisable partially or in total, semi-annually beginning on June 30, 1997. However, the Stock Purchase Warrant is only exercisable to the extent proven and probable ore reserves, as defined in the Stock Purchase Warrant, in excess of 300,000 ounces are added to SGMC's reserves. In addition, SGMC has the right to satisfy the exercise of all or any portion of the Stock Purchase Warrant with the net cash flows, as defined, at $25.00 (US) for each new ounce of proven and probable ore in excess of 300,000 ounces up to a maximum of 700,000 ounces. Accordingly, USE has allocated the carrying value of SGMC shares exchanged for the Contingent Stock Purchase Warrant to its investment in such contingent warrants. The Stock Purchase Warrant benefits USE and Crested on a basis of 88.9% and 11.1%, respectively.

        On March 31, 1998, USE purchased 889,900 Special Warrant Units from certain Canadian investors. The units were purchased with 488,895 shares of USE's common stock. In addition, USE sold 170,000 shares of common stock to the Canadian investors at the then market price ($7.00 per share). As a result of this purchase, USE and Crested's combined ownership interest in SGMC was 59%. Therefore, as of April 1, 1998 USE began consolidating SGMC's results of operations. Had USE consolidated SGMC for the entire 12-month period ended May 31, 1998, the 1998 consolidated net loss would have been approximately $190,000 greater.

        Primarily as a result of the sustained decline in gold prices and the April 1998 issuance of shares for additional equity interest in SGMC, USE evaluated the May 31, 1998 carrying value of its investment in SGMC for impairment. USE determined its aggregate investment in SGMC, which includes the Stock Purchase Warrant discussed previously, exceeded the fair value of the investment by approximately $1,500,000. Accordingly, in fiscal 1998, USE recorded an impairment in the amount of $1,500,000 which is classified as Impairment of Mineral Interests in the accompanying Consolidated Statements of Operations.

        Additional financing will be required in order to develop the reserves of SGMC. Management of SGMC is currently attempting to negotiate a proposed financing plan to be executed in fiscal 1999. However, if financing is not obtained in fiscal 1999, or should other events occur such as a sustained or further decline in gold prices, USE will reevaluate the need for an additional impairment of its carrying value in SGMC. If a determination is made that an impairment has occurred, it is likely the amount of such impairment will be material to USE's financial position and results of operations.

PLATEAU RESOURCES LIMITED

        During fiscal 1994, USE entered into an agreement with Consumers Power Company to acquire all the issued and outstanding common stock of Plateau Resources Limited ("Plateau"), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets through its wholly-owned subsidiary Canyon Homesteads, Inc. in southeastern Utah. USE paid nominal cash consideration for the Plateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. At May 31, 1998, Plateau had a cash security in the amount of $7,270,408 to cover reclamation of the properties (see Note K).

        USECC is currently evaluating the best utilization of Plateau's assets. Evaluations are ongoing to determine when, or if, the mine and mill properties should be placed into production. The primary factor in these evaluations relates to the current depressed uranium market. Alternative uses of the properties are also being evaluated.

        In fiscal 1998, USE had an independent appraisal performed on its modular homes held for resale. Based upon the analysis performed, USE recorded a $100,000 write-down to more accurately reflect the fair value of these assets as of May 31, 1998. The write-down is included in Commercial Costs and Expenses in the accompanying Consolidated Statements of Operations. USE continues to review its investment in these assets for impairment.

ENERGX, LTD.

        Energx is engaged in the exploration, development and operation of natural gas properties. Energx currently has leased properties in Wyoming and on the Fort Peck Indian Reservation, Montana. Energx is owned by USE (45%), Crested (45%) and the Assiniboine and Sioux Tribes (10%).

        During fiscal 1997 and 1996, Energx abandoned certain of its leases and as a result wrote off $164,500 and $328,700, respectively, of related capitalized costs. The write off is reflected as Abandonment of Mineral Interests in the accompanying Consolidated Statements of Operations.

G.      DEBT:

LINES OF CREDIT

        USE and Crested have a $1,000,000 line of credit from a commercial bank. The line of credit bears interest at the bank's prime rate plus .5% (10.25% as of May 31, 1998). The weighted average interest rate for both 1998 and 1997 was 10.25%. The line of credit is secured by certain real property and a share of the net proceeds of fees from production from certain oil wells. No amounts were outstanding as of May 31, 1998 and 1997.

NOTES PAYABLE

        The components of notes payable as of May 31, 1998 and 1997 are as follows:

                                                                           May 31,
                                                              -----------------------------
                                                                 1998                1997
                                                                 ----                ----
        Installment notes - secured by equipment;
           interest at 8.75% - 9.5%, matures in 2000          $ 167,100            $ 69,100
        SGMC installment notes - secured by
           certain mining properties, interest at
           7.5% to 8.0%, maturity from 1999 - 2004              235,000               --
        FNG installment notes - secured by FNG
           equipment, interest at 8.75% to 8.9%
           maturity from 1997 - 2002                            101,800             195,300
                                                              ---------            --------
                                                                503,900             264,400
        Less current portion                                   (225,700)           ( 81,300)
                                                              ---------            --------
                                                              $ 278,200            $183,100
                                                              =========            ========

        Principal requirements on notes payable are $225,700; $117,000; $84,300; $24,700; $22,600; and $29,600 for the years 1999 through 2003 and thereafter, respectively.

H.      INCOME TAXES:

        The components of deferred taxes as of May 31, 1998 and 1997 are as follows:

                                                                           May 31,
                                                              -------------------------------
                                                                  1998                1997
                                                                  ----                ----
        Deferred tax assets:
           Deferred compensation                              $    87,300          $  129,800
           Net operating loss carryforwards                     6,703,900           6,731,500
           Tax credits                                            213,800             325,100
           Other                                                  541,900             655,400
           Tax basis in excess of book basis                    2,087,900             573,400
                                                              -----------          ----------
        Total deferred tax assets                               9,634,800           8,415,200
                                                              -----------          ----------

        Deferred tax liabilities:
           Development and exploration costs                   (3,979,300)         (1,963,400)
                                                              -----------          ----------
        Total deferred tax liabilities                         (3,979,300)         (1,963,400)
                                                              -----------          ----------
                                                                5,655,500           6,451,800
        Valuation allowance                                    (6,800,300)         (6,635,100)
                                                              -----------          ----------
        Net deferred tax liability                            $(1,144,800)         $ (183,300)
                                                              ===========          ==========

        USE has established a valuation allowance of $6,800,300 against deferred tax assets due to the losses incurred by USE in past fiscal years. USE's ability to generate future taxable income to utilize the NOL and capital loss carryforwards is uncertain.

        The income tax provision (benefit) is different from the amounts computed by applying the statutory federal income tax rate to income before taxes. The reasons for these differences are as follows:

                                                                  Year Ended May 31,
                                                   ----------------------------------------------
                                                       1998              1997              1996
                                                       ----              ----              ----
     Expected federal income tax                   $  (320,300)      $(1,266,330)      $ (793,500)
     Net operating losses not previously
        benefitted and other                           155,100          ( 86,670)        (204,800)
     Valuation allowance                               165,200         1,353,000          998,300
                                                   -----------       -----------       ----------
        Income tax provision                       $   --            $    --           $   --
                                                   ===========       ===========       ==========

        There were no taxes currently payable as of May 31, 1998, 1997 or 1996 related to continuing operations.

        At May 31, 1998, USE and its subsidiaries had available, for federal income tax purposes, net operating loss carryforwards of approximately $19,700,000 which will expire from 2004 to 2013 and investment tax credit carryforwards of $213,800 which, if not used, will expire from 1999 to 2001. The Internal Revenue Code contains provisions which limit the NOL carryforwards available which can be used in a given year when significant changes in company ownership interests occur. In addition, the NOL and credit amounts are subject to examination by the tax authorities.

        The Internal Revenue Service has audited USE's and affiliates' tax returns through fiscal 1994, and is currently auditing the fiscal years ended May 31, 1996 and May 31, 1995. USE's income tax liabilities are settled through fiscal 1992. USE has received 30 day letters for the years ended May 31, 1994 and 1993. USE has submitted a written appeal to protest the findings of the examining agent to preserve its NOL. Management believes USE will prevail on the significant issues in dispute, and therefore, no significant changes will result from the findings.

I.      SEGMENTS AND MAJOR CUSTOMERS:

        USE's primary business activity is the sale of minerals and the acquisition, exploration, holding, development and sale of mineral bearing properties although USE has no producing mines. Other reportable industry segments include commercial operations, primarily real estate activities, an airport fixed base operation, and construction activities. The following is information related to these industry segments:

                                                             Year Ended May 31, 1998
                                          --------------------------------------------------------
                                                          Commercial    Construction
                                           Minerals       Operations     Operations   Consolidated
                                           --------       ----------     ----------   ------------

Revenues                                  $1,069,700     $ 3,523,500    $   --        $ 4,593,200
                                          ==========     ===========    ==========
Interest and other revenues                                                             6,965,300
                                                                                      -----------
    Total revenues                                                                    $11,558,500

Operating loss                            $(595,100)     $   468,400    $  (36,400)   $  (163,100)
                                          =========      ===========    ==========
Interest and other revenues                                                             6,965,300
General corporate and other expenses                                                   (7,209,900)
Equity in loss of affiliates                                                             (575,500)
                                                                                      -----------
    Loss before income taxes
       and discontinued operations                                                    $  (983,200)
                                                                                      ===========

Identifiable net assets at May 31, 1998   $22,235,700    $7,717,400    $   208,200    $30,161,300
                                          ===========    ==========    ===========
Investments in affiliates                                                                 912,900
Corporate assets                                                                       15,486,000
                                                                                      -----------
    Total assets at May 31, 1998                                                      $46,560,200
                                                                                      ===========

Capital expenditures                      $1,175,000     $  239,400     $   --
                                          ==========     ==========     ==========
Depreciation, depletion and
    amortization                          $  243,900     $  298,600     $  115,100
                                          ==========     ==========     ==========

                                                           Year Ended May 31, 1997
                                            --------------------------------------------------------
                                                           Commercial    Construction
                                              Minerals     Operations     Operations    Consolidated
                                              --------     ----------     ----------    ------------

Revenues                                    $   207,300    $ 2,219,400    $ 1,038,600   $  3,465,300
                                            ===========    ===========    ===========
Interest and other revenues                                                                2,324,900
                                                                                        ------------
   Total revenues                                                                       $  5,790,200
                                                                                        ============
Operating (loss) profit                     $  (843,100)  $   (840,200)   $   286,000   $ (1,397,300)
                                            ===========   ============    ===========
Interest and other revenues                                                                2,324,900
General corporate and other expenses                                                      (3,961,300)
Equity in loss of affiliates                                                                (690,800)
                                                                                        ------------
   Loss before income taxes
      and cumulative effect                                                             $ (3,724,500)
                                                                                        ============
Identifiable net assets at May 31, 1997     $ 9,025,700    $ 6,103,700    $   301,500   $ 15,430,900
                                            ===========    ===========    ===========
Investments in affiliates                                                                  4,999,600
Corporate assets                                                                           9,956,600
                                                                                        ------------
   Total assets at May 31, 1997                                                         $ 30,387,100
                                                                                        ============

Capital expenditures                        $   159,500   $    296,300    $   --
                                            ===========   ============    ===========
Depreciation, depletion and
   amortization                             $   --        $    460,100    $   198,800
                                            ===========   ============    ===========




                                                           Year Ended May 31, 1996
                                            ---------------------------------------------------------
                                                            Commercial    Construction
                                              Minerals      Operations     Operations    Consolidated
                                              --------      ----------     ----------    ------------

Revenues                                    $  3,116,700    $ 1,439,100    $ 3,794,500   $  8,350,300
                                            ============    ===========    ===========
Interest and other revenues                                                                 1,281,900
                                                                                         ------------
   Total revenues                                                                        $  9,632,200
                                                                                         ============
Operating (loss) profit                     $   (455,600)   $ (935,700)    $   716,700   $   (674,600)
                                            ============    ==========     ===========
Interest and other revenues                                                                 1,281,900
General corporate and other expenses                                                       (2,522,700)
Equity in loss of affiliates                                                                 (418,500)
                                                                                         ------------
   Loss before income taxes,
      discontinued operations
      and extraordinary item                                                             $ (2,333,900)
                                                                                         ============
Identifiable net assets at May 31, 1996     $ 19,724,700    $ 6,196,800    $   705,500   $ 26,627,000
                                            ============    ===========    ===========
Investments in affiliates                                                                   3,658,500
Corporate assets                                                                            4,507,800
                                                                                         ------------
   Total assets at May 31, 1996                                                          $ 34,793,300
                                                                                         ============

Capital expenditures                        $    835,200    $   372,000    $   903,100
                                            ============    ===========    ===========
Depreciation, depletion and
   amortization                             $    --         $   569,000    $   219,500
                                            ============    ===========    ===========

        During fiscal 1998 and 1996 approximately 100% and 89% of mineral revenues were from the sale of uranium. There were no uranium sales during fiscal 1997.

        USE subleases excess office space, contracts aircraft for charter flights and sells aviation fuel. Commercial Revenues in the accompanying Consolidated Statements of Operations consist of mining equipment rentals, office and other real property rentals, charter flights and fuel sales.

J.      SHAREHOLDERS' EQUITY:

        In May 1996, the Board of Directors of USE approved an annual incentive compensation arrangement ("1996 Stock Award Program") for its CEO and four other officers of USE payable in shares of USE's common stock. The 1996 Stock Award Program was subsequently modified to reflect the intent of the directors of USE which was to provide incentive to the officers of USE and Crested to remain with the companies. The shares are to be issued annually on or before January 15 of each year, starting January 15, 1997, as long as each officer is employed by USE, provided USE has been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002. One-half of the compensation under the 1996 Stock Award Program is the responsibility of Crested. The shares under the plan are forfeitable until retirement, death or disability of the officer. The shares are held in trust by USE's treasurer and are voted by USE's non-employee directors. As of May 31, 1998, 245,378 total shares have been issued to the five officers of USE and Crested.

        In December 1997, USE entered into a warrant purchase agreement with an investment advisory firm to purchase 225,000 shares at an exercise price of $10.50 expiring December 2, 2000. The warrants were issued in exchange for services to be provided during the period December 1997 to December 1998. USE determined the fair value associated with these warrants to be $186,000, which will be recognized ratably over the term of the related advisory agreement. Accordingly, $108,000 was recognized as expense in fiscal 1998, with the remaining amount to be recognized in fiscal 1999.

        In January 1998, USE entered into a warrant purchase agreement with another investment advisory firm to purchase 200,000 shares at an exercise price of $7.50 expiring January 20, 2000. The warrants were issued in exchange for services to be provided during the period from January 1998 to January 1999. USE determined the fair value associated with these warrants to be $264,000, which will be recognized ratably over the term of the related advisory agreement. Accordingly, $88,000 was recognized as expense in fiscal 1998, with the remaining amount to be recognized in fiscal 1999.

        In January 1996, USE entered into a warrant purchase agreement with an investment advisory firm. Pursuant to the Agreement, this firm received a warrant to purchase 200,000 common shares of USE's common stock at $5.00 per share in exchange for consultation services to be provided through January 9, 1997. In connection with this warrant agreement, USE recognized $148,300 of consulting expense in fiscal 1997 which USE determined to be the fair value. During fiscal 1997, 180,000 of these warrants were exercised resulting in total proceeds to USE of $900,000. The remaining 20,000 shares were exercised in 1998 resulting in $100,000 of proceeds to USE.

        The Board of Directors adopted the U.S. Energy Corp. 1989 Stock Option Plan (the "Option Plan") for the benefit of USE's key employees. The Option Plan, amended in December 1995, reserves 925,000 shares of USE's $.01 par value common stock for issuance under the Option Plan. During fiscal 1992, USE issued options to certain of its executive officers, Board members and others. Under this Plan, 371,200 non-qualified options were issued at prices ranging from $2.75 to $2.90 per share. These options will expire on April 14, 2002 and April 30, 2002. During fiscal 1996, USE issued 360,000 non-qualified options to employees who are not officers or directors at a purchase price of $4.00 per share, expiring on December 31, 2000. During fiscal 1998, options were exercised for the purchase of 62,000 shares. In fiscal 1997, the shareholders of USE ratified an amendment to the Option Plan and on that same date all outstanding non-qualified options were converted to qualified options by the Board of Directors of USE.

        The Board of Directors of USE adopted the U.S. Energy Corp. 1989 Employee Stock Ownership Plan ("ESOP") in 1989, for the benefit of USE employees. During fiscal 1998, 1997 and 1996, the Board of Directors of USE contributed 49,470, 24,069 and 10,089 shares to the ESOP at prices of $6.57, $8.87 and $8.65 per share, respectively. USE is responsible for one-half of these contributions amounting to $162,300, $106,700 and $43,600 in fiscal 1998, 1997 and 1996, respectively. Crested is responsible for the remainder. USE has loaned the ESOP $1,014,300 to purchase 125,000 shares from USE and 38,550 shares on the open market. These loans, which are secured by pledges of the stock purchased with the loan proceeds, bear interest at the rate of 10% per annum. The loans are reflected as unallocated ESOP contribution in the equity section of the accompanying Consolidated Balance Sheets. During fiscal 1996, USE released 10,089 of the shares to fund the 1996 ESOP contribution by $87,300 as reflected in the Consolidated Statement of Stockholders' Equity.

        The Board of Directors of both USE and Crested issue shares of stock as bonuses to certain directors, employees and third parties. The stock bonus shares have been reflected outside of the Shareholders' Equity section in the accompanying Consolidated Balance Sheets because such shares are forfeitable to USE and Crested until earned. During fiscal 1993, USE's Board of Directors amended the stock bonus plan. As a result, the earn out dates of certain individuals were extended until retirement, which is the earn out date of the amended stock bonus plan. In exchange for this amendment, the amended plan grants a stock-bonus of 20% of the previous plan per year for five years. Crested is responsible for one half of the compensation expense related to these issuances. For the years ended May 31, 1998, 1997 and 1996, USE had compensation expense of $54,600, $152,600 and $116,500 respectively, resulting from these issuances. A schedule of forfeitable shares for both USE and Crested is set forth in the following table:

        Issue                   Number              Issue             Total
        Date                   of Shares            Price         Compensation
        ----                   ---------            -----         ------------

    May 1990                     40,300            $  9.75        $  392,900
    June 1990                    66,300              11.00           729,300
    November 1992                10,660               N/A               N/A
    May 1993                     20,000               3.375           67,500
    November 1993                18,520               3.00            55,600
    January 1994                 18,520               4.00            74,100
    January 1995                 13,520               3.75            50,700
    February 1996                 7,700              15.125          116,500
    December 1996                36,832              10.875          405,800
                                -------                           ----------
    Balance at
      May 31, 1997              232,352                           $1,892,400

    August 1997                  13,026             10.875           141,700
    May 1998                     67,000              6.56            439,500
                                -------                           ----------
    Balance at
       May 31, 1998             312,378                           $2,473,600
                                =======                           ==========

        No shares were earned in fiscal 1998 or 1997. Also included in the forfeitable common stock are 15,000 shares to directors which are vesting at 20% a year beginning in November 1992, of which 9,000 are earned but not released as of May 31, 1997.

Statement of Financial Accounting Standards No. 123 ("SFAS 123")

        SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. USE has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, USE has computed the fair values of all options granted during fiscal year 1996 using the Black-Scholes pricing model and the following weighted average assumptions (no options were granted during 1998 and 1997):

                                                    1996
                                                    ----
               Risk-free interest rate             5.45%
               Expected lives                      5 years
               Expected volatility                 135.2%
               Expected dividend yield             0%

        To estimate expected lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested at the end of the five years. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

        The total fair value of options granted was computed to be approximately $1,274,900 during the year ended May 31, 1996. This amount is amortized ratably over the vesting periods of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $98,100, $255,000 and $106,200 for 1998, 1997
and 1996, respectively.

        If  USE  had  accounted  for  its  stock-based   compensation  plans  in
accordance with SFAS 123, USE's net loss and pro forma net loss per common share would have been reported as follows:


                                                        Year Ended May 31,
                                         -------------------------------------------------
                                             1998              1997                1996
                                             ----              ----                ----
Net (loss) income
    As reported                          $  (983,200)       $(3,724,500)         $ 270,700
    Pro forma                            $(1,081,300)       $(3,979,500)         $ 164,500
Net (loss) income per common
        share, basic and diluted
    As reported                          $     (.15)        $      (.58)         $     .04
    Pro forma, Basic                     $     (.16)        $      (.62)         $     .03
    Pro forma, Diluted                   $     (.16)        $      (.62)         $     .03

        Weighted average shares used to calculate pro forma net loss per share were determined as described in Note B, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

        A summary of the Stock Option Plan activity for the years ended May 31, 1998 and 1997 is as follows:

                                                       1998                     1997
                                             -----------------------    ----------------------
                                                           Weighted                   Weighted
                                                            Average                    Average
                                                           Exercise                   Exercise
                                              Options       Price        Options       Price
                                              -------       -----        -------       -----
        Outstanding at beginning of year      596,700        $3.41       724,800       $3.44
        Granted                                --             --          --            --
        Canceled                               --             --         (22,000)      $4.00
        Exercised                             (62,000)       $4.00      (106,100)      $3.49
                                              -------                   --------
        Outstanding at end of year            534,700        $3.34       596,700       $3.41
                                              =======                  =========
        Exercisable at end of year            394,700        $3.11       380,700       $3.07
                                              =======                  =========

        The following table summarizes information about employee stock options outstanding and exercisable at May 31, 1998:

                              Options Outstanding                      Options Exercisable
                 --------------------------------------------    -----------------------------
                                      Weighted
                    Number of          Average       Weighted        Number           Weighted
                     Options          Remaining       Average      of Options          Average
    Exercise     Outstanding at      Contractual     Exercise    Exercisable at       Exercise
     Prices       May 31, 1998      Life in years      Price      May 31, 1998          Price
     ------       ------------      -------------      -----      ------------          -----

    $2.75           49,400              3.92           $2.75          49,400          $2.75
     2.90          264,300              3.88            2.90         264,300           2.90
     4.00          221,000              2.50            4.00          81,000           4.00


K.      COMMITMENTS, CONTINGENCIES AND OTHER:

LEGAL PROCEEDINGS

SHEEP MOUNTAIN PARTNERS (SMP)

        Arbitration/Litigation Proceedings Concerning SMP. In June 1991, Nukem's wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC") instituted arbitration proceedings against USE and Crested. CRIC claimed that USE and Crested violated the Sheep Mountain Partners ("SMP") partnership agreement. On July 3, 1991, USE and Crested, through USECC, filed a civil action in the U. S. District Court of Colorado against Nukem, CRIC and their affiliates, alleging Nukem/CRIC fraudulently misrepresented facts and concealed information from USE and Crested to induce their entry into the agreements forming the SMP partnership and sought rescission, damages and other relief. Certain of Nukem's affiliates (excluding CRIC) were thereafter dismissed from the lawsuit. The U. S. District Court granted the motion of USE and Crested to stay the above arbitration initiated by CRIC.

        On September 16, 1991, USECC filed another civil action in the Denver District Court against SMP seeking reimbursement of $85,000 per month since the spring of 1991 for the care and maintenance of the SMP underground uranium mines and properties. On May 11, 1993, the Denver District Court stayed all proceedings in state court until the case in the U.S. District Court for Colorado case was resolved. Thereafter in February 1994, USECC, Nukem and CRIC, agreed that the majority of the litigation subsequent to the formation of SMP on December 21, 1988, would be handled through consensual arbitration before a three member panel of the American Arbitration Association (the "Panel"). The arbitration hearing consumed 73 hearing days commencing on June 27, 1994 and concluded on May 31, 1995. The Panel entered its Order and Award on April 18, 1996. Nukem filed two motions with the district court indicating there was a material miscalculation and a double recovery. The District Court remanded the matter to the Arbitration Panel to consider Nukem's motions. On July 3, 1996, the Panel found there was no double recovery and approved the Order and Award, which awarded Crested and USE $12,500,000 and Nukem/CRIC $7,100,000 through March 31, 1996. On November 4, 1996 the United States District Court issued a Judgment and Order confirming the Arbitration Panel's Order and Award.

        In November 1996, USE and Crested received $4,300,000 from the SMP escrow bank accounts as partial payment of the monetary award of the Arbitration Panel. This $4,300,000 was accounted for under the cost recovery method of accounting, wherein it was applied to outstanding amounts due USECC and USE and the balance of $1,003,800 was recognized as income. Nukem/CRIC filed a motion asking for limited remand and on June 27, 1997 the Federal Court reviewed the motion and issued a Second Amended Judgment which confirmed the monetary award of the Arbitration Panel and clarified the equitable damages due USECC from Nukem/CRIC. Nukem filed a notice of appeal with the Tenth Circuit Court of Appeals and posted a $8,613,600 supersedeas bond on the monetary portion of the Award. Nukem's appeal is based on two issues, the District Court erred in confirming the double recovery finding in the AAA Panel's Order and Award and that the Order placing Nukem's uranium purchase contracts with the CIS republics in constructive trust with SMP. During the fourth quarter of fiscal 1998, a settlement agreement was reached whereby U.S. Energy and Crested received $5,026,000 as a partial settlement and, in addition, USECC received the Sheep Mountain Uranium Mines and certain other properties from SMP and one uranium delivery contract along with a 50% interest in a uranium supply contract. This settlement does not in any way affect issues presently on appeal and pending before the 10th Circuit Court of Appeal ("CCA"). A hearing is currently scheduled before a three judge panel court of the 10th CCA on September 24, 1998 in Oklahoma City, Oklahoma.

        Illinois Power. Illinois Power Company ("IPC"), one of the utilities with whom SMP has a long-term uranium supply contract, unilaterally sought to terminate the contract on October 28, 1993 and filed suit in the U.S. Federal District Court, Danville, Illinois, against USE, Crested, et al. seeking a declaratory judgment that IPC's contract with SMP was void. After various negotiating sessions the parties reached agreement in June 1995 to settle the case by entering into an amendment to the original supply contract to provide for 3 deliveries totaling 486,443 lbs. U3O8. The final delivery was made in May 1997. On June 13, 1997, USE and Crested received $838,500 as a distribution of profits from the final delivery under this SMP contract.

PARADOR MINING COMPANY, INC. ("PARADOR")

        On July 30, 1991, Bond Gold Bullfrog, Inc. ("BGBI") filed Civil Action No. 11877 in the District Court of the Fifth Judicial District, Nye County, Nevada naming USE, Crested, Parador and H.B. Layne Contractor, Inc. as defendants. The complaint primarily concerns extra lateral rights associated with two patented lode mining claims (the "Claims") owned by Parador which were initially leased to a predecessor of BGBI and subsequently, the residuals of that lease were assigned and leased by Parador to USE and Crested. A bifurcated trial was held on December 11-12, 1995 before the District Court for the Fifth Judicial District for the State of Nevada, County of Nye, at which time the parties presented evidence relative to the issue of extra lateral rights. Other claims between the parties were bifurcated by the Court and were not at issue at the trial. On December 26, 1995, the district court issued a ruling denying apex rights and extra lateral royalties to Parador, USE and Crested. The partial trial did not address the other issues pending in the litigation but limited the trial to those issues required to decide the question of extra lateral rights. All other remaining claims and counterclaims were considered by the Court on January 26-28, 1998 in a bench trial and the Court entered judgment against the plaintiff and the defendants on their claims. BGBI, USECC and Parador appealed this judgment to the Nevada Supreme Court. On June 23, 1998, a mandatory Settlement Conference was held in Reno, NV but no settlement was achieved. The Settlement Mediator referred the case to the Nevada Supreme Court for an expedited hearing and the appeal is currently pending.

TICABOO TOWNSITE LITIGATION.

        In fiscal 1998, the prior contract operator of the restaurant and lounge and two of its employees who operated the motel and convenience store at Ticaboo (owned by Canyon Homesteads, Inc.) sued USE, Crested and Plateau Resources Ltd., et al in Utah State Court. After a five day trial, the jury found against the two plaintiff employees but found for the third plaintiff and a judgment was entered for $153,371 in damages against USE, which was recorded in fiscal 1998. USE intends to vigorously appeal the award.

DEPARTMENT OF ENERGY LITIGATION.

On July 20, 1998, eight uranium mining companies with operations in the United States (including USE, Crested, YSFC) and the Uranium Producers of America, a trade organization, filed a complaint against the United States Department of Energy (the "DOE") and the acting secretary in a lawsuit (file no. 98 CV 1775) in the U.S. District Court, Cheyenne, Wyoming. The complaint seeks declaratory judgment and injunctive relief. The plaintiffs allege that the DOE violated the USEC Privatization Act of 1996, when the DOE transferred 45 metric tons of low enriched uranium and 3,800 metric tons of natural uranium to the United States Enrichment Corp. ("USEC") in May 1998.

        The  plaintiffs  have asked the Court among other claims to declare that
(i) the DOE violated its statutory authority by transferring uranium to USEC in excess of statutory limits on volume; (ii) the excess amounts were not sold by the DOE to USEC for fair value, as required by the Act, and mandated findings by the DOE concerning possible adverse impacts were not supported in fact; and
(iii) the DOE be enjoined from future transfers in violation of the Act. The defendants have not yet responded to the complaint.

CONTOUR DEVELOPMENT LITIGATION

        On July 28, 1998, USE filed a lawsuit in the U.S. District Court, Denver, Colorado against Contour Development Company, L.L.C. and entities and persons associated with Contour Development Company, L.L.C. (collectively, "Contour") seeking compensatory and consequential damages from the defendants for dealings in certain real estate.

        Specifically, USE alleges that Contour has breached contracts for the sale of the Gunnison properties of USE and Crested, and is in default on the contracts and promissory notes delivered to pay for the Gunnison properties.

        As of the filing date of this Report, Contour and the other defendants have not filed an answer to the complaint but negotiations are underway to settle the issues.

RECLAMATION AND ENVIRONMENTAL LIABILITIES

        Most of USE's mine development, exploration and operating activities are subject to federal and state regulations that require USE to protect the environment. USE attempts to conduct its mining operations in accordance with these regulations, but the rules are continually changing and generally becoming more restrictive. Consequently, USE's current estimates of its reclamation obligations and its current level of expenditures to perform ongoing reclamation may change in the future. At the present time, however, USE cannot predict the outcome of future regulation or its impact on costs. Nonetheless, USE has recorded its best estimate of future reclamation and closure costs based on currently available facts, technology and enacted laws and regulations. Certain regulatory agencies, such as the Nuclear Regulatory Commission ("NRC"), the Bureau of Land Management ("BLM") and the Wyoming Department of Environmental Quality ("WDEQ") review USE's reclamation, environmental and decommissioning liabilities, and USE believes its recorded amounts are consistent with those reviews and related bonding requirements. To the extent that planned production on its properties is delayed, interrupted or discontinued because of regulation or the economics of the properties, the future earnings of USE would be adversely affected. USE believes it has accrued all necessary reclamation costs and there are no additional contingent losses or unasserted claims to be disclosed or recorded. USE has not disposed of any properties for which it has a commitment or is liable for any known environmental liabilities.

        The majority of USE's environmental obligations relate to former mining properties acquired by USE. Since USE currently does not have properties in production, USE's policy of providing for future reclamation and mine closure costs on a unit-of-production basis has not resulted in any significant annual expenditures or costs. For the obligations recorded on acquired properties, including site-restoration, closure and monitoring costs, actual expenditures for reclamation will occur over several years, and since these properties are all considered future production properties, those expenditures, particularly the closure costs, may not be incurred for many years. USE also does not believe that any significant capital expenditures to monitor or reduce hazardous substances or other environmental impacts are currently required. As a result, the near term reclamation obligations are not expected to have a significant impact on USE's liquidity.

        As of May 31, 1998, USE has recorded estimated reclamation obligations, including standby costs, of $13,055,600 which is included in Reclamation and Other Long-term Liabilities in the accompanying Consolidated Balance Sheets. In addition, the GMMV, in which USE is a 50% owner, has recorded a $23,620,000 liability for future reclamation and closure costs. None of these liabilities have been discounted, and USE has not recorded any potential offsetting recoveries from other responsible parties or from any insurance companies.

        USE currently has four mineral properties or investments that account for most of its environmental obligations, SMP, GMMV, Plateau and SGMC. The environmental obligations and the nature and extent of cost sharing arrangements with other potentially responsible parties, as well as any uncertainties with respect to joint and several liability of each are discussed in the following paragraphs:

SMP

        USE and Crested are responsible for the reclamation obligations, environmental liabilities and liabilities for injuries to employees in mining operations with respect to the Crooks Gap properties. The reclamation obligations, which are established by regulatory authorities, were reviewed by USE and the regulatory authorities during fiscal 1998 and the balance in the reclamation liability account at May 31, 1998 of $1,451,800 is believed by management to be adequate. The obligation will be satisfied over the life of the mining project which is estimated to be at least 20 years. USE and Crested self bonded this obligation by mortgaging certain of its real estate assets and by holding certificates of deposits. A portion of the funds for the reclamation of SMP's properties will be provided by a sinking fund of up to $.50 per pound of uranium for reclamation work as the uranium is produced from the properties.

GMMV

        During fiscal 1991, USE and Crested acquired developed mineral properties on Green Mountain known as the Big Eagle Property. In connection with that acquisition, USE and Crested agreed to assume reclamation and other environmental liabilities associated with the property. Reclamation obligations imposed by regulatory authorities were established at $7,300,000 at the time of acquisition. Immediately after the acquisition, USE and Crested transferred a one-half interest to Kennecott, with Kennecott, USE and Crested contributing the Big Eagle properties to GMMV, which assumed the reclamation and other environmental liabilities. Kennecott holds a commercial bank letter of credit as security for the performance of the reclamation obligations for the benefit of GMMV.

        During fiscal 1993, GMMV entered into an agreement to acquire the Sweetwater uranium mill and related properties from UNOCAL. GMMV's consideration for the acquisition of the Sweetwater Mill Property was the assumption of all environmental liabilities and reclamation bonding obligations. The environmental obligations of GMMV are guaranteed by Kennecott. However, UNOCAL also agreed that if GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or February 1, 2001 (which liabilities are not due solely to the operations of GMMV), UNOCAL will reimburse GMMV for the first $8,000,000 of such expenditures. Any reimbursement may be recovered by UNOCAL from 20% of future cash flows from the sale of uranium concentrates processed through the Mill.

        On June 18, 1996, Kennecott had a letter of credit in the amount of approximately $19,767,000 issued to the WDEQ for minesite matters (executing EPA-delegated jurisdiction to administer the Clean Water Act and the Clean Air Act, and directly administering Wyoming statutes on mined land reclamation), and $5,400,000 issued to the NRC for decontamination and cleanup of the Mill and related tailings cells. An irrevocable letter of credit has been provided by the Morgan Guaranty Trust Company of New York in lieu of a surety bond to cover the reclamation costs for the minesite and a performance bond by St. Paul Insurance Company was obtained for the Mill. The letter of credit was obtained by Kennecott Uranium Company to cover all reclamation costs related to mining and drilling operations in the State of Wyoming. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act pertaining to any hazardous materials which may be on site when cleanup work commences.

        Although USE and the other GMMV parties are liable for all reclamation and environmental compliance costs associated with Mill and site maintenance, as well as Mill decontamination and cleanup and site reclamation and cleanup after the Mill is decommissioned, USE believes it is unlikely it will have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), these costs may be within the $50,000,000 development commitment and related $16,000,000 loan of Kennecott Uranium Company for the GMMV. These costs are not expected to increase materially if the mill is not put into full operation. Second, to the extent GMMV is required to spend money on reclamation and environmental liabilities related to previous mill and site operations during UNOCAL's ownership, UNOCAL has agreed to fund up to $8,000,000 of costs (provided these costs are incurred before February 1, 2001 and before Mill production resumes), which would be recoverable only out of future mill production (see above). Third, payment of the GMMV reclamation and environmental liabilities related to the mill is guaranteed by Kennecott Corporation, parent of Kennecott Uranium Company. Last, GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities should mining and milling commence.

        Kennecott will be entitled to contribution from the USE Parties in proportion to their participation interests in GMMV if Kennecott is required to pay mill cleanup costs directly pursuant to its guarantee. Such payments by Kennecott only would be reimbursed if the liabilities cannot be satisfied within the initial $50,000,000 expenditure commitment, and then only to the extent there are insufficient funds from the reclamation reserve (to be established from GMMV operating revenues). In addition, if and to the extent these liabilities resulted from UNOCAL's mill operations, and payment of the liabilities was required before February 1, 2001 and before mill production resumes, then up to $8,000,000 of that amount would be paid by UNOCAL before Kennecott Corporation would be required to pay on its guarantee. Accordingly, although the extent of any ultimate USE liability for contribution to mill cleanup costs cannot be predicted, USE and Crested will only be required to pay its proportional share of mill cleanup if a) the liabilities cannot be satisfied with the initial $50,000,000 expenditure commitment from Kennecott, b) there are insufficient funds from the reclamation reserve to be established out of GMMV operating revenues and c) payments are not available from UNOCAL.

SUTTER GOLD MINING COMPANY

        SGMC is currently owned 55% by USE, 4% by Crested and 41% by private investors. SGMC owns gold mineral properties in California. Currently, these properties are in development and costs consist of drilling, permitting, holding and administrative costs. No substantial mining has been completed, although a 2,800 foot decline through the identified ore zones for an underground mine was acquired in the purchase. USE's policy is to provide reclamation on a unit-of-production basis. Currently, reclamation obligations are covered by a $27,000 reclamation bond which SGMC has recorded as a reclamation liability as of May 31, 1998.

PLATEAU RESOURCES, LIMITED

        The environmental and reclamation obligations acquired with the acquisition of Plateau include obligations relating to the Shootaring mill. Based on the bonding requirements, Plateau transferred $2,500,000 to a trust account as financial surety to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. In fiscal 1997, Plateau increased the NRC surety to a cash bond of $6,784,000 in order to have its standby license changed by the NRC to operational.

YSFC EXCHANGE RIGHTS AGREEMENT

        USE and YSFC have entered into an Exchange Rights Agreement (the "Agreement"). Under the Agreement the YSFC private placement shareholders and related broker agent have the right, but not the obligation, to exchange their shares in YSFC for USE common stock if YSFC's common shares are not listed and available for quotation on the NASDAQ marketing system by March 1999. The exchange rate for USE shares will be the price paid for the YSFC's common shares plus 10% per annum of total cost from the date of purchase. The number of USE shares exchanged will be based on the exchange rate for a share of USE common stock for the five business days prior to the date of notice given by the YSFC shareholder to exchange their shares.

EXECUTIVE COMPENSATION

        USE and Crested are committed to pay the estates of certain of their officers an amount equal to one year's salary for one year after their death and reduced amounts, to be set by the Board of Directors, for a period up to five years thereafter.

L.      DISCONTINUED OPERATIONS.

        In February 1996, USE completed the sale of 100% of the 8,267,450 outstanding shares of common stock of Brunton to a third party for $4,300,000 in accordance with a Stock Purchase Agreement dated January 30, 1996 (the "Purchase Agreement"). USE received $300,000 at execution of the Purchase Agreement and approximately $3,000,000 at closing. USE received two of the three annual installments of $333,333 on a $1,000,000 note, plus interest at a rate of 7% per year during February 1997 and 1998. One additional payment is due USE in the amount of $333,333 plus interest in February 1999. In addition, USE is entitled to receive 45% of the profits before taxes as defined in the Purchase Agreement related to Brunton products existing at the time the Purchase Agreement was executed for a period of 4 years and three months, beginning February 1, 1996. USE received payments of $292,600 for profits in 1997.

        As a result of selling 100% of the common stock of Brunton, USE has reflected the operations of Brunton as discontinued in the accompanying financial statements. Revenues for the discontinued operations for the year ended May 31, 1996 was $2,870,800. USE recognized a gain on the disposal of Brunton of $2,295,700 net of income taxes of approximately $50,000.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets

                                     ASSETS

                                                           November 30,              May 31,
                                                              1998                    1998
                                                          ------------           ------------
                                                           (Unaudited)
CURRENT ASSETS:
   Cash and Cash Equivalents                              $  5,900,800           $  5,650,500
   Accounts and notes receivable:
      Trade                                                    169,600                195,800
      Affiliates                                             2,234,800              1,878,400
      Current portion of long-term
           notes receivables                                   335,800                335,800
   Assets held for resale and other                          1,256,600              1,100,800
   SMP settlement receivable, net                              - -                  5,026,000
   Inventory                                                   152,400                113,700
                                                          ------------           ------------
      TOTAL CURRENT ASSETS                                  10,050,000             14,301,000

INVESTMENTS
   Affiliates                                                  664,900                871,800
   Restricted investments                                    9,075,900              8,889,100
                                                          ------------           ------------
                                                             9,740,800              9,760,900

PROPERTIES AND EQUIPMENT                                    31,294,900             31,256,600
   Less accumulated depreciation,
   depletion and amortization                              (12,185,100)           (11,806,300)
                                                          ------------           ------------
                                                            19,109,800             19,450,300

OTHER ASSETS:
   Accounts and notes receivable:
      Real estate sales, net of valuation allowance            353,700                398,000
      Employees                                                361,000                352,000
      Other                                                      1,000                  1,800
   Deposits and other                                          683,500                755,100
                                                          ------------           ------------
                                                             1,399,200              1,506,900
                                                          ------------           ------------
                                                          $ 40,299,800           $ 45,019,100
                                                          ============           ============



            See notes to condensed consolidated financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                           November 30,              May 31,
                                                              1998                    1998
                                                          -------------          ------------
                                                           (Unaudited)
CURRENT LIABILITIES:
   Accounts payable and accrued expenses                  $  1,083,000           $  1,836,400
   Deferred GMMV purchase option                             4,000,000              4,000,000
   Current portion of long-term debt                           340,500                225,700
                                                          ------------           ------------
      TOTAL CURRENT LIABILITIES                              5,423,500              6,062,100

LONG-TERM DEBT                                                 203,700                278,200

RECLAMATION LIABILITIES                                      8,860,900              8,778,800

OTHER ACCRUED LIABILITIES                                    3,983,300              4,266,800

DEFERRED TAX LIABILITY                                       1,144,800              1,144,800

COMMITMENTS AND CONTINGENCIES

MINORITY INTERESTS IN SUBSIDIARIES                           4,125,000              4,561,300

FORFEITABLE COMMON STOCK
   $.01 par value; 312,378 shares issued,
   forfeitable until earned                                  2,473,600              2,473,600

SHAREHOLDERS' EQUITY:
   Preferred stock, $.01 par value;
      authorized, 100,000 shares,
      none issued or outstanding                                 --                     --
   Common stock, $.01 par value;
      20,000,000 shares authorized;
      7,523,492 shares issued and outstanding                   75,200                 75,200
   Additional paid-in capital                               28,526,200             28,526,200
   Accumulated deficit                                     (11,004,800)            (7,760,100)
   Treasury stock, 911,643 shares, at cost                  (2,584,600)            (2,460,800)
   Unallocated ESOP contribution                              (927,000)              (927,000)
                                                          ------------           ------------
                                                            14,085,000             17,453,500
                                                          ------------           ------------
                                                          $ 40,299,800           $ 45,019,100
                                                          ============           ============


            See notes to condensed consolidated financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                              Three Months Ended                Six Months Ended
                                                 November 30,                     November 30,
                                         --------------------------      ---------------------------
                                            1998             1997             1998            1997
                                            ----             ----             ----            ----
REVENUES:
   Mineral revenue                       $    35,600     $   52,900      $     84,700     $  969,100
   Commercial revenues                       451,800        850,200         1,994,900      2,409,500
   Oil sales                                  34,700         28,100            53,700         76,600
   Management and other fees                  72,700        197,100           390,700        346,000
   Interest                                  254,400        175,800           434,300        362,800
   Gain on sales of assets                  --                 (900)           54,300           (200)
                                         -----------     ----------      ------------     ----------
                                             849,200      1,303,200         3,012,600      4,163,800
                                         -----------     ----------      ------------     ----------
COSTS AND EXPENSES:
   Mineral operations                    $   531,600        348,300         1,186,000        723,200
   Commercial operations                     865,400        799,700         1,823,300      1,637,500
   General and administrative              1,413,000        798,000         3,423,500      1,409,700
   Oil production                             16,900         29,000            39,000         43,500
   Interest                                   14,800         17,000            31,400         32,900
   Construction costs                          9,200         10,400            15,500         22,100
                                         -----------     ----------      ------------     ----------
                                           2,850,900      2,002,400         6,518,700      3,868,900
                                         -----------     ----------      ------------     ----------

(LOSS) INCOME BEFORE
   MINORITY INTEREST AND
   EQUITY IN LOSS OF AFFILIATES           (2,001,700)      (699,200)       (3,506,100)       294,900

MINORITY INTEREST IN LOSS
    (INCOME) OF CONSOLIDATED
    SUBSIDIARIES                              44,300         83,900           305,000        (62,600)

EQUITY IN LOSS OF AFFILIATES - NET           (30,100)      (242,500)          (43,600)      (406,300)
                                         -----------     ----------      ------------     ----------

LOSS BEFORE FOR INCOME TAXES              (1,987,500)      (857,800)       (3,244,700)      (174,000)

PROVISION FOR INCOME TAXES                   --             --                 --              --
                                         -----------     ----------      ------------     ----------

NET LOSS                                 $(1,987,500)    $ (857,800)     $ (3,244,700)    $ (174,000)
                                         ===========     ==========      ============     ==========

NET LOSS
   PER SHARE BASIC AND DILUTED           $     (0.26)    $    (0.13)     $      (0.42)    $    (0.03)
                                         ===========     ==========      ============     ==========

BASIC WEIGHTED AVERAGE
   SHARES OUTSTANDING                      7,741,096      6,850,913         7,752,587      6,821,138
                                         ===========     ==========      ============     ==========



            See notes to condensed consolidated financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                      Six Months Ended
                                                                        November 30,
                                                                ----------------------------
                                                                    1998             1997
                                                                    ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                             $(3,244,700)    $  (174,000)
  Adjustments to reconcile net (loss) income to
      net cash provided by (used in) operating activities:
      Minority interest in (loss) income
         of consolidated subsidiaries                              (305,000)         62,600
      Increase in Reclamation Liabilities                            82,100            --
      Depreciation, depletion and amortization                      384,500         481,800
      Equity in loss of affiliates                                   43,600         406,300
      Gain on sale of assets                                        (54,300)            200
      Other                                                          71,600         (46,200)
  Net changes in components
   of working capital                                             3,464 500      (1,127,700)
                                                                -----------      ----------
NET CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES                                             442,300        (397,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Development of mining properties                                   (5,000)        (14,500)
  Proceeds from sale of property and equipment                      203,900           4,000
  Increase in restricted investments                               (186,800)       (259,400)
  Purchase of property and equipment                               (188,600)       (875,100)
  Change in note receivable                                          36,100          23,000
  Investments in affiliates                                          31,900        (345,700)
  Deferred GMMV purchase option                                        --         4,000,000
                                                                -----------      ----------
NET CASH (USED IN) PROVIDED BY
  INVESTING ACTIVITIES                                             (108,500)      2,532,300

CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of options for common stock                                 --           220,000
  Proceeds from long-term debt                                      201,000         160,900
  Purchase of treasury stock                                       (123,800)           --
  Payment on long-term debt                                        (160,700)       (211,100)
                                                                -----------      ----------
NET CASH (USED IN)
  FINANCING ACTIVITIES                                              (83,500)        169,800
                                                                -----------      ----------

NET INCREASE IN CASH
  AND CASH EQUIVALENTS                                              250,300       2,305,100

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                             5,650,500       1,416,900
                                                                -----------      ----------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                 $ 5,900,800     $ 3,722,000
                                                                ===========     ===========
SUPPLEMENTAL DISCLOSURES:

Income tax paid                                                 $    21,000     $      --
                                                                ===========     ===========

Interest paid                                                   $    31,400     $    15,900
                                                                ===========     ===========


            See notes to condensed consolidated financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

              Notes to Condensed Consolidated Financial Statements

        1) The Condensed Consolidated Balance Sheet as of November 30, 1998 and the Condensed Consolidated Statements of Operations for the three and six months and Cash Flows for the six months ended November 30, 1998 and 1997 have been prepared by USE without audit. The Condensed Consolidated Balance Sheet as of May 31, 1998, has been taken from the audited financial statements included in USE's Annual Report on Form 10-K for the year then ended. In the opinion of USE, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to fairly present the financial position of USE and its subsidiaries as of November 30, 1998 and May 31, 1998, the results of operations for the three and six months ended November 30, 1998 and 1997, and the cash flows for the six months then ended.

        2) Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with USE's May 31, 1998 Form 10-K. The results of operations for the periods ended November 30, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

        3) The consolidated financial statements of USE include 100% of the accounts of USECB Joint Venture ("USECB" or "USECC") which is owned 50% by USE and 50% by USE's subsidiary, Crested Corp. (Crested). The consolidated financial statements also reflect 100% of the accounts of its majority-owned subsidiaries:
Energx Ltd. (90%), Crested (52%), Plateau Resources Limited (100%) Sutter Gold Mining Co. (59%) and Four Nines Gold, Inc. (50.9%) All material intercompany profits and balances have been eliminated.

        4) Deferred income at November 30, 1998 and 1997 consists of the $4,000,000 purchase option payment received when USE and its subsidiary, Crested entered into an Acquisition Agreement with Kennecott Uranium Company to acquire properties. The amount was forfeitable until certain actions are taken by USE and Crested (See GMMV discussion in Item 2).

        5) Accrued reclamation obligations and standby costs of $12,844,200 are USE's share of a reclamation liability at the SMP mining properties and the full obligation at the Shootaring Uranium Mill. The reclamation work may be performed over several years and will not be commenced until such time as all the uranium mineralization contained in the properties is produced or the properties abandoned. It is not anticipated that either of these events will occur for sometime into the future.

        6) In February 1997, SFAS No. 128 "Earnings per Share" was issued and specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for periods ended after December 15, 1997 and requires retroactive restatement of prior period earnings per share. The statement replaces "primary earnings per share" with "basic earnings per share" and replaces "fully diluted earnings per share" with "diluted earnings per share." Adoption of SFAS 128 did not have an effect on USE's previously reported net income (loss) per common share.

        7) Certain reclassifications have been made in the May 31, 1998 financial statements to conform to the classifications used in November 30, 1998.

                    Report of Independent Public Accountants


To Yellow Stone Fuels Corp.:

We have audited the accompanying consolidated balance sheets of YELLOW STONE FUELS CORP. (an Ontario corporation in the development stage) AND SUBSIDIARY as May 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended May 31, 1998 and for the periods from inception (June 3, 1996) through May 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yellow Stone Fuels Corp. as of May 31, 1997 and 1998, and the results of its operations and its cash flows for the year ended May 31, 1998 and for the periods from inception (June 3, 1996) through May 31, 1997 and 1998, in conformity with United States generally accepted accounting principles.



Denver, Colorado,
     August 14, 1998

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)
                  (After Corporate Reorganization - See Note A)

                           CONSOLIDATED BALANCE SHEETS
                              May 31, 1998 and 1997
                                    ($ U.S.)


                                               ASSETS

                                                                   1998           1997
                                                                   ----           ----
CURRENT ASSETS:
     Cash and cash equivalents                                  $1,718,400    $   21,300
     Subscriptions receivable                                       --             2,000
                                                                ----------    ----------
                                                                 1,718,400        23,300

PROPERTY AND EQUIPMENT, at cost:
     Mining properties and development costs                       144,700       117,500
     Other                                                         133,300        77,600
                                                                ----------    ----------
                                                                   278,000       195,100
                                                                ----------    ----------
           Total Assets                                         $1,996,400    $  218,400
                                                                ==========    ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of note payable to affiliate               $  400,000    $     2,500
     Accounts payable                                                4,100         --
     Accounts payable and accrued
        interest to affiliates                                     201,600         --
                                                                ----------    -----------
                                                                   605,700          2,500
NOTES PAYABLE TO AFFILIATE                                          --             400,300

COMMITMENTS AND CONTINGENCIES (Note D)

SHAREHOLDERS' EQUITY:
     Preference shares, no par value;
        unlimited number of preference
        shares authorized; none issued                              --             --
     Common shares, no par value; unlimited
        number of common shares authorized;
        11,764,000 and 10,545,000 shares issued
        and outstanding, respectively                            2,332,000        210,900

     Deficit accumulated during the development stage             (941,300)      (395,300)
                                                                ----------    -----------
                                                                 1,390,700       (184,400)
                                                                ----------    -----------
           Total Liabilities and Shareholders' Equity           $1,996,400    $   218,400
                                                                ==========    ===========


               The accompanying notes to financial statements are
             an integral part of these consolidated balance sheets.

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)
                  (After Corporate Reorganization - See Note A)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    ($ U.S.)



                                                                       For the Period             Period from
                                                                       from Inception              Inception
                                                    Year               (June 3, 1996)           (June 3, 1996)
                                                    Ended                  through                  through
                                                May 31, 1998            May 31, 1997             May 31, 1998
                                                ------------            ------------           ----------------
REVENUES
     Interest income                             $    49,300           $     --                 $   49,300

COSTS AND EXPENSES
     General and administrative                      529,700                364,600                894,300
     Interest expense                                 40,300                 --                     40,300
     Abandonment of mineral properties                25,300                 30,700                 56,000
                                                 -----------           ------------             ----------

                                                     595,300                395,300                990,600

LOSS BEFORE PROVISION
     FOR INCOME TAXES                               (546,000)              (395,300)              (941,300)

PROVISION FOR INCOME TAXES                             --                    --                      --
                                                 -----------           ------------             ----------

NET LOSS                                         $  (546,000)          $   (395,300)            $ (941,300)
                                                 ===========           ============             ==========

NET LOSS PER SHARE -
     BASIC AND DILUTED                           $      (.05)          $       (.04)
                                                 ===========           ============

WEIGHTED AVERAGE
     COMMON SHARES
     OUTSTANDING -
     BASIC AND DILUTED                            11,229,225             10,545,000
                                                 ===========           ============



       The accompanying notes to consolidated financial statements are an integral part of these statements.

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)
                  (After Corporate Reorganization - See Note A)

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                      ($US)

                                                                                                   Deficit
                                                                                                 Accumulated
                                                                                                 During the              Total
                                                            Common Stock                         Development         Shareholders'
                                                      Shares                Amount                 Stage            Equity/(Deficit)
                                                    -------------------------------            --------------      -----------------
Balance at inception                                    --              $    --                $       --          $     --
(June 3, 1996 - See Note A )

Issuance of common shares
to founders and insiders ($.02 per share)            7,525,000              150,500                    --             150,500

Issuance of common shares
in exchange for services ($.02 per share)            3,000,000               60,000                    --              60,000

Issuance of common shares
in exchange for property ($.02 per share)               20,000                  400                    --                 400

Net loss                                                --                   --                    (395,300)         (395,300)
                                                    ----------          -----------            ------------        -----------

Balance at May 31, 1997                             10,545,000          $   210,900            $   (395,300)       $ (184,400)
                                                    ----------          -----------            ------------        ----------

Issuance of common shares
($2.00 per share), net of cash
offering costs of $316,900
(See Note G)                                         1,219,000            2,121,100                  --             2,121,100

Net loss                                                --                   --                    (546,000)         (546,000)
                                                    ----------          -----------            ------------        ----------

Balance at May 31, 1998                             11,764,000          $ 2,332,000            $   (941,300)       $1,390,700
                                                    ==========          ===========            ============        ==========


               The accompany notes to consolidated  financial  statements are an integral part of these statements.

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)
                  (After Corporate Reorganization - See Note A)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (U.S. $)

                                                                           For the Period             Inception
                                                      For the Year         from Inception          (June 3, 1996)
                                                          Ended            (June 3, 1996)                to
                                                      May 31, 1998      through May 31, 1997        May 31, 1998
                                                      ------------      --------------------        ------------
CASH FLOWS FROM
     OPERATING ACTIVITIES:
     Net loss                                         $   (546,000)        $   (395,300)         $   (941,300)
     Adjustment to reconcile net loss
     to net cash used in operating activities:
        Abandonment of mineral properties                    5,300               30,700                56,000
        Service received in exchange
            for common shares                             --                     60,000                60,000
        Increase in accounts payable
            and accrued expenses                           205,700              --                    205,700
                                                      ------------         ------------          ------------
NET CASH USED IN
     OPERATING ACTIVITIES                                 (315,000)            (304,600)             (619,600)
                                                      ------------         ------------          ------------

CASH FLOWS FROM  INVESTING ACTIVITIES:
     Purchase and development of
        mineral properties                                 (52,500)            (148,200)             (200,700)
     Purchase of property and equipment                    (65,500)             (77,200)             (140,700)
                                                      ------------         ------------          ------------
NET CASH USED IN
     INVESTING ACTIVITIES                                 (118,000)            (225,400)             (343,400)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of common shares (net of
        $316,900 cash offering costs in 1998)            2,121,100              148,500             2,269,600
     Proceeds from notes payable                             7,800              478,600               486,400
     Repayments of notes payable                              (800)             (75,800)              (76,600)
     Proceeds from shares subscriptions receivable           2,000              --                      2,000
                                                      ------------         ------------          ------------
NET CASH PROVIDED BY
     FINANCING ACTIVITIES                                2,130,100              551,300             2,681,400

NET INCREASE IN CASH AND
     CASH EQUIVALENTS                                    1,697,100               21,300             1,718,400

CASH AND CASH EQUIVALENTS AT
     BEGINNING OF PERIOD                                    21,300              --                  --
                                                      ------------         ------------          ------------

CASH AND CASH EQUIVALENTS AT
     END OF PERIOD                                    $  1,718,400         $     21,300         $  1,718,400
                                                      ============         ============         ============

       The accompanying notes to consolidated financial statements are an integral part of these statements.


                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)
                   (After Corporate Reorganization - See Note)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (U.S. $)


                                                                           For the Period             Inception
                                                      For the Year         from Inception          (June 3, 1996)
                                                          Ended            (June 3, 1996)                to
                                                      May 31, 1998      through May 31, 1997        May 31, 1998
                                                      ------------      --------------------        ------------
SUPPLEMENTAL DISCLOSURES OF
     NON-CASH INVESTING AND
     FINANCING ACTIVITIES:

     Cash paid for interest                           $      1,000         $   --               $      1,000
                                                      ============         ============         ============

     Cash paid for taxes                              $   --               $   --               $    --
                                                      ============         ============         ============

     Issuance of common shares for services           $   --               $     60,000         $     60,000
                                                      ============         ============         ============

     Shares subscriptions receivable
        (paid subsequent to year end)                 $   --               $      2,000         $      2,000
                                                      ============         ============         ============

     Issuance of common shares for
        property and equipment                        $   --               $        400         $        400
                                                      ============         ============         ============

     Issuance of shares purchase warrants
        in connection with private
        placement                                     $     25,500         $   --               $     25,500
                                                      ============         ============         ============

     Net book value of equipment traded in
        and corresponding debt
        retired for leased equipment                  $      9,800         $   --               $      9,800
                                                      ============         ============         ============


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                         (All amounts expressed in US$)


A.      BUSINESS ORGANIZATION AND DEVELOPMENT STAGE RISKS

Yellow Stone Fuels, Inc. ("YSFI") was incorporated in the State of Wyoming on June 3, 1996, to engage in the acquisition, exploration and development and/or sale or lease of uranium properties. On February 17, 1997, Yellow Stone Fuels Corp., (the "Company") was incorporated under the Ontario Business Corporations Act. Effective February 17, 1997, YSFI became a wholly-owned subsidiary of the Company through the exchange of one share of Yellow Stone Fuels Corp. common shares for each outstanding share of YSFI common share existing at that date. YSFI continues as a wholly-owned subsidiary of the Company in order to transact business in the United States. The accompanying financial statements have been prepared on a basis of reorganization accounting (on a continuity of interests basis) as though the Company had been in existence since inception of its wholly-owned subsidiary on June 3, 1996. All references to the Company within the accompanying consolidated financial statements and notes collectively refer to Yellow Stone Fuels Corp. and YSFI and include transactions entered into by YSFI prior to the February 1997 corporate reorganization.

The Company currently has no operating activities, but is involved in the location and acquisition of uranium properties. The current target properties are those through which uranium concentrates (U3O8) can be produced using in-situ leaching methods rather than conventional mining. The Company currently holds mineral interests through patented claims in New Mexico and Wyoming. The Company does not currently anticipate the construction of a conventional mill facility. If the necessary permitting can be obtained to operate the mills and if contracts can be arranged and milling capacity is available, the final processing is expected to occur at milling facilities owned by U.S. Energy Corp. ("USE") and Crested Corp. ("Crested") (each 13% and 14% shareholders of the Company as of May 31, 1998 and 1997, respectively) and their affiliates (see Note C) .

The Company and USE/Crested have agreed that should the Company acquire or have the right to acquire any conventional uranium prospect, it would first be offered to USE/Crested with a reserved royalty in favor of the Company. Conversely, if USE/Crested were to acquire or have the right to acquire any in-situ uranium mining prospect, it would first be offered to the Company with a reserved royalty in favor of USE/Crested. USE/Crested have also agreed to cooperate with the Company in any refining processes needed should the Company engage in production and need the benefit of such refining processes or regulatory licenses obtained by USE/Crested.

The Company is in the development stage and significant additional development, including development of well fields on the Company's uranium properties and gathering systems to remove the U3O8 from mineralized formations, is required prior to the commencement of commercial production. The Company has not generated any revenues to date and has incurred a cumulative net loss from inception (June 3, 1996) through May 31, 1998 of $915,800. The Company is subject to various risks and uncertainties typical of development stage companies. These risks include, but are not limited to, the following:

As a development stage enterprise, activities to date have primarily been the acquisition of uranium properties, obtaining equity financing, and administrative matters. Successful future operations are subject to development stage risks, including the ability of the Company to successfully locate additional uranium properties, mine and market its products and generate revenue related to the sale of such products sufficient to support ongoing operations. Before revenues and cash flows from operations can be realized, the Company will require additional equity and/or debt financing which may not be available to it.

Although the Company believes some of its acquired and leased properties contain uranium mineralization, more geological, geophysical, engineering, drilling, hydrological and metallurgical work remains to be done before an independent engineer could confirm the existence of ore or quantify the extent of ore reserves and for the recoverability of such reserves on any of the Company's prospects. No assurance can be given that any of the Company's prospects contain ore bodies or are suitable for the economic production of uranium by in-situ leaching methods.

The Company's revenues are expected to be derived primarily from the sale of uranium. Historically, uranium prices have been volatile and will continue to be affected by numerous factors beyond the Company's control, such as demand for nuclear power, political and economic conditions in uranium producing and consuming countries, production levels and cost of production. Therefore, there is no assurance the Company will be able to generate sufficient revenue in order to achieve successful operations.

Management is currently evaluating different methods to raise the funds required for further exploration and acquisition activities and the development of its mineral properties. There can be no assurance the Company will be successful in raising sufficient funding for the Company to develop its mineral properties and begin production.

B.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles using U.S. dollars as the reporting currency. These financial statements are also in accordance with Canadian generally accepted accounting principles in all material aspects.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

The Company capitalizes all costs related to the acquisition and development of mineral properties and the acquisition of equipment. Costs capitalized through May 31, 1998 are primarily acquisition and lease costs. Capitalized costs will be amortized using the units of production method once mining commences, or the costs will be charged to operations should the properties be determined to have declined in value or are abandoned. Exploration costs are expensed as incurred. Depreciation of mining equipment acquired will be provided by the straight-line method over the estimated useful lives of the related assets when placed into service.

The Company currently has no operations on its mineral claims in Wyoming and New Mexico. In addition, the Company is aware of various title issues, but believes such issues are of the type often found in connection with mining claims, and are not material relative to the overall economics of the Company's properties. If material title problems arise that affect any of the key properties, the Company could lose one or more of its most important properties, or such title problems could render one or more of the properties uneconomical.

Long-Lived Assets

The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the sum of estimated future cash flows on an undiscounted basis is less than the carrying amount of the related asset, an asset impairment is considered to exist. The related impairment loss is measured by comparing estimated future cash flows on a discounted basis to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates may have a material effect on the Company's financial position and results of operations. A low commodity price market, if sustained for an extended period of time, may result in asset impairment. As of May 31, 1998, management believes there has not been any impairment of the Company's long-lived assets.

Cash and Cash Equivalents

For  purposes  of  the  statement  of  cash  flows,  cash  equivalents   include
highly-liquid investments with original maturities of three months or less.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" ("SFAS No. 109"). See Note E.

C.      RELATED PARTY TRANSACTIONS

The Company is an affiliate of USE and its majority owned subsidiary Crested because of family relationships and the substantial equity ownership of these entities in the Company. USE/Crested acquired a combined 28% initial equity interest in the Company (3,000,000 common shares) in exchange for $60,000 of technical support, general and administrative services and the utilization of USE/Crested personnel and equipment. USE/Crested have several conventional underground uranium mining projects in various stages of exploration, development or pre-production.

USE and Crested provide certain management and administrative services (including accounting and legal services, office space, rental of equipment, etc.) to the Company under an Outsourcing and Lease Agreement, which provides for reimbursement of USE's and Crested's actual costs incurred plus up to 10% of such actual costs. During the year ended May 31, 1998 and for the period from inception (June 3, 1996) to May 31, 1997, the Company was charged a total of $684,800 and $467,400, respectively, by USE and Crested for such services. As of May 31, 1998, the Company owed USE and Crested $161,700 under this agreement.

D.      COMMITMENTS AND CONTINGENCIES

As the Company is currently in the development stage and costs incurred to date consist primarily of acquisition, permitting, holding and administrative costs, no mining has been initiated. Nevertheless, future reclamation and mine closure costs will be the responsibility of the Company and are based on legal and regulatory requirements. These laws and regulations are continually changing and are generally becoming more restrictive. Because the Company has had no mining operations to date, it has no reclamation obligations as of May 31, 1998 and 1997. The Company will make future expenditures as necessary to comply with environmental reclamation laws and regulations and will accrue for the ultimate reclamation obligations on the units of production method once mining commences.

Lease Agreements

The Company leases its office space under a month-to-month lease agreement with USE and Crested. The current monthly rate is $1,800. Rent expense for the year ended May 31, 1998 and for the period from inception (June 3, 1996) through May 31, 1997 was $18,200 and $10,000, respectively.

Effective October 2, 1996, the Company leases certain of its mineral properties from the State of Wyoming. The leases expire on October 1, 2006 and are cancelable at the Company's option. The annual rental of these properties is $1.00 per acre for the first five years or prior to the discovery of commercial quantities of uranium and $2.00 thereafter. The Company currently leases 3,200 acres. A royalty of 5% to 10% of the gross value of any minerals mined and removed from the leased lands must be paid to the State of Wyoming.

The Company also leases certain mineral properties located in New Mexico from Parador Mining Co., Inc. ("Parador"). This lease agreement requires rent payments of $500 per month and is cancelable at the option of the Company. Royalty payments of 5% of total gross proceeds the Company receives from the sale of uranium obtained from the leased mineral properties are payable to Parador.

E.      INCOME TAXES

Under SFAS 109, the current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and the financial reporting bases of assets and liabilities and tax credit carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax provision for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets are to be reduced by a valuation allowance if, based on a judgmental assessment of available evidence, it is deemed more likely than not that some or all of the deferred tax assets will not be realized.

To date, the Company has generated approximately $884,000 in net operating losses for U.S. Federal income tax purposes and the Company has no material temporary differences due to the initial stage of its operations. The net operating losses begin expiring in 2012. The Company has established a valuation allowance for the entire amount of deferred tax assets. The Internal Revenue Code contains provisions which may limit the net operating loss carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership.

F.      NOTE PAYABLE TO AFFILIATE

During May 1997, the Company secured a line of credit from USE and Crested for $400,000, which represents a restructuring of the Company's advances from USE and Crested. The facility accrues interest at 10% per annum, with interest and principal due on December 31, 1998 and is convertible into equity under certain circumstances. Until December 31, 1998, the Company may prepay the note at any time, or convert any outstanding amounts into one share of common stock for each $1 outstanding, if the Company has either raised an equivalent additional amount from the sale of equity, or has realized income from operations equal to such amount. If the Company is unable to repay the note at maturity, the note is convertible into a number of shares which will give USE and Crested a 51% interest in the Company when added to the shares already owned by USE and Crested. At May 31, 1998 and 1997, the Company had $400,000 and $392,200 outstanding under this facility, respectively. The Company owed $40,000 of accrued interest on this line of credit as of May 31, 1998.

The Company also had a note payable to a commercial bank, bearing interest at 9.5%, with a balance of $10,600 as of May 31, 1997. This note was paid in full during 1998.

G.      SHAREHOLDERS' EQUITY

Under the Company's Articles of Incorporation and as permitted by the Ontario Business Corporation Act ("OBCA"), the Board of Directors of the Company has authority to create series of preferred shares, and to issue shares thereof, without the approval of any shareholders. The creation and issue of such preferred shares with dividend rights senior to the common shares could adversely affect common shareholder participation in future earnings through dividends that otherwise would be available for distribution to the owners of common shares. Such preferred shares also could inhibit a takeover of the Company. Under the OBCA, separate voting approval by classes of shares is required for certain substantive corporate transactions. If the interests of preferred shareholders are perceived to be different from those of the common shareholders, the preferred shareholders could withhold approval of the transactions needed to effect the takeover.

During 1997, the Company completed a private placement of $1,219,000 shares of common shares at $2.00 per share. The Company received $2,121,100 of net cash proceeds from the private placement. In addition to a 13% commission on the shares sold, the broker agent received common share purchase warrants for up to 121,900 shares of the Company's common stock at $2.00 per share through September 2002. The common share purchase warrants valued at $25,500 are included in common stock in the accompanying balance sheet. As of May 31, 1998, none of the stock purchase warrants were exercised.

The shares sold are subject to an Exchange Rights Agreement (the "Agreement"). Under the Agreement, the private placement shareholders and the broker agent have the right, but not the obligation, to exchange their shares in the Company for USE common stock if the Company's common shares are not listed and available for quotation on the NASDAQ marketing system by March 1999. The exchange rate for USE shares will be the price paid for the Company's common shares, plus 10% per annum on such total cost from the date of purchase. The number of USE shares exchanged will be based on the exchange rate for a share of USE common stock for the five business days prior to the date of notice given by the shareholder to exchange his or her shares.

Voting Trust Agreement

Pursuant to a Voting Trust Agreement dated September 1, 1997, USE and Crested agreed, for a period of 24 months from the date of the private offering, to transfer all common shares beneficially owned by the such parties to the Treasurer of USE as Trustee. The agreement instructs the Trustee to vote all such common shares at all meetings (or by written action) of the shareholders of the Company as directed by the Boards of Directors of USE and Crested. If direction is not received by the Trustee from the Boards of Directors of USE and Crested, the agreement provides the Trustee is to vote such common shares in the Trustee's sole discretion for the best interests of USE and Crested. Assuming conversion of the promissory note referenced in Note F, the number of common shares subject to the Voting Agreements is approximately 7,900,000 common shares. By amendment dated September 17, 1997, the Voting Trust Agreement will become null and void upon either the repayment of the Promissory Note to USE or the conversion of such note into common shares of the Company.

H.      STOCK OPTION PLAN

The Company has adopted a Stock Option Plan (the "Plan") under which the Company has reserved an aggregate of 2,000,000 shares of common stock for issuance pursuant to the exercise of options. Options may be granted to key employees of the Company, including directors who are also employees of the Company. The Plan is administered by the Board of Directors in accordance with the rules and policies of the Toronto Stock Exchange. Subject to the terms of the Plan, the Board of Directors determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options, and the term of each option (not to exceed five years). During February 1997, 600,000 shares were granted at an option price of $1.75 per share with a term of five years from the date of the grant, of which 20% exercisable at the grant date and an additional 20% exercisable for each of the four years after the grant date.

During July 1997, the company granted 50,000 shares at an option price of $1.75 per share with terms identical to those granted in February 1997. The company recognized $12,500 of compensation expense during fiscal 1998 related to this grant.

Statement of Financial Accounting Standards No. 123 ("SFAS 123")

SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25. Accordingly, for purposes of the pro forma disclosures required by SFAS 123, the Company has computed the fair values of all options granted during fiscal year 1998 and 1997 using the Black- Scholes pricing model and the following weighted average assumptions:

                                                 1998              1997
                                                 ----              ----
          Risk-free interest rate                5.9%              6.4%
          Expected lives                    3.6 years           5 years
          Expected volatility                   .001%             .001%
          Expected dividend yield                  0%                0%


If the Company had accounted for its stock-based compensation plan in accordance with SFAS 123, the Company's net loss would have been reported as follows:

                                                   1998              1997
                                                   ----              ----
        Net loss:
           As reported                         $ (520,500)       $ (395,300)
                                               ==========        ==========
           Pro forma                           $ (542,300)       $ (395,300)
                                               ==========        ==========

        Basic and diluted net loss per share:
           As reported                         $     (.05)       $     (.04)
                                               ==========        ==========
           Pro forma                           $     (.05)       $     (.04)
                                               ==========        ==========

A summary of the Stock Option Plan activity for the year ended May 31, 1998 and for the period ended May 31, 1997 is as follows:


                                                                 1998                              1997
                                                          ----------------------           ---------------------
                                                                       Weighted                         Weighted
                                                                        Average                          Average
                                                                       Exercise                         Exercise
                                                          Options        Price             Options        Price
                                                          -------        -----             -------        -----

         Outstanding at beginning of year                 600,000      $    1.75                  0     $   --
         Granted                                           50,000           1.75            600,000         1.75
         Canceled                                         (50,000)          1.75                  0
         Exercised                                        --               --                  --           --
                                                          -------      ---------            -------     --------
         Outstanding at end of year                       600,000      $    1.75            600,000     $   1.75
                                                          =======      =========            =======     ========
         Exercisable at end of year                       230,000                           120,000
                                                          =======                           =======
         Weighted average fair value at grant date        $   .30                           $   -0-
                                                          =======                           =======

The  following  table  summarizes   information  about  employee  stock  options
outstanding and exercisable at May 31, 1998:

                               Options Outstanding                      Options Exercisable
                  -------------------------------------------    ----------------------------
                                      Weighted
                    Number of          Average       Weighted                        Weighted
                     Options          Remaining       Average        Number           Average
    Exercise     Outstanding at      Contractual     Exercise    Exercisable at      Exercise
      Price       May 31, 1998      Life in years      Price      May 31, 1998         Price
      -----       ------------      -------------      -----      ------------         -----

      $1.75          600,000            3.83           $1.75         230,000           $1.75

J.      RECENTLY ISSUED OR ADOPTED ACCOUNTING STANDARDS

In February 1998, Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") was issued which provides guidance on the financial reporting of start-up and organizational costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company will adopt SOP 98-5 during fiscal 1999. As of May 31, 1998, management does not believe SOP 98-5 will have a material impact on the Company's results of operations or financial position.

In February 1997, Statement of Financial Accounting Standards No. 128 "Earnings per Share", ("SFAS 128") was issued and specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for periods ended after December 15, 1997 and requires retroactive restatement of prior period earnings per share. The statement replaces "primary earnings per share" with "basic earnings per share" and replaces "fully diluted earnings per share" with "diluted earnings per share." Adoption of SFAS 128 did not have an effect on the Company's previously reported net loss per common share. The following table presents a reconciliation of basic and diluted earnings per share calculations:

                                                     1998                                       1997
                                    ---------------------------------------  ---------------------------------------

                                        Net                       Per Share       Net                      Per Share
                                       Loss          Shares        Amount        Loss          Shares       Amount
                                       ----          ------        ------        ----          ------       ------
Basic EPS
   Net loss
   applicable
   to common shares                 $  (546,000)    11,229,225    $ (.05)    $  (395,300)     10,545,000    $ (.04)
Effect of dilutive Securities
   Equivalent common
   shares from stock options
   and warrants                          --           --           --           --               --           --
                                    -----------     ----------    -----      -----------      ----------    ------
Diluted Earnings Per Share
   Net loss applicable
   to common shares                 $  (546,000)    11,229,225    $ (.05)    $  (395,300)     10,545,000    $ (.04)
                                    ===========     ==========    ======     ===========      ==========    ======

Because a substantial majority of shares outstanding at May 31, 1997 are held by affiliates and related parties, all shares are considered to have been outstanding since inception. Because of the net loss reported in 1998 and 1997, all common share purchase warrants and stock options were excluded from the calculation of diluted net loss per share as their effect is antidilutive.

                            YELLOW STONE FUELS CORP.
                      (A Company in the Development Stage)


                                 BALANCE SHEETS
                                   (Unaudited)
                                November 30, 1998


                                     ASSETS

CURRENT ASSETS:
    Cash and cash equivalents (Note 1)                         $1,410,300

    Bonding                                                        10,900


PROPERTY AND EQUIPMENT (Note 2)
    Equipment                                                     135,200
    Undeveloped mining claims                                     245,200
                                                               ----------
                                                                  380,400
                                                               ----------
         Total Assets                                          $1,801,600
                                                               ==========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable - USECC                                   $  177,800
    Current Portion long-term debt                                400,000
                                                               ----------
                                                                  577,800

LONG TERM DEBT                                                    --

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Common stock, $.001 par value;
       issued 11,764,000 shares                                $   11,800
    Additional paid-in capital                                  2,316,900
    Accumulated deficit                                          (941,300)
    Year-to-date retained earnings                               (163,600)
                                                               ----------
                                                                1,223,800
                                                               ----------
         Total Liabilities and Shareholders' Equity            $1,801,600
                                                               ==========


              The accompanying notes to financial statements are an
                      integral part of this balance sheet.

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)

                            STATEMENTS OF OPERATIONS
                                    ($ U.S.)


                                           Three Months Ended              Six Months Ende
                                              November 30,                   November 30,
                                       ------------------------       -----------------------
                                          1998         1997              1998         1997
                                          ----         ----              ----         ----
REVENUES
   Interest income                     $   6,000     $   6,400        $  40,700     $   6,400


COSTS AND EXPENSES
   General and administrative             30,900       160,100          184,300       228,300
   Interest expense                       10,000           100           20,000           300
                                       ---------     ---------        ---------     ---------
                                          40,900       160,200          204,300       228,600

LOSS BEFORE PROVISION
   FOR INCOME TAXES                      (34,900)     (153,800)        (163,600)     (222,200)

PROVISION FOR INCOME TAXES                --              --              --           --
                                       ----------    ----------       ---------     ----------

NET LOSS                               $ (34,900)    $(153,800)       $(163,600)    $(222,200)
                                       =========     =========        =========     =========

NET LOSS PER SHARE -
   BASIC AND DILUTED                   $   *         $   (0.01)       $   (0.01)    $   (0.02)
                                       =========     =========        =========     =========

WEIGHTED AVERAGE
   COMMON SHARES
   OUTSTANDING -
   BASIC AND DILUTED                   11,764,000    10,545,000       11,764,000    10,545,000
                                       ==========    ==========       ==========    ==========

*Less than $0.01 per share.

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  Six Months Ended
                                                                    November 30,
                                                          --------------------------------
                                                              1998                1997
                                                              ----                ----
CASH FLOWS FROM
    OPERATING ACTIVITIES:
    Net loss                                              $ (163,600)           $(222,200)
    Adjustment to reconcile net loss
    to net cash used in operating activities:
       Increase (decrease) in accounts
           payable and accrued expenses                      (27,900)              52,400
                                                          ----------            ---------
NET CASH USED IN
    OPERATING ACTIVITIES                                    (191,500)            (169,800)

CASH FLOWS FROM  INVESTING ACTIVITIES:
    Bonding for mineral properties                           (10,900)              --
    Purchase and development of
       mineral properties                                   (100,500)             (27,100)
    Purchase of property and equipment                        (1,900)              (5,100)
                                                          ----------            ---------
NET CASH USED IN
    INVESTING ACTIVITIES                                    (113,300)             (32,200)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of common shares                                 --                1,447,700
    Purchase of treasury shares                               --                    7,000
    Commissions on stock sales                                (3,300)              --
    Repayments of notes payable                               --                    2,000
                                                          ----------            ---------
NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES                                      (3,300)           1,456,700
                                                          ----------            ---------

NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS                                    (308,100)           1,254,700

CASH AND CASH EQUIVALENTS AT
    BEGINNING OF PERIOD                                    1,718,400               21,300
                                                          ----------            ---------

CASH AND CASH EQUIVALENTS AT
    END OF PERIOD                                         $1,410,300            $1,276,000
                                                          ==========            ==========



        The accompanying notes to consolidated financial statements are an integral part of these statements.

                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               Six Months Ended
                                                                 November 30,
                                                      --------------------------------
                                                         1998                  1997
                                                         ----                  ----

SUPPLEMENTAL DISCLOSURES OF
    NON-CASH INVESTING AND
    FINANCING ACTIVITIES:

    Cash paid for interest                            $ --                   $ --
                                                      ==========             ==========

    Cash paid for taxes                               $ --                   $ --
                                                      ==========             ==========

    Issuance of common shares for services            $ --                   $ --
                                                      ==========             ==========

    Shares subscriptions receivable
       (paid subsequent to year end)                  $ --                   $   2,000
                                                      ==========             =========

    Issuance of common shares for
       property and equipment                         $ --                   $ --
                                                      ==========             ==========

    Issuance of shares purchase warrants
       in connection with private
       placement                                      $ --                   $1,447,700
                                                      ==========             ==========

    Net book value of equipment traded in
       and corresponding debt
       retired for leased equipment                   $ --                   $ --
                                                      ==========             ==========


        The accompanying notes to consolidated financial statements are an integral part of these statements.


                     YELLOW STONE FUELS CORP. AND SUBSIDIARY
                      (A Company in the Development Stage)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 30, 1998

        1) The Balance Sheet as of November 30, 1998, and the Statement of Operations and Cash Flows for the six months ended November 30, 1998 and 1997, have been prepared by YSFC without audit. The Balance Sheet at may 31, 1998, has been taken from the audited financial statements. In the opinion of YSFC, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to fairly present the financial position of YSFC and its affiliate as of November 30, 1998 and May 31, 1997, the results of operations for the three and six months ended November 30, 1998 and 1997, and the cash flows for the six months ended.

        2) Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with YSFC's May 31, 1998 financial statements. The results of operations for the periods ended November 30, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

        3) Debt at May 31, 1998 and November 30, 1998 consists primarily of the balance on a note payable to YSFC's affiliate USE of $400,000 plus interest.

        4) In February 1997, SFAS No. 128 "Earnings per Share" was issued and specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for periods ended after December 15, 1997 and requires retroactive restatement of prior period earnings per share. The statement replaces "primary earnings per share" with "basic earnings per share" and replaces "fully diluted earnings per share" with diluted earnings per share." Adoption of SFAS 128 did not have an effect on YSFC's previously reported net income (loss) per common share.

        5) Certain reclassifications have been made in the May 31, 1998 financial statements to conform to the classifications used in November 30, 1998.

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)


                    Report on Audits of Financial Statements
                  as of December 31, 1997 and 1996 and for the
                  years ended December 31, 1997, 1996 and 1995,
                          and the period from inception
                       (June 1, 1990) to December 31, 1997

                        Report of Independent Accountants


To the Members of the Management Committee of Green Mountain Mining Venture
Riverton, Wyoming

We have audited the accompanying balance sheet of Green Mountain Mining Venture (A Joint Venture in the Development Stage) as of December 31, 1997 and 1996, and the related statements of operations, changes in Venture partners' capital, and cash flows for the years ended December 31, 1997, 1996 and 1995, and the period from inception (June 1, 1990) to December 31, 1997. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Mountain Mining Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, and the period from inception (June 1, 1990) to December 31, 1997, in conformity with generally accepted accounting principles.


   /s/ PricewaterhouseCoopers LLP


Salt Lake City,  Utah April 3, 1998,
except for Note 5, as to which the date is February 19, 1999

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                                  BALANCE SHEET
                                     ------


                                                             As of December 31,
                                                       -----------------------------
                                                          1997               1996
                                                          ----               ----
              ASSETS
Assets:
   Cash and cash equivalents                           $    95,778       $   -
   Property and equipment (Note 3):
     Mineral properties and mine
       development costs                                27,725,252        22,812,077
     Buildings                                          24,815,009        24,815,009
     Mining equipment                                      403,000           403,000
                                                        52,943,261        48,030,086
            Total assets                               $53,039,039       $48,030,086
                                                       ===========       ===========

   LIABILITIES AND PARTNERS' CAPITAL:
Liabilities:
   Accounts payable - related parties                  $   924,019       $   469,032
   Reclamation liabilities (Note 3)                     23,620,000        23,620,000
                                                       -----------       -----------

            Total liabilities                           24,544,019        24,089,032
                                                       -----------        ----------

   Commitments and contingencies (Notes 3 and 4)

   Partners' capital:
     Kennecott Uranium Company                          14,247,510        11,970,527
     USECC                                              14,247,510        11,970,527
                                                       -----------        ----------
                                                        28,495,020        23,941,054
                                                        ----------        ----------
            Total liabilities and partners' capital    $53,039,039       $48,030,086
                                                       ===========       ===========

                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                             STATEMENT OF OPERATIONS
                                     ------


                                                                                     Period from
                                                                                      inception
                                                                                   (June 1, 1990)
                                            Year ended December 31,                to December 31,
                                   --------------------------------------------    ---------------
                                      1997            1996             1995              1997
                                   ----------      -----------      -----------     --------------

Cost and expenses:
   Maintenance and holding costs   $3,065,432      $ 1,838,820      $ 1,697,234     $   12,523,268
   Marketing costs                     -                -                -                 247,598
                                   ----------      -----------      -----------     --------------
   Total costs and expenses         3,065,432        1,838,820        1,697,234         12,770,866
   Other income                        14,618       -                -                      14,618
                                   ----------      -----------      -----------     --------------
      Net loss                     $3,050,814      $ 1,838,820      $ 1,697,234     $   12,756,248
                                   ==========      ===========      ===========     ==============


                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                STATEMENT OF CHANGES IN VENTURE PARTNERS CAPITAL
                                     ------


                                                                                       Period from
                                                                                         inception
                                                                                      (June 1, 1990)
                                            Year ended December 31,                   to December 31,
                                   ----------------------------------------------     ---------------
                                       1997             1996             1995              1997
                                   ------------     ------------     ------------      -------------
Balance at beginning of period
   Kennecott Uranium Company       $11,970,527      $11,819,763      $11,510,240       $    -
   USECC                            11,970,527       11,819,763       11,510,240            -
                                   -----------      -----------      -----------       -----------
                                    23,941,054       23,639,526       23,020,480            -
                                   -----------      -----------      -----------       -----------

Capital Contributions (Note 1):
   Kennecott Uranium Company         3,802,390        1,070,174        1,158,140        20,625,634
   USECC                             3,802,390        1,070,174        1,158,140        20,625,634
                                   -----------      -----------      -----------       -----------
                                     7,604,780        2,140,348         2,316,280       41,251,268
                                   -----------      -----------      ------------      -----------

Net loss:
   Kennecott Uranium Company        (1,525,407)        (919,410)        (848,617)       (6,378,124)
   USECC                            (1,525,407)        (919,410)        (848,617)       (6,378,124)
                                   -----------      -----------      -----------       -----------
                                    (3,050,814)      (1,838,820)      (1,697,234)      (12,756,248)
                                   -----------      -----------      -----------       -----------

Balance at end of period:
   Kennecott Uranium Company       $14,247,510      $11,970,527      $11,819,763       $14,247,510
   USECC                            14,247,510       11,970,527       11,819,763        14,247,510
                                   -----------      -----------      -----------       -----------
                                   $28,495,020      $23,941,054      $23,639,526       $28,495,020
                                   ===========      ===========      ===========       ===========


                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                             STATEMENT OF CASH FLOWS
                                     ------


                                                                                                        Period from
                                                                                                          inception
                                                                        Year ended December 31,         (June 1, 1990)
                                                       ---------------------------------------------    to December 31,
                                                            1997           1996             1995            1997
                                                       ------------    ------------     ------------     ------------

Cash flows from operating activities:
    Net loss                                           $(3,050,814)    $(1,838,820)     $(1,697,234)     $(12,756,248)
    Increase (decrease) in accounts payable -
        related parties                                    318,491         329,171          (47,889)          616,938
                                                       -----------     -----------      -----------      ------------
        Net cash used in operating activities           (2,732,323)     (1,509,649)      (1,745,123)      (12,139,310)
                                                       -----------     -----------      -----------      ------------

Cash flows from investing activities:
    Additions to buildings, mineral properties mine
        development and mining equipment                (4,913,175)       (771,772)        (555,448)      (13,596,261)
    Increase (decrease) in accounts payable -
        related parties                                    136,496         141,073          (15,709)          307,081
                                                       -----------     -----------      -----------       -----------
        Net cash used in investing activities           (4,776,679)       (630,699)        (571,157)      (13,289,180)
                                                       -----------     -----------      -----------      ------------

Cash flows from financing activities:
    Capital contributions                                7,604,780       2,140,348        2,316,280        25,524,268
                                                       -----------     -----------      -----------      ------------
    Net cash provided by financing activities            7,604,780       2,140,348        2,316,280        25,524,268
                                                       -----------     -----------      -----------      ------------

        Net increase in cash and cash equivalents          95,778          -                -                   5,778

Cash and cash equivalents:
    At beginning of period                               -                 -                -                 -
                                                       -----------     -----------      -----------      ------------
    At end of period                                   $    95,778     $   -            $ -              $     95,778
                                                       ===========     ===========      ===========      ============

Supplemental schedule of non-cash investing and financing activities:

During 1990 and 1992 the Venture acquired mineral  properties and an established uranium  processing  milling  exchange  for the  assumption  of  reclamation liabilities associated with the
    properties.                                                                                                    $    23,620,000
In 1990 the Venture partners contributed mineral properties and buildings which were recorded at the contributing partners'
    historical cost.                                                                                               $     15,727,000



                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS
                                     ------

                     1. Organization of the Joint Venture:

        Green Mountain Mining Venture ("GMMV" or the "Venture") is a joint venture with a 30 year life, formed by U.S. Energy Corp. ("USE"), Crested Corp. ("Crested") and Kennecott Uranium Company ("Kennecott"), the Venture partners, to explore for, evaluate, develop, mine and market the mineral resources from the Green Mountain properties located in south-central Wyoming. Kennecott has a 50% interest in GMMV, and USE and Crested ("USECC") collectively have a 50% interest. GMMV was formed June 1, 1990, with each partner contributing its portion of the Green Mountain properties. Kennecott acquired its portion of the Green Mountain properties from USECC in 1990 for a cash payment of $15 million. Thereafter, the partners are required to contribute funds based upon their respective participating interests, subject to certain provisions as provided for in the joint venture agreement.

        Kennecott has agreed to contribute the first $50 million of operating and development expenses pursuant to Management Committee budgets. Kennecott also agreed to pay a disproportionate share (up to an additional $45 million) of GMMV operating expenses, but only out of cash operating margins from sales of processed uranium at more than $24.00/lb (for $30 million of such operating expenses), and from sales of processed uranium at more than $27.00/lb (for the next $15 million of such operating expenses).

        Effective October 29, 1992, Kennecott replaced USECC as manager of the Venture. Kennecott contracts with USECC to perform work on behalf of the Venture.

        On June 23, 1997, Kennecott and USECC signed an Acquisition Agreement wherein USECC agreed to purchase Kennecott's interest in GMMV for $15 million plus the assumption of Kennecott's share of various reclamation and other liabilities. Kennecott paid $4 million to USECC on signing the Acquisition Agreement and under the terms of the Acquisition Agreement is required to contribute up to $16 million to GMMV for payment of costs related to the Jackpot mine development and Sweetwater mill preparation work. Amounts advanced under this line of credit bear interest at 10.5% with repayment based upon the cash flow and earnings of GMMV. Any unpaid balance is payable in full no later than June 23, 2010 as long as USECC or its affiliate purchases Kennecott's interest in the GMMV. The line of credit is collateralized by a first mortgage lien against Kennecott's 50% interest in GMMV. Closing of the Acquisition Agreement is subject to several conditions and governmental approvals and must occur by October 1998. Kennecott is entitled to a credit against their original $50 million commitment of two dollars for each dollar provided under the line of credit and the $4 million paid on signing. As of December 31, 1997, Kennecott has approximately $10.8 million remaining to contribute to the Venture for operating and development expenses.

        Through December 31, 1997, the activities of the Venture have consisted primarily of the development and maintenance of the Green Mountain properties. While these activities are expected to continue in the future, additional development at substantially higher annual levels is required prior to the commencement of commercial production. Such commencement is not expected to occur until the venture partners agree that all economic and other conditions justify such commencement. Therefore, the Venture is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.


                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                     ------

2.      Summary of Significant Accounting Policies:

        All highly liquid securities with a maturity of three months or less are considered to be cash equivalents.

        Mineral properties contributed to the Venture were recorded at the partners' historical cost at the date of contribution. Costs incurred in the acquisition of mineral properties are capitalized and will be either charged to operations on the units-of-production method over the estimated reserves to be recovered or charged to operations at the time the property is sold or abandoned. Mine development costs incurred either to expand the capacity of operating mines, develop new ore bodies or develop mine areas substantially in advance of production are capitalized and will be charged to operations on the units-of-production method over the estimated reserves to be recovered. Amortization of mineral properties and development costs will commence when mining operations start. Mine development costs incurred to maintain production are included in operating costs and expenses. Maintenance and holding costs are expensed as incurred.

        The cost of mining equipment, less estimated salvage value, will be depreciated on the units-of-production method over the estimated reserves to be recovered or on the straight-line method over the estimated life of the equipment, whichever is shorter. The cost of buildings will be depreciated on the straight-line method. Depreciation of mining equipment and buildings will commence when mining operations start. Costs of repairs and maintenance are expensed as incurred. Expenditures that substantially extend the useful lives of assets are capitalized. When assets are retired or otherwise disposed of, all applicable costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized currently.

        The Venture evaluates the recoverability of capitalized acquisition and development costs based on the expected undiscounted future net revenues from the related mining properties. An impairment loss will be recorded if the unamortized costs exceed the expected undiscounted future net revenues. The recorded loss will be based on the difference between the unamortized costs and the expected discounted future net revenues from the related mining properties. The Venture believes that uranium prices will reach levels sufficient to justify commencement of commercial production in the future. The Venture also believes the expected undiscounted future net revenues from the Green Mountain properties will be sufficient to allow recoverability of these capitalized costs, assuming commencement of commercial production.

        The estimated net future costs of dismantling, restoring and reclaiming operating mines which result from future mining operations will be accrued during such operations. The provision will be made using the units-of- production method over the estimated reserves to be recovered and estimated costs at the balance sheet date. The effect of changes in estimated costs and production will be recognized on a prospective basis.

        No provision has been made for federal, state and local income taxes, credits, or benefits since tax liabilities are the responsibility of the individual partners.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Certain amounts in 1996 have been reclassified for comparability to 1997 amounts.



                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                     ------

3.      Property and Equipment:

        USECC conducts operations at the mine site on behalf of the Venture. All accounts payable are due to USECC for costs incurred by USECC in the normal course of business on behalf of GMMV. Through December 31, 1997 Kennecott had reimbursed USECC for substantially all development costs incurred.

        The cost of building, mineral properties and mine development and mining equipment incurred by each of the Venture partners are as follows:

                                                                              Period from
                                                                               inception
                                                                            (June 1, 1990)
                                    Year ended December 31,                 to December 31,
                          ---------------------------------------------     ---------------
                           1997             1996              1995               1997
                        ------------     ------------      ------------   ------------------

        USECC           $  4,913,175     $    740,175      $    511,822     $   10,864,080
        Kennecott         -                    31,597            43,626          2,732,181
                        -----------      ------------      ------------     --------------

        Total           $  4,913,175     $    771,772      $    555,448     $   13,596,261
                        ============     ============      ============     ==============

        In December 1990, GMMV acquired additional mineral properties in exchange for the assumption of reclamation liabilities associated with those properties of $7.3 million. In 1992, GMMV acquired an established uranium processing mill (the Sweetwater Mill) in exchange for the assumption of reclamation liabilities associated with this property of $16.3 million. Such amounts represent the estimated costs at the acquisition date to reclaim these properties. Kennecott holds an irrevocable letter of credit through Morgan Guaranty Trust of New York in the amount of $19,767,079 in favor of the Wyoming Department of Environmental Quality ("WDEQ") and the U.S. Nuclear Regulatory Commission in the event GMMV does not properly reclaim the above properties or violates the Wyoming Environmental Quality Act. Before the earlier of January 1, 2001, or resumption of production, if the GMMV is required to incur reclamation or environmental costs, the seller of the mill will be liable for the first $8 million of these costs at the Sweetwater Mill.

        The Venture properties include state leases which will expire in May 2001 and October 2006. All fees required to hold these unpatented mining claims have been paid to the state of Wyoming as of December 31, 1997.

        At December 31, 1997 and 1996, costs capitalized as property and equipment are composed of the following:

                                            1997                 1996
                                       -------------         ------------
               Acquisition costs       $  39,347,000         $ 39,347,000
               Development costs          13,596,261            8,683,086
                                       -------------         ------------

                                       $  52,943,261         $ 48,030,086
                                       =============         ============

        Acquisition costs include the partners' initial contribution of mineral properties and buildings recorded at the contributing partners' historical cost of $15,727,000 and mineral properties and buildings acquired in exchange for the assumption of reclamation liabilities totaling $23,620,000.



                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

4.      Contingencies:

        In June 1994, Kennecott was served with a complaint filed by Nukem Inc. (Nukem) and Cycle Resource Investment Corporation (Cycle). The complaint alleged that when Kennecott entered into the Green Mountain Mining Venture with USE on June 1, 1990, Kennecott interfered with a Uranium Marketing Agreement (UMA) between Nukem and USE and the Sheep Mountain Partners Partnership Agreement (SMPA) between USE and Cycle. Nukem and Cycle were each seeking damages in excess of $14 million and punitive damages.

        The case was stayed pending the conclusion of an arbitration proceeding between Cycle, Nukem and USE. The arbitration panel entered its order in April 1996, and the stay in this case was lifted. The arbitration panel held against Nukem in material respects stating that, even if the UMA had been breached, Nukem suffered no damages thereby. The panel denied the relief that Cycle sought for alleged breach of the SMPA. Accordingly, on January 6, 1997, Kennecott filed a motion for summary judgment contending, among other things, that the arbitration findings collaterally estop all claims asserted by Nukem and Cycle. On August 22, 1997 the trial court granted Kennecott's motion for summary judgement and dismissed the claims of Nukem and Cycle. Following the motion, the parties agreed to settle the case, and in February 1998 a settlement agreement was signed which resulted in both parties agreeing to suspend all litigation and claims against each other.

5.      Subsequent Events:

        In 1996, the U.S. government adopted the "USEC Privatization Act of 1996" to privatize the U.S. Enrichment Corp. In July 1998, in a S-1 Registration Statement filed with U.S. Securities and Exchange Commission, USEC Inc. disclosed its planned sale of significant quantities of uranium in the U.S. marketplace. Accordingly, forecasted demand for uranium and forecasted uranium sales prices have decreased in the short-term. As a result, GMMV has halted development activities at the Jackpot Mine, and has placed the facility on active standby.

        On October 30, 1998, the Acquisition Agreement between USECC and Kennecott was terminated due to difficulties experienced by USECC in raising the financing needed to complete the Agreement. Subsequent to December 31, 1997, Kennecott fully impaired its investment in the GMMV due to the continued softness in the uranium oxide market. However, because of its commitments under the GMMV permits and licenses, Kennecott will continue to fund its share of GMMV expenses.

                                                                      APPENDIX I

                            EXCHANGE RIGHTS AGREEMENT

        This Exchange Rights Agreement (the "Agreement") is entered into as of September 17, 1997 by and between Yellow Stone Fuels Corporation ("YSFC"), an Ontario, Canada corporation with offices at 877 North 8th West, Riverton, Wyoming 82501, U.S. Energy Corp. ("USE"), a Wyoming corporation with offices at 877 North 8th West, Riverton, Wyoming 82501, and R A F Financial Corporation ("RAF"), a corporation with offices at 1700 Lincoln Street, 32nd Floor, Denver, Colorado 80203.

                                    RECITALS

        Whereas, USE and its affiliated corporation, Crested Corp. ("Crested"), own shares of Common Stock of YSFC and have the right to convert indebtedness to additional shares of Common Stock of YSFC; and

        Whereas, USE has taken the initiative in founding and organizing YSFC and may be deemed to be a founder and promoter of YSFC; and

        Whereas, YSFC has or will enter into an Selling Agent Agreement ("Agent Agreement") with RAF under which RAF has agreed to or will agree to use its best efforts, as agent for YSFC, to place (sell) shares of Common Stock of YSFC for YSFC in a private offering (the "Private Offering") for up to US$3 million in gross proceeds; provided that, YSFC and RAF prior to the end of the Private Offering may mutually agree to increase the size of the Private Offering up to a maximum of US$5 million in gross proceeds. Hereafter, the shares of Common Stock which will be sold in the Private Offering are referred to as the "Private Offering Shares" and the information about YSFC and the Private Offering to be delivered to the purchasers ("Investors") in the Private Offering is referred to as the "Private Placement Memorandum"; and

        Whereas, RAF will receive, as a part of its compensation for sale of the Private Offering Shares, Warrants to Purchase Common Shares of YSFC ("Agent's Warrants", and the future holders of such Agent's Warrants are referred to as the "Warrantholders"); and

        Whereas, the offer and sale of the Private Offering Shares will not be registered with the Securities and Exchange Commission ("SEC") pursuant to
Section 5 of the Securities Act of 1933 ("1933 Act") or any state securities laws and, therefore, the Private Offering Shares will constitute "restricted securities" under SEC Rule 144 and state securities laws; and

        Whereas, USE, YSFC and RAF have negotiated the terms and conditions under which the Investors and their assignees will have the opportunity to exchange all or a part of their Private Offering Shares for USE Shares if YSFC is not listed on, and the Common Stock of YSFC is not available for quotation on, the Nasdaq National Market System ("NNM") by the eighteen month anniversary of the date of the Private Placement Memorandum (the "Listing Period"); and

        Whereas, USE, YSFC and RAF have negotiated the terms and conditions under which the Warrantholders and the holders of Common Stock of YSFC acquired upon the exercise of the Agent's Warrants ("Exercise Shares") will have the opportunity to exchange all or a part of their Agent's Warrants or Exercise Shares for USE Warrants or for USE Shares, respectively, if YSFC is not listed on, and the Common Stock of YSFC is not available for quotation on, NNM during the Listing Period; and

        Whereas, the Common Stock of USE is listed on NNM.

                                    AGREEMENT

        Now, therefore, the parties agree as follows:

                     i. Definitions. In addition to the terms defined above, the following terms shall have the following meanings:

               "Exchange Date" shall mean the date when the Investor's Exchange Shares, the Warrantholder's Agent's Warrants or the Exercise Shares and a duly completed and executed notice of election to exchange relating thereto are received by USE.

               "Exchange Offer Documents" shall mean (i) the prospectus included in the Registration Statement on Form S-1 or other appropriate SEC form, which prospectus is to be delivered by USE ("USE Prospectus") as a part of the Exchange Offer Documents pursuant to paragraph 2 of this Agreement and which registration statement shall have registered and/or qualified by the first day of the Exchange Period the offers to sell (exchange) and the sale (exchange) of the USE Shares and USE Warrants by USE and the exercise of the USE Warrants to purchase the USE Shares underlying the USE Warrants with the SEC and the states in which the Investors, the Investors' assignees, the Warrantholders and the holders of the Exercise Shares reside and (ii) such accompanying documents, including the form of notice of election to exchange, as are necessary to effect the exchange pursuant to this Agreement.

               "Exchange Period" shall mean the period of time beginning on the date when the Exchange Offer Documents are first mailed pursuant to Paragraph 2 of this Agreement to the Investors, to the Investors' assignees, to the Warrantholders and to those persons who have Exercise Shares, and ending on the six-month anniversary of the date of such mailing, or the next business day if the six-month anniversary falls on a bank holiday; provided, that the Exchange Offer Documents must be mailed to the Investors, to the Investors' assignees, to the Warrantholders and to those persons who have Exercise Shares not later than the first business day after the expiration of the Listing Period.

               "Investor's Exchange Shares" shall mean the Private Offering Shares owned by an Investor or an Investor's assignee at the beginning of the Exchange Period; provided, that USE will only recognize and this Agreement only shall be enforceable with respect to an Investor's assignee of an Investor's Exchange Shares if (i) the Investor's Exchange Shares have been assigned or otherwise transferred in compliance with the 1933 Act and such compliance is established to the reasonable satisfaction of YSFC before such assignment or transfer is approved by YSFC; and (ii) the assignee or transferee did not acquire the Investor's Exchange Shares in a United States or Canadian stock market or stock exchange transaction.

               "Investor's Exchange Value" shall mean the total original cash cost to the Investor of the Private Offering Shares owned by the Investor or the Investor's assignee, plus annual interest at the rate of 10% calculated on a 360 day year basis starting the day after the Investor's Subscription Agreement was accepted and approved by YSFC for the Investor's purchase of the Private Offering Shares in the Private Offering and ending on the Exchange Date.

               "USE Shares" shall mean shares of Common Stock of USE, $0.01 par value and any other class of securities ranking on a parity with such Common Stock.

               "USE Share Value" shall mean the average of the closing bid prices for a share of USE Common Stock on NNM for the five trading days before the Exchange Date, as reported by NNM. If USE is not listed on, or the USE Shares are not available for quotation on, NNM on the Exchange Date, the USE Share Value shall be based on the average of the closing bid prices for such five day period of the USE Shares on a national securities exchange if the USE Shares are listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or, if not, based upon the average of the closing bid prices for such five day period if the USE Shares are listed for trading on another trading system of the National Association of Securities Dealers, Inc. If the USE Shares are not so listed on such exchange or system or admitted to unlisted trading privileges, the USE Share Value shall be the average of the closing bid prices reported by the National Quotation Bureau, Inc. for the five trading days before the Exchange Date. If the USE Shares are not so listed or admitted to unlisted trading privileges and if bid prices are not so reported, the current value shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the board of directors of the Company.

               "USE Warrants" shall mean warrants to purchase shares of Common Stock of USE, with the same terms, including but not limited to registration rights, as the Agent's Warrants surrendered in exchange therefor, except that the USE Warrants shall be (i) exercisable only for the unexpired term of the Agent's Warrants and (ii) exercisable to purchase that number of USE Shares equal to (a) the product of (x) the number of shares of Common Stock underlying the Agent's Warrants multiplied by (z) the price per share of Common Stock of YSFC in the Private Offering divided by (b) the USE Share Value and except that the exercise price per share of the USE Warrants shall be equal to the USE Share Value.

               ii. YSFC Notice to USE and RAF of No NNM Listing; Exchange Offer Documents. At least 30 days before the expiration of the Listing Period, YSFC shall give written notice to RAF and USE as to whether or not YSFC will be listed on, and the Common Stock of YSFC available for quotation on, NNM at the end of the Listing Period. If not, not later than the first business day after the end of the Listing Period, USE shall mail the Exchange Offer Documents to Investors, to Investors' assignees, to the Warrantholders and to those persons who have Exercise Shares.

               iii.   Exchange Offer Terms.

                      (1) To Investors. During the Exchange Period, each Investor and each Investor's assignee shall have the right to exchange all of part of the Investor's Exchange Shares for the number of fully paid and nonassessable USE Shares which equals the Investor's Exchange Value divided by the USE Share Value.

                      (2) To Warrantholders and Holders of Exercise Shares. During the Exchange Period, each Warrantholder and each holder of Exercise Shares shall have the right to exchange (i) all or part of the Agent's Warrants owned by the Warranthol der for USE Warrants, and/or (ii) all or part of the Exercise Shares for USE Shares on the same basis as the Investor's Exchange Shares are exchangeable as provided in paragraph 3.a above.

                      (3) Receipt During Exchange Period; No Fractions; Irrevocable Election.
                             No notice of election to exchange which is given after the expiration of the Exchange Period will be accepted by USE. No fractional USE Shares or USE Warrants shall be issued; any fractional USE Share or USE Warrant which would otherwise result shall be rounded up to the next whole USE Share or USE Warrant. Each Investor, each Investor's assignee, each Warrantholder and each holder of Exercise
                             Shares shall have the right, one time only, to exchange some or all of the Investor's Exchange Shares, the Warrantholder's Agent's Warrants or the Exercise Shares for USE Shares or USE Warrants, as applicable. On the Exchange Date, the notices of election to exchange shall be irrevocable and shall not be changed to increase or decrease the number of Investor's Exchange Shares, Agent's Warrants or Exercise Shares to be exchanged.

                      (4) Certificates for USE Shares and USE Warrants. From time to time during the Exchange Period (i) certificates for the USE Shares shall be issued by USE to the persons exercising their right of exchange for USE Shares, and (ii) USE Warrants shall be issued by USE to the persons who have exchanged Agent's Warrants for USE Warrants.

               iv. Current Registration Statement; Expenses of Registration and Qualification.
                    USE shall keep the registration statement current until the day after the last day of the Exchange Period. USE shall pay for all expenses incurred in connection with such registration statement and, in addition, for all expenses incurred in connection with registering or qualifying the offer and sale of the USE Shares, USE Warrants and underlying USE Shares under the securities laws of the states wherein the Investors, Investors' assignees, Warrant holders and each holder of Exercise Shares reside. USE shall not pay any commissions or other compensation to any person in connection with such offers and sales.

               v. Adjustments for Recapitalizations; No Termination. In the event that between the date of the Private Placement Memorandum and the day after the last day of the Exchange

                    Period, YSFC or USE declares any stock dividend or effectuates any stock split or undergoes a capital reorganization or other transaction which changes the kind or number of shares of Common Stock of YSFC or USE, then full and equitable adjustment in the number of USE Shares and USE Warrants shall be made with the objective of maintaining after the transaction the relative values of the Investor's Exchange Value and the USE Share Value before such stock dividend or other capital reorganization or other transaction as if such transaction had not occurred, taking into account changes in USE Share Value which have resulted otherwise than from such stock dividend or stock split, etc.

        USE and YSFC agree that from the date of this Agreement until the day after the last day of the Exchange, neither USE nor YSFC will take or permit any action, including, but not limited to, a merger, reorganization or sale of assets, which would terminate or diminish the rights of the Investors, Investors' assignees, Warrantholders or holders of Exercise Shares under this Agreement.

             vi.    Injunctive  Relief.  USE  irrevocably   grants  RAF and  its
                    assignees, in addition to other legal remedies available, the right to apply for an injunction, without bond exceeding $500, to enforce USE's covenants herein and USE's sole remedy in the event of the entry of such injunctive relief shall be the dissolution of such injunctive relief, if warranted, upon hearing duly held (all claims for damages by reason of the wrongful issuance of such injunction being expressly waived hereby).

             vii. Complete Agreement; Governing Law and Expenses of Resolution; Resolution; Notice. This Agreement represents the complete agreement among the parties with respect to the subject matter hereof, except for the Agent Agreement and the Agent's Warrants the terms of which shall control in the event of any conflict with this Agreement. This Agreement shall be construed and interpreted under the laws of the State of Colorado; this Agreement is entered into in Denver, Colorado. In the event of litigation to enforce the rights of the parties hereto, the party which prevails shall be entitled to recover from the other parties the costs and expenses (including reasonable attorney's fees) of such litigation. Notice to the parties hereto shall be given by first class mail to the address of the party stated in this Agreement; notice to the Investors, Investor assignees, Warrantholders and holders of Exercise Shares shall be by first class mail to the addresses of such persons as reflected in the records of the Company. Unless otherwise stated in this Agreement, all notices under this Agreement shall be given when postmarked after having been deposited in the U.S. Mail, postage prepaid.

            viii.  Binding  Nature.  This  Agreement  shall  be binding upon the parties hereto, and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. Further, RAF shall have the right, in its sole discretion, to enforce this Agreement on behalf of the Investors, Investor assignees, Warrantholders and holders of Exercise Shares or to assign the rights to enforcement hereof to one or more of the Investors, Investor assignees, Warrantholders and holders of Exercise Shares.

This Agreement is effective as of the date first stated above.

YELLOW STONE FUELS CORP.                    U.S. ENERGY CORP.



By:     /s/ Mark J.  Larsen                 By:      /s/ John L.  Larsen
    ------------------------------               -------------------------------
      Mark J. Larsen, President                   John L. Larsen, Chairman



RAF FINANCIAL CORPORATION



      /s/ Robert L.  Long
----------------------------------
Robert L. Long,
Senior Vice President, Corporate Finance

                                                                     APPENDIX II


                         NOTICE OF ELECTION TO EXCHANGE
                     SHARES OF YELLOW STONE FUELS CORP. FOR
                           SHARES OF U.S. ENERGY CORP.

        U.S. Energy Corp. ("USE") offers to issue shares of USE Common Stock to certain of the shareholders of Yellow Stone Fuels Corp. ("YSFC") who invested in YSFC through RAF Financial Corp. (now American Fronteer Financial Corp., "AFFC"). The terms and conditions of the Exchange Offer, and information about USE and YSFC, are contained in the USE Prospectus dated March 5, 1999. You should read the Prospectus carefully before making your investment decision.

                                  Instructions

        1. General. If you elect to participate in the Exchange Offer, you must complete and sign this Notice of Election to Exchange, and send it to USE with your certificates for YSFC shares (and a signed stock power) or your YSFC Warrants. Your signature on the stock power must be stamped guaranteed by a bank or brokerage firm which participates in the Medallion stamp program.

        Your Notice of Election to Exchange will be irrevocable once received and accepted by USE. Under the Exchange Offer, you may elect to exchange some or all of the YSFC securities which you own, but you are entitled to only one election. If you elect to exchange, USE will issue shares of Common Stock or USE Warrants to you, based on the USE share value in effect when your Notice of Election to Exchange is received.

        Please allow at least 10 days for USE to process your Notice of Election to Exchange and have the stock transfer agent mail certificates for USE shares to you. If you are exchanging YSFC Warrants, USE will issue USE Warrants directly to you. Along with your certificates or USE Warrants, we will send you our calculation of the Exchange Ratio which was applied to your YSFC securities.

        Your completed Notice of Election to Exchange and YSFC stock certificates or YSFC Warrants must be received at USE not later than September 13, 1999. Send Your Completed Notice of Election to Exchange and the YSFC Stock Certificates or YSFC Warrants to U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501.

        If you do not wish to exchange your YSFC securities for USE securities, do not send this Notice of Election to Exchange to USE.

        2. Information About You. Please complete the following:


           --------------------------------------
           Name


           Address:

           --------------------------------------    Telephone: (---)-----------
           Number and Street

           --------------------------------------
           City          State          Zip

           Social Security Number or EIN (if an entity): -----------------------

        If you want the shares of USE Common Stock or the USE Warrants issued to someone other than yourself, please check here _______ and tell us who will receive the securities:


               --------------------------------------
               Name

               Address:

               --------------------------------------
               Number and Street


               --------------------------------------
               City          State          Zip

        3.     Information About Your Decision.

               If you want to exchange all of your YSFC shares, please check here ___.

               If you want to exchange part of your YSFC shares, please check here _______ and tell us how many YSFC shares you want to exchange for shares of USE : ___________________.

        4.     Signature.

               ----------------------------------------
               Signature (and title if signing for entity)

                           U.S. ENERGY CORP. EXCHANGE
                       OF COMMON SHARES FOR COMMON SHARES
                           OF YELLOWSTONE FUELS CORP.
                          PROSPECTUS TABLE OF CONTENTS


Summary of the Offering.......................................................2
    Selected Financial Data...................................................4
    Risk Factors..............................................................8
Terms of the Exchange Offer..................................................12
    General..................................................................12
    Exchange Ratio - Shares..................................................12
    Exchange Ratio - Warrants................................................13
    Plan of Distribution.....................................................13
    How to Participate in the Exchange Offer.................................13
    Federal Income Tax Consequences of the Exchange Offer....................14
Description of USE Securities................................................14
    Common Stock.............................................................14
    Preferred Stock..........................................................14
    Warrants to Shamrock Partners, Ltd.......................................15
    Warrants to Sunrise Financial Group, Inc.................................15
    Share Option to R.J. Falkner & Company...................................15
    USE Warrants.............................................................15
    Comparison of the Rights of Holders of
      Securities of YSFC and USE.............................................16
    Accounting Treatment of the Exchange Offer...............................16
    Information About the Holders of Warrants................................16
Information About USE........................................................17
    Business and Properties..................................................17
    Minerals -    Uranium....................................................17
                  Gold.......................................................30
                  Molybdenum.................................................33
                  Oil and Gas................................................35
    Commercial Operations....................................................35
    Legal Proceedings........................................................38
    Market for Common Shares and Related Stockholder Information.............41
USE Management's Discussion and Analysis of
    Financial Condition and Results of Operations............................41
Information About YSFC.......................................................51
YSFC Management's Discussion and Analysis of
    Financial Condition and Results of Operations............................52
Voting and Management Information............................................53
    Directors and Executive Officers of USE..................................53
    Executive Compensation...................................................55
    Certain Relationships and Related Transactions...........................60
    Security Ownership of USE by Certain
      Beneficial Owners and Management.......................................61
    Directors and Executive Officers of YSFC.................................65
    Security Ownership of YSFC...............................................66
Experts......................................................................67
Legal Matters................................................................67
USE Financial Statements, Fiscal Year Ended May 31, 1998.....................68
USE Financial Statements, Quarter Ended November 30, 1998....................98
YSFC Financial Statements, Fiscal Year Ended May 31, 1998...................103
YSFC Financial Statements, Quarter Ended November 30, 1998..................115
Appedix I - USE/YSFC Exchange Rights Agreement
Appendix II - Notice of Election to Exchange Shares of
    Yellow Stone Fuels Corp. for Shares of U.S. Energy Corp